CREDIT AGREEMENT

dated as of December 1, 2006

among

MUELLER INDUSTRIES, INC.,

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
as Banks,

and

LASALLE BANK MIDWEST NATIONAL ASSOCIATION,
as Agent

SUNTRUST BANK,
as Syndication Agent

REGIONS BANK,
as Documentation Agent

FIRST TENNESSEE BANK NATIONAL ASSOCIATION,
as Senior Managing Agent

LASALLE BANK MIDWEST NATIONAL ASSOCIATION,
as Arranger

TABLE OF CONTENTS

1.	DEFINITIONS			1
	1.1	Definitions		1
	1.2	Accounting Terms		12
	1.3	Other Definitional Provisions		13

2.	AMOUNT AND TERMS OF LOANS			13
	2.1	Amount of Line of Credit		13
	2.2	Notice and Manner of Borrowing		14
		2.2.1	Nature of Advances	14
		2.2.2	Method of Selecting Types and Interest Periods for New Advances	14
		2.2.3	Conversion and-Continuation of Outstanding, Advances	14
		2.2.4	Changes in Interest Rate, etc	15
		2.2.5	Ratable Advances	15
		2.2.6	Disbursement	16
		2.2.7	Minimum Advances	16
	2.3	Authorization and Issuance of Line of Credit Notes		16
	2.4	Facility Fees		16
	2.5	Use of Proceeds		16
	2.6	Interest Payment Dates, Interest Basis		17
	2.7	Prepayments		17
	2.8	Loan Account		17
	2.9	Swingline Loans		18
	2.10	Reduction or Termination of Commitments		18
	2.11	Increase of Commitments		18

3.	GENERAL PROVISIONS			19
	3.1	Overdue Rate		19
		3.1.1	Overdue Rate	19
		3.1.2	Late Charge	19
	3.2	Computation of Interest and Fees; Maximum Interest Rate		19
		3.2.1	Calculation Of Interest and Fees	20
		3.2.2	Maximum Rate	20
	3.3	Conditions Precedent to the Execution and Delivery of this Agreement		20
		3.3.1	Line Of Credit Note, Guaranties, etc	20
		3.3.2	Good Standing Certificates	21
		3.3.3	Resolutions	21
		3.3.4	Charter	21
		3.3.5	Incumbency Certificates	21
		3.3.6	Certificate Regarding Representations and Warranties	21
		3.3.7	Reimbursement	21
		3.3.8	No Litigation or Investigation	21

i

		3.3.9	Insurance	22
		3.3.10	No Event of Default	22
		3.3.11	Opinion of Counsel	22
		3.3.12	Repayment of Existing Obligations	22
		3.3.13	Fees	22
		3.3.14	Financial Statements	22
		3.3.15	Lien Searches	22
		3.3.16	Certificate Regarding USA Patriot Act	22
		3.3.17	Other Matters	22
	3.4	Conditions Precedent to all Advances under the Line of Credit Loans		22
		3.4.1	No Event Of Default	22
		3.4.2	Agreement in Full Force and Effect	23
		3.4.3	Representations and Warranties True and Correct	23
		3.4.4	Financial Statements	23
		3.4.5	No Change	23
	3.5	Compensation for Increased Costs		23
	3.6	Letters of Credit		24
	3.7	Termination of Commitments and Payment on Line of Credit Maturity		25
	3.8	Tax Documents		25
	3.9	Applicable Lending Office		26
	3.10	Limitation of Requests and Elections		27
	3.11	Substitution of Bank		27
	3.12	No Setoff or Deduction		28
	3.13	International Transaction		28

4.	REPRESENTATIONS AND WARRANTIES			28
	4.1	Organization, Powers, Good Standing		29
		4.1.1	Organization and Good Standing	29
		4.1.2	Power and Authority	29
	4.2	Authorization of Borrowing Etc		29
		4.2.1	No Violation	29
		4.2.2	Legally Valid and Binding	29
	4.3	Subsidiaries		30
	4.4	Title		30
	4.5	Litigation; Adverse Facts		30
	4.6	Payment of Taxes		30
	4.7	Materially Adverse Agreements, Performance		30
		4.7.1	No Material Adverse Agreements	30
		4.7.2	No Default	31
		4.7.3	Ownership of Intellectual Properties	31
	4.8	Disclosure		31
	4.9	ERISA Compliance		31
	4.10	Environmental Matters		32

	4.11	Investment Company		32
	4.12	Regulations T, U and X		32
	4.13	Indebtedness		32
	4.14	Solvency		33
	4.15	Reportable Transaction		33
	4.16	Survival		33
	4.17	Subordinated Debt Documents		33

5.	AFFIRMATIVE COVENANTS			33
	5.1	Use of Proceeds		33
	5.2	Accounting Records		34
	5.3	Reports		34
		5.3.1	Quarterly Reports	34
		5.3.2	Annual Reports	34
		5.3.3	Accounts Receivable and Payable Aging	34
		5.3.4	Compliance Certificate	34
		5.3.5	Copies of Reports Sent to the Banks	34
		5.3.6	Report of Certain Events	34
		5.3.7	Threat of Bankruptcy	35
		5.3.8	Amendments to Charter or Bylaws	35
		5.3.9	Copy of Process	35
		5.3.10	Copy of SEC Filings	35
		5.3.11	Copy of Process From Governmental Authority	35
		5.3.12	Notice Of Litigation	36
		5.3.13	Other Information	36
		5.3.14	Pro Forma Compliance Certificate	36
		5.3.15	Subordinated Debt Notices	36
		5.3.16	Other Information	36
	5.4	Financial Covenants		36
		5.4.1	Total Debt to Capitalization Ratio	36
		5.4.2	Interest Coverage Ratio	36
	5.5	Corporate Existence		36
	5.6	Payment of Taxes and Claims		37
	5.7	Insurance		37
	5.8	Compliance With Laws, etc		37
		5.8.1	Workers Compensation Laws	37
		5.8.2	Pension Plans	38
		5.8.3	FLSA Compliance	38
		5.8.4	Environmental Compliance	38
	5.9	Payment of Indebtedness		38
	5.10	Maintenance of Franchises, etc		38
	5.11	Further Assurances		38
	5.12	New Guaranties		38
	5.13	Additional Covenants		39

6.	NEGATIVE COVENANTS			39
	6.1	Indebtedness		39
	6.2	Liens		40
	6.3	Restriction on Fundamental Changes		40
	6.4	Environmental Statutes		41
	6.5	Conflicting Agreements		41
	6.6	Misrepresentations		41
	6.7	Violation of Regulations		41
	6.8	Subsidiary Distribution of Earnings		41
	6.9	Scope of Business Activity		41
	6.10	Dividends and Distributions; Capital Structure		42
	6.11	Payments and Modification of Debt		42

7.	EVENTS OF DEFAULT, ACCELERATION, REMEDIES			42
	7.1	Events of Default		42
		7.1.1	Failure to Make Payments When Due	42
		7.1.2	Breach of Representation, Warranty or Certification	42
		7.1.3	Default Under Loan Documents, etc	43
		7.1.4	Default on Other Agreements	43
		7.1.5	Other Defaults Under Loan Documents	43
		7.1.6	Involuntary Bankruptcy; Appointment of Trustee, etc	43
		7.1.7	Voluntary Bankruptcy, Appointment of Trustee, etc	44
		7.1.8	Judgments and Attachments	44
		7.1.9	Dissolution	44
		7.1.10	Termination of Loan Documents, etc	45
		7.1.11	Environmental Violations	45
		7.1.12	Change of Control	45
		7.1.13	Invalidity of subordination Provisions, etc.	45
	7.2	Remedies, Termination of Commitments		45
	7.3	Right of Set-Off		46
	7.5	Compensation		46

8.	THE AGENT AND RELATIONS AMONG BANKS, ETC.			46
	8.1	Appointment		46
	8.2	Advances and Payments		47
		8.2.1	Advances: In General	47
		8.2.2	Advances	47
		8.2.3	Distribution of Payments	47
		8.2.4	Return of Payments	48
	8.3	Dissemination of Information		48
	8.4	Amendments, Consents and Waivers for Certain Actions		48
	8.5	Exculpation		48
	8.6	Reliance		49
	8.7	Credit Decisions		49
	8.8	Indemnification		50
		8.8.1	Agent Indemnification	50

		8.8.2	Borrower Indemnification	50
	8.9	Successor		50
	8.10	Agent as a Bank		51
	8.11	Borrower Not A Beneficiary		51
	8.12	Sharing Among Banks		51
	8.13	Assignments/Participations		51
		8.13.1.	Permitted Assignments	51
		8.13.2.	Effect, Closing Date	52
		8.13.3.	Participations	52
	8.14	Other Agents		53

9.	MISCELLANEOUS			53
	9.1	Costs and Attorneys' Fees		53
	9.2	Waivers, Modifications in Writing		53
	9.3	Notices, etc		54
	9.4	Notice of Wrongful Act or Omission by Agent or Banks		54
	9.5	Agent's Failure to Advance		54
	9.6	Headings		54
	9.7	Execution in Counterparts		54
	9.8	Binding Effect, Assignment		55
	9.9	Severability of Provisions		55
	9.10	Survival of Agreements; Representations, Warranties Indemnities and Covenants		55
	9.11	Independence of Covenants		55
	9.12	Construction of Agreement		55
	9.13	Complete Agreement		55
	9.14	Equitable Relief		55
	9.15	No Fiduciary Relationship		55
	9.16	Choice of Law		56
	9.17	Venue, Jurisdiction		56
	9.18	Other Waivers		56
	9.19	Waivers Voluntary		56
	9.20	Waiver of July Trial		56
	9.21	Nonliability of Banks		56

SCHEDULE 1.1 (A)	PERMITTED LIENS

SCHEDULE 1.1(B)	SUBSIDIARIES

SCHEDULE 3.3.9	INSURANCE POLICIES

SCHEDULE 3.6	LETTERS OF CREDIT

SCHEDULE 4.5	LITIGATION AND CONTINGENT LIABILITIES

v

SCHEDULE 4.6	TAX SHARING AGREEMENTS

SCHEDULE 4.7.3.	OWNERSHIP OF INTELLECTUAL PROPERTY

SCHEDULE 4.9	ERISA REPORTABLE EVENTS

SCHEDULE 4.10	ENVIRONMENTAL MATTERS

SCHEDULE 4.13	OUTSTANDING INDEBTEDNESS

SCHEDULE 6.2	EXISTING LIENS

EXHIBIT 1.15(b)	DOMESTIC SUBSIDIARIES

EXHIBIT 2.3	LETTER OF CREDIT NOTE

EXHIBIT 3.3.1(b)	GUARANTY

EXHIBIT 3.3.2	LIST OF GUARANTORS

EXHIBIT 3.3.11	OPINION

EXHIBIT 5.3.4	COMPLIANCE CERTIFICATE

EXHIBIT 6.3	FUNDAMENTAL SUBSIDIARIES

EXHIBIT 8.2.3	WIRING INSTRUCTIONS

EXHIBIT 8.13.1	ASSIGNMENT AGREEMENT

 Execution Copy

CREDIT AGREEMENT

    This Credit Agreement (the "Agreement"), dated as of December 1, 2006, is among each of the Banks (as defined below), LaSalle Bank Midwest National Association, as Agent (as defined below), and Mueller Industries, Inc., a Delaware corporation, as Borrower (as defined below).

    In consideration of the mutual covenants, conditions and provisions as hereinafter set forth, the parties hereto agree as follows:

1.           DEFINITIONS.

1.1           Definitions.  For purposes of this Agreement, the following capitalized terms will have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

"Acquired Debt" means any Indebtedness of any Person existing at the time such Person became a Subsidiary or assumed by the Borrower or a Subsidiary of the Borrower pursuant to an Acquisition permitted hereunder (and not created or incurred in connection with or in anticipation of such Acquisition).

"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

"Advances" means the Loans and the Letter of Credit Advances.

"Advance Date" means a Business Day on which Borrower has requested in accordance with this Agreement that an Advance be made hereunder.

"Affiliate" when used with respect to any person means any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

"Agent" means, LaSalle Bank Midwest National Association, a national banking association, when acting in its capacity as contractual representative of the Banks, and not in its individual capacity as a Bank, and any permitted successor(s) thereto, when so acting.

"Agent's Address" means 800 Military Street, Port Huron, Michigan 48060, Attention: Joseph A. Vito, or at such other address as Agent may hereafter specify to Borrower in writing.

"Agent's Counsel" means Dickinson Wright PLLC.

"Aggregate Commitment Amount" means the aggregate amount of all the Commitments of the Banks.

"Alternate Base Rate" means the higher of (i) the Prime Rate or (ii) the Federal Funds Rate plus 0.50% per annum.

"Alternative Base Rate Advance" means Advances which bear interest calculated by reference to the Alternative Base Rate.

"Applicable Lending Office" means, with respect to any Advance made by any Bank or with respect to such Bank's Commitment, the office or branch of such Bank or of any Affiliate of such Bank located at the address specified as the applicable lending office or branch for such Bank set forth next to the name of such Bank in the signature pages hereof or any other office or Affiliate of such Bank or of any Affiliate of such Bank hereafter selected and notified to the Borrower and the Agent by such Bank.

"Applicable Margin" means, with respect to Eurocurrency Advances at any time, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule.

"Bank" means each and, when used in the plural, includes all of the banking institutions and other lenders which have signed (or which may hereafter become parties to) this Agreement (including LaSalle Bank Midwest National Association, when acting as a Bank and not as Agent) and their respective successor(s) and permitted assign(s).

"Borrower's Address" means 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125, Attention: Chief Financial Officer, or at such other address as Borrower may hereafter specify to Agent in writing.

"Borrower" means Mueller Industries, Inc., a Delaware corporation, and its permitted successor(s) and assign(s).

                “Borrowing Date" means the date on which an Advance is made hereunder.

"Borrowing Notice" is defined in Section 2.2.

"Borrower's Counsel" means Gary Wilkerson, General Counsel to Borrower.

"British Pounds Sterling" or "£" means the lawful currency of the United Kingdom.

"Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Detroit for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in deposits in Dollars or the relevant Permitted Currency are carried out in the relevant interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Detroit for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

"Capital Lease" of any Person means any lease which, in accordance with GAAP, is or should be capitalized on the books of such Person.

"Capital Stock" means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Capitalization" is the sum of Total Debt and Net Worth.

"Closing Date" means the date of this Agreement.

"Commitment" means, with respect to each Bank, the commitment of each such Bank to make Line of Credit Loans and to participate in Letter of Credit Advances and Swingline Loans made through the Agent pursuant to Section 2.1, in amounts not exceeding the Equivalent in Dollars of the aggregate principal amount outstanding at any time equal to the respective commitment amount for each such Bank set forth for such Bank on the signature pages hereto or otherwise established pursuant to Section 8.13 or 9.2, as such amounts may be modified from time to time pursuant hereto.

"Consolidated Interest Expense" means interest expense of the Borrower and its Subsidiaries on a consolidated basis under GAAP, excluding any amortization of any premium or discount in respect of the issuance of the 2004 Subordinated Debentures.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consistent Basis" means, in reference to the application of GAAP (as hereinafter defined), that the accounting principles observed in the current period are comparable in all material respects to those applied in the preceding period.

"Defaulting Bank" means any Bank that fails to make available to the Agent such Bank's Loans required to be made hereunder or shall have not made a payment required to be made to the Agent hereunder. Once a Bank becomes a Defaulting Bank, such Bank shall continue as a Defaulting Bank until such time as such Defaulting Bank makes available to the Agent the amount of such Defaulting Bank's Loans and all other amounts required to be paid to the Agent pursuant to this Agreement.

"Dollars" and "$" means the lawful money of the United States of America.

"Domestic Subsidiaries" means all Subsidiaries organized under the laws of any of the states of the United States of America which are engaged in the manufacturing business in the broadest sense of that term, but excluding Arava Natural Resources Company, Inc. and its Subsidiaries.

"Documents" means, in upper or lower case form, all "documents" and "instruments" as such terms are defined in the Uniform Commercial Code as adopted and in effect in the State of Michigan, in which Borrower now or hereafter has any right, title or interest.

"EBITDA" means consolidated net earnings of the Borrower and the Subsidiaries excluding extraordinary gains, plus, to the extent deducted in determining such net earnings, the sum of income taxes, interest expense, depreciation and amortization, all determined in accordance with GAAP.

"Effective Rate" means the interest rate in effect for each respective Loan from time to time when such Loan is not in default, as set forth in Section 2 hereof.

"Environmental Protection Statute" means any federal, state or local law, statute, or regulation enacted in connection with or relating to the protection or regulation of the environment, including, but not limited to, those laws, statutes and regulations regulating, relating to or imposing liability or standards of conduct concerning the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of hazardous materials and any regulations issued or promulgated in connection with such statutes by any governmental agency or instrumentality, including, without limitation, the Comprehensive Environmental Response, Compensation and Liabilities Act, as amended (42 U.S.C. '9601 et seq.) and the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. '6901 et seq.).

"Equivalent" of an amount of one currency (the "first currency") denominated in another currency (the "second currency"), as of any date of determination, means the amount of the second currency which could be purchased with the amount of the first currency at the spot or other relevant rate of exchange quoted by the Agent at approximately 11:00 a.m. local time on such date.

"ERISA" means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

"Euro" and/or "€" means the Euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

"Eurocurrencv Advance" means an Advance which, except as otherwise provided m Section 3.1, bears interest at the applicable Eurocurrency Rate.

"Eurocurrency Base Rate" means, with respect to a Eurocurrency Advance for the relevant Interest Period, the rate determined by the Agent to be the rate at which the Agent offers to place deposits in Permitted Currency in which such Eurocurrency Advance is to be denominated with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, approximately in the amount of the Agent's relevant Eurocurrency Advance and having a maturity equal to such Interest Period, plus all other applicable costs, expenses and reserves (including without limitation the cost of compliance with any existing requirements of the Bank of England Act of 1998 and/or Bank of England and/or the Financial Services Authority to place non-interest bearing or special deposits with the Bank of England and/or pay fees to the Financial Services Authority in connection with Advances denominated in British Pounds Sterling) for any Eurocurrency Advance denominated in any Optional Currency.

"Eurocurrency Rate" means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Base Rate applicable to such Interest Period, divided by (b) one, minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

"Event of Default" has the meaning set forth in Section 7.1 of this Agreement.

"FASB" means the Financial Accounting Standards Board.

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions, as determined by the Agent.

"FLSA" means the federal Fair Labor Standards Act, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

"Fundamental Subsidiaries" are those Subsidiaries identified on Exhibit 6.3.

"GAAP" means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the FASB or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination and which are applied on a Consistent Basis.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guaranties" means, collectively, the guaranties of the Borrower's obligations under the Loan Documents by each of the Domestic Subsidiaries listed in Exhibit 1.15(b) to this Agreement and all Domestic Subsidiaries that are hereafter required to sign Guaranties as provided in Section 5.12 hereof (individually, a "Guarantor" and, collectively, the "Guarantors").

"Indebtedness" means all items of indebtedness of any Person, direct or indirect, joint or several, including (without implied limitation):

(a)           all obligations of such Person for borrowed money evidenced by bonds, notes, debentures or similar instruments, all reimbursement and similar obligations under outstanding letters of credit, banker's acceptances or similar instruments in respect of drafts or other claims which may be presented or have been presented and have not yet been paid, and the unpaid purchase price for goods, property or services acquired by such Person, except for trade accounts and accrued expenses payable arising in the ordinary course of business which are not past due within customary payment terms;

(b)           All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business), or discounted with recourse by the Person;

(c)           All indebtedness in effect guaranteed by the Person, directly or indirectly, through agreements, contingent or otherwise: (l) to purchase such indebtedness; or (2) to purchase, sell, or lease (as lessee or lessor) property, products, materials, or supplies or to purchase or sell services, primarily for the purpose of enabling the Person to make payment of such indebtedness or to insure the owner of the indebtedness against loss; or (3) to supply funds to, or in any other manner invest in, the Person;

(d)           All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by), any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance upon property owned or acquired by the Person subject thereto, whether or not the liabilities secured thereby have been assumed by the Person;

(e)           the aggregate outstanding amount of all Off Balance Sheet Liabilities, based on the aggregate outstanding amount as if such transactions were structured as an on balance sheet financing, whether or not shown as a liability on a consolidated balance sheet of such Person, determined in a manner satisfactory to the Agent; and

(f)           all obligations of such Person as lessee which are capitalized in accordance with GAAP under any Capital Lease.

“Interest Coverage Ratio” means the sum of EBITDA, less extraordinary cash and noncash income of the Borrower and its Subsidiaries, divided by the amount of Consolidated Interest Expense (including interest arising from any Capital Leases) for the applicable period, computed as of the end of each fiscal quarter for the period of four fiscal quarters then ended.

"Interest Period" means, with respect to a Eurocurrency Advance, a period of one, two or three months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two or three months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second or third succeeding month, such Interest Period shall end on the last Business Day of such next, second or third succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

"Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person (or such a pre-existing entity in which the Borrower or any of its Subsidiaries acquires an interest) in order to conduct a common venture or enterprise with such Person, provided that (a) the Borrower or any of its Subsidiaries owns a portion of the Capital Stock thereof, but such portion does not exceed 80% of the total Capital Stock thereof and (b) neither the Borrower nor any of its Subsidiaries is liable in any manner for any of its Indebtedness or other obligations or has any Indebtedness with respect thereto.

"Letter of Credit" means any letter of credit issued pursuant to this Agreement by the Agent, on behalf of the Banks, for the account of the Borrower.

"Letter of Credit Advance" has the meaning set forth in Section 2.2.5 of this Agreement.

"Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give any lien, mortgage, pledge, assignment, security interest, charge or other encumbrance of any kind.

"Line of Credit" means the line of credit established under Section 2.1 of this Agreement.

"Line of Credit Loans" means any loans made by the Banks pursuant to Section 2.1 of this Agreement.

"Line of Credit Maturity" means the earlier of the date five years after the Closing Date or the date the Commitments are terminated.

"Line of Credit Notes" has the meaning set forth in Section 2.3 of this Agreement.

"Loans" means the Line of Credit Loans and the Swingline Loans.

"Loan Documents" means this Agreement, the Notes, the Guaranties, applications for Letters of Credit, the Subordinated Debt Documents and all other documents, instruments or certificates executed and delivered to the Banks in connection with this Agreement and the Loans.

"Margin Stock" means "margin stock" as defined in Regulations U or X or "marginable OTC stock" or "foreign margin stock" within the meaning of Regulation T or X.

"Maximum Rate" means the maximum non-usurious rate of interest that the Banks are allowed to contract for, charge, take, reserve or receive under the applicable laws of any applicable state or of the United States of America (whichever from time to time permits the highest rate for the use, forbearance or detention of money) after taking into account, to the extent required by applicable law, any and all relevant payments or charges under this Agreement, the Notes or under any other document or instrument executed and delivered in connection herewith and the indebtedness evidenced by the Notes.

"Net Worth" means the sum of the par or stated value of all outstanding Capital Stock, amounts in excess of par or stated value, surplus and retained earnings and other comprehensive income, all as determined in accordance with GAAP for the Borrower and its Subsidiaries on a consolidated basis.

"Non-Recourse JV Indebtedness" means Indebtedness of Joint Ventures that IS non-recourse to the Borrower or any of its other Subsidiaries in any manner.

"Notes" means the Line of Credit Notes and any other promissory notes issued by Borrower to the order of any one or more of the Banks evidencing the Obligations of Borrower to repay the Loans.

"Obligations" means any and all liabilities, obligations, or indebtedness owing by Borrower to the Agent and/or the Banks, of any kind or description, irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising under any Loan Document.

"Off-Balance Sheet Liability" of a Person means (i) any obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, asset securitizations, factoring or similar transactions, (ii) any liability under any sale and leaseback transaction which is not a Capital Lease, (iii) any liability under any so-called "synthetic lease" or "tax ownership operating lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing (as reasonably determined by the Agent) but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) operating leases.

"Optional Currency" means any currency which is freely transferable and convertible into Dollars and acceptable to all the Banks; provided, that, subject to the terms of this Agreement, Euros and British Pounds Sterling shall be deemed acceptable to the Banks.

"Overdue Rate" means (a) in respect of principal of Alternate Base Rate Advance, a rate per annum that is equal to the sum of two percent (2%) per annum plus the Alternate Base Rate, (b) in respect of principal of Eurocurrency Advances, a rate per annum that is equal to the sum of two percent (2%) per annum plus the per annum rate in effect thereon until the end of the then current Interest Period for such Advance and, thereafter, a rate per annum that is equal to the sum of two percent (2%) per annum plus the Alternate Base Rate (or, in the case of any Eurocurrency Advance denominated in any Optional Currency, the per annum rate equivalent to the Alternate Base Rate for such currency as determined by the Agent), and (c) in respect of other amounts payable by the Borrower hereunder (other than interest), a per annum rate that is equal to the sum of two percent (2%) per annum plus the Alternate Base Rate.

"Permitted Currency" means Dollars and any Optional Currency.

"Permitted Liens" means (a) Liens for taxes, assessments or governmental charges or levies which, for Borrower and all Subsidiaries other than Arava Natural Resources Company and its Subsidiaries and DENO Acquisition EURL and its Subsidiaries are not yet due, or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith in accordance with this Agreement and against which appropriate reserves are being maintained under GAAP, (b) unfiled inchoate construction Liens for construction work in progress, (c) workmen's, repairmen's, warehousemen's and carrier's Liens and other similar Liens, if any, arising in the ordinary course of business, (d) Liens granted by Subsidiaries in favor of Borrower in connection with inter-company loans, (e) each of the liens described in Schedule 1.1 (a) attached to this Agreement, and (f) other similar Liens incidental to the normal business conduct of the ordinary course of business of the Borrower and Subsidiaries in an aggregate amount not to exceed $1,000,000.

"Person" or "Persons" means natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, lenders, trust companies, land trusts, vehicle trusts, business trusts or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"Pricing Schedule" means the following schedule:

Tier	Capitalization Ratio1	Facility Fee	Eurocurrency Applicable Margin and Letter of Credit Fee	All-In Drawn Cost
V3	>55%	20.0 bp2	67.5 bp	87.5 bp
IV	>45%, but ≤55%	15.0 bp	60.0 bp	75.0 bp
III	>35%, but ≤45%	12.5 bp	50.0 bp	62.5 bp
II	>25%, but ≤35%	10.0 bp	40.0 bp	50.0 bp
I	≤25%	10.0 bp	27.5 bp	37.5 bp

1 Defined as Total Debt/Capitalization.
2 “bp” means basis points per annum.
3 All fees will be calculated by the Capitalization Ratio as of the latest fiscal quarter for which financial statements have been delivered pursuant to Section 5.3.1, provided, however, that if such statements are not delivered as required by Section 5.3.1, the Tier V fees shall apply.

As of the Closing Date, the Applicable Margin will be set at Tier III above.

"Prime Rate" means and refers to the rate of interest announced publicly from time to time by the Agent as its prime commercial lending rate. Reference to the Prime Rate shall not be affected by the fact that Agent may make loans at different rates from time to time with respect to the class of Loans for which the Prime Rate is established. Any change in any of the interest rates chargeable hereunder resulting from a change in the Prime Rate shall become effective on the day on which each change in the Prime Rate is effective.

"Prohibited Transaction" has the meaning set forth in Section 406 or Section 2003(a) of ERISA.

"Ratable Share" means for each Bank a percentage based on the ratio of such Bank's Commitment to the aggregate Commitments of all Banks, which as to aggregate Advances (including participations in Letter of Credit Advances and Swingline Loans) of such Bank will be limited to the respective Commitment amount for such Bank. If the Commitments have expired or been terminated, then such Bank's Commitment for purposes of determining its Ratable Share shall be deemed equal to the amount of its Commitment immediately prior to such expiration or termination.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

"Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

"Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

"Reportable Event" has the meaning set forth in Section 4043 of ERISA.

"Requirement of Law" means, with respect to any Person, the certificate (or articles) of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Requisite Banks" means Banks whose Ratable Shares equal or exceed 51%.

"Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

"Restricted Subsidiaries" means those Domestic Subsidiaries that have executed or are required to execute Guarantees.

"Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in any Optional Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Optional Currency.

"SEC" means the Securities and Exchange Commission or any successor agency.

"Subordinated Debt" means (a) the 2004 Subordinated Debt and (b) any other unsecured Indebtedness of the Borrower which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Banks.

"Subordinated Debt Documents" means the 2004 Subordinated Debt Documents and all other agreements, documents and instruments relating to any other Subordinated Debt at any time and all amendments and modifications thereof approved by the Required Banks.

"Subsidiaries" means those entities listed on Schedule 1. 1(b) to this Agreement and all entities in which the Borrower hereafter acquires, directly or indirectly, any equity or ownership interest, except (1) Joint Ventures and (2) minority interests in other Persons, the aggregate value of which interests (on a cost basis) does not exceed $10,000,000.

"Swingline Loan" has the meaning set forth in Section 2.9 of this Agreement.

"Taxes" means any taxes, charges, fees, levies or other assessments based upon or measured by net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, premium or property taxes, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local or foreign taxing authority upon any Person.

"Total Debt" means all Indebtedness (other than Non-Recourse JV Indebtedness) of the Borrower and its Subsidiaries on a consolidated basis.

"Total Outstanding Amount" means the aggregate principal amounts at any time outstanding of the Line of Credit Advances, the outstanding face amount of Letters of Credit and all outstanding Swingline Loans, which shall not exceed in the aggregate an Equivalent in Dollars equal to the amount of the Aggregate Commitment Amount.

"2004 Subordinated Debt" means all Indebtedness of the Borrower and the Guarantors under the 2004 Subordinated Debt Documents.

"2004 Subordinated Debt Documents" means the 2004 Subordinated Indenture, the 2004 Subordinated Debentures and all other agreements, documents and instruments relating to the 2004 Subordinated Debentures at any time and all amendments and modifications thereof approved by the Required Banks.

"2004 Subordinated Debentures" means the 6.00% Subordinated Debentures issued by the Borrower in the aggregate outstanding principal amount (as of the Closing Date) of $297,688,000 due 2014 issued pursuant to the 2004 Subordinated Indenture and any other securities issued pursuant to the 2004 Subordinated Indenture at any time.

"2004 Subordinated Indenture" means the Subordinated Indenture between the Borrower, the subsidiary guarantors named therein and the trustee thereunder, dated November 30, 2004, pursuant to which the 2004 Subordinated Debentures were issued, as amended or modified from time to time.

"Type" means, with respect to any Advance, its nature as a Alternative Base Rate Advance or a Eurocurrency Advance.

"United Kingdom" means the United Kingdom of Great Britain and Northern Ireland.

"Unmatured Event of Default" means an event, act, or occurrence which with the giving of notice or the lapse of time, or both, would become an Event of Default.

1.2           Accounting Terms.  (a)      All accounting terms not specifically defined herein, to the extent not inconsistent with definitions set forth in Section 1.1 of this Agreement, will be construed in accordance with GAAP as in effect from time to time, including, without limitation, applicable statements, bulletins and interpretations issued by the FASB and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees, provided that, if the Borrower notifies the Banks that it wishes to amend any covenant or term hereof to eliminate the effect of any change in GAAP (or if the Requisite Banks notify the Borrower that the Banks wish to amend any covenant or term for such purpose), then the Borrower's compliance with such covenants and terms shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective until either such notice is withdrawn or such covenant or term is amended in a manner satisfactory to the Borrower and the Requisite Banks. When used herein, the term "financial statements" will include the notes and schedules thereto.

(b)           Notwithstanding anything herein, in any financial statements of the Borrower and its Subsidiaries or in GAAP to the contrary, for purposes of calculating and determining compliance with the financial covenants in Section 5.4 and the Applicable Margin, including defined terms used therein, Joint Ventures shall not be consolidated with the Borrower and its Subsidiaries and all income, liabilities and assets of each Joint Venture, and all investments of the Borrower or any Subsidiary in any Joint Venture, shall be excluded from all such calculations and determinations thereunder.

(c)           The Borrower shall deliver to the Banks, at the same time as the delivery of any annual or quarterly financial statement, (i) a description in reasonable detail of any material variation between the application or other modification of accounting principles employed in the preparation of such statement and the application or other modification of accounting principles employed in the preparation of the immediately prior annual or quarterly financial statements as to which no objection has been made in accordance with the first sentence of subsection (a) above, (ii) a description in reasonable detail of the adjustments made in calculating and determining compliance with the financial covenants in Section 5.4 and the Applicable Margin due to the requirements of subsection (b) above and (iii) if requested by the Agent, reasonable estimates of the difference between such statements arising as a consequence thereof.

(d)           The Borrower agrees to take all necessary action, including without limitation any necessary acknowledgments or consents from the Borrower's auditors as may be required under applicable law, to ensure that the Agent and the Banks may rely on the audited financial statements of the Borrower and its Subsidiaries delivered to the Agent and the Banks after the Closing Date.

1.3           Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement will have the defined meanings when used in the Loan Documents or any certificate or other document made or delivered pursuant hereto.

(b)           The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, Schedule and Exhibit references contained in this Agreement are references of Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified.

2.           AMOUNT AND TERMS OF LOANS.

2.1           Amount of Line of Credit.  Each Bank agrees, for itself only, subject to the terms and conditions of this Agreement, to make Line of Credit Loans to the Borrower and to participate in Letter of Credit Advances to the Borrower pursuant to Section 3.6 from time to time from and including the Closing Date to but excluding the Line of Credit Maturity not to exceed an aggregate principal amount at any time outstanding the Dollar Equivalent of the amount of its respective Commitment as of the date any such Advance is made; provided, however, that (i) the Equivalent in Dollars of the aggregate principal amount of Letter of Credit Advances outstanding at any time shall not exceed $50,000,000, (ii) the Equivalent in Dollars of the aggregate principal amount of all Advances in Optional Currencies outstanding at any time shall not exceed $25,000,000, and (iii) the Equivalent in Dollars of the aggregate principal amount of all Advances outstanding at any time shall not exceed the Aggregate Commitment Amount; and the Borrower will not be entitled to obtain any Advance if each such condition, in addition to other conditions contained herein, is not satisfied both before and after giving effect to such Advance.

2.2           Notice and Manner of Borrowing.

2.2.1            Nature of Advances. The Advances (other than Swingline Loans) may be Alternative Base Rate Advances or Eurocurrency Advances, or a combination thereof, selected by Borrower in accordance with Sections 2.2.2 and 2.2.3, provided that, notwithstanding anything herein to the contrary, Advances denominated in any Optional Currency cannot be Alternative Base Rate Advances.

2.2.2           Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advances and, in the case of each Eurocurrency Advance, the Interest Period and Permitted Currency applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Detroit time) at least one Business Day before the Borrowing Date of each Alternative Base Rate Advance and three Business Days before the Borrowing Date for each Eurocurrency Advance, specifying:

(i)           the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)           the aggregate amount of such Advance,

(iii)           the Type of Advance selected, and

 (iv)           in the case of each Eurocurrency Advance, the Interest Period and
Permitted Currency applicable thereto.

Agent shall deliver to each Bank a copy of the Borrowing Notice timely received by Agent from Borrower on the day received. Not later than noon (local time) on each Borrowing Date, each Bank shall make available its Loan or Loans in Same Day Funds at the principal office of Agent in the case of Advances denominated in Dollars and to the designated Applicable Lending Office of the Agent or at such other place specified by the Agent in the case of Advances denominated in any Optional Currency. The Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid location.

2.2.3           Conversion and Continuation of Outstanding Advances. Alternative Base Rate Advances shall continue as Alternative Base Rate Advances unless and until such Alternative Base Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.2.3. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall either be paid, or it will automatically be converted into an Alternative Base Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance shall continue as a Eurocurrency Advance for the same or another Interest Period; provided, that (a) Eurocurrency Advances may not be converted from one Permitted Currency to a different Permitted Currency and (b) Eurocurrency Advances owing in any Optional Currency shall not be automatically converted but shall be due and payable at the end of the relevant Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Alternative Base Rate Advance into a Eurocurrency Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Alternative Base Rate Advance into a Eurocurrency Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Detroit time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)           the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)           the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)           the amount of such Advance which is to be converted into or continued as a
                 Eurocurrency Advance and the duration of the Interest
                 Period and Permitted Currency applicable thereto.

2.2.4           Changes in Interest Rate, etc.  Each Alternative Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Alternative Base Rate Advance pursuant to Section 2.2.3, but excluding the date it is paid or is converted into a Eurocurrency Advance pursuant to Section 2.2.3 hereof, at a rate per annum equal to the Alternative Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Alternative Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurocurrency Advance based upon the Borrower's selections under Sections 2.2.2 and 2.2.3 and otherwise in accordance with the terms hereof. No Interest Period may end after the Line of Credit Maturity.

2.2.5            Ratable Advances.  Each Bank, on the date any Advance (other than Swingline Loans) is requested to be made, shall make its Ratable Share of such Advance available in Same Day Funds at the principal office of Agent in the case of Advances denominated in Dollars and to the designated Applicable Lending Office of the Agent or at such other place specified by the Agent in the case of Advances denominated in any Optional Currency, in each case for disbursement to Borrower. Unless Agent shall have received notice from any Bank prior to the date such Advance is requested to be made under this Section 2.2 that such Bank will not make available to Agent such Bank's Ratable Share of such Advance, Agent may assume that such Bank has made such portion available to Agent on the date such Advance is requested to be made in accordance with this Section 2.2.  If and to the extent such Bank shall not have so made such Ratable Share available to Agent, Agent may (but shall not be obligated to) make such amount available to Borrower, and such Bank agrees to pay to Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to Borrower by Agent until the date such amount is repaid to Agent, at the Federal Funds Rate (or, in the case of any Eurocurrency Advance denominated in any Optional Currency, the per annum rate equivalent to the Federal Funds Rate for such currency as determined by the Agent) for the first five days and thereafter at the applicable interest rate. If such Bank shall pay such amount to Agent together with interest, such amount so paid shall constitute a Loan by such Bank as a part of such Advance for purposes of this Agreement. The failure of any Bank to make its Ratable Share of any such Advance available to Agent shall not relieve any other Bank of its obligations to make available its Ratable Share of such Advance on the date such Advance is requested to be made, but no Bank shall be responsible for failure of any other Bank to make such Ratable Share available to Agent on the date of any such Advance. Subject to the terms and conditions of this Agreement, Agent shall, on the date any issuance of a Letter of Credit advance (a "Letter of Credit Advance") is requested to be made, issue the related Letter of Credit on behalf of the Banks for the account of the Borrower. Notwithstanding anything herein to the contrary, Agent may decline to issue any requested Letter of Credit on the basis that the beneficiary, the purpose of issue or the terms and conditions of drawing are unacceptable to it in its reasonable discretion, including without limitation, if Agent determines that the purpose of such issuance is outside the ordinary course of business of Borrower.

2.2.6           Disbursement.  Upon fulfillment of the conditions set forth in this Section 2.2, Section 3.5 (and subject to Agent's then current deadlines for wire transfers and crediting of Agent and Bank accounts), and Sections 8.2.1 and 8.2.2, Agent will disburse such Advance to Borrower in Same Day Funds at Borrower's expense.

2.2.7           Minimum Advances.  Except for Swingline Loans, no Advances shall be for an aggregate amount of less than $5,000,000 (or the approximate Equivalent thereof in any applicable Optional Currency). No more than five different Interest Periods may exist at any time.

2.3           Authorization and Issuance of Line of Credit Notes.  All Advances made by the Banks pursuant to the Line of Credit will be evidenced by separate promissory notes of Borrower, in the form of Exhibit 2.3 to this Agreement (each a "Line of Credit Note" and collectively the "Line of Credit Notes"), to be executed and delivered by Borrower to each of the Banks, in the principal amount of each such Bank's Commitment, on the Closing Date.

2.4           Facility Fees.  On the last day of each March, June, September and December, commencing December 31, 2006, for the pro rata benefit of the Banks, the Borrower shall pay a Facility Fee equal to the per annum percentage identified as the Facility Fee in the Pricing Schedule on the aggregate amount of the Commitments, whether used or unused.

2.5           Use of Proceeds.  The proceeds of the Line of Credit Loans will be used by Borrower (i) for working capital, (ii) to finance Acquisitions, (iii) to reimburse any Bank for any payment under Letters of Credit and (iv) for general corporate purposes.

2.6           Interest Payment Dates; Interest Basis.  Interest accrued on each Alternative Base Rate Advance shall be payable on the last day of each March, June, September and December, commencing with the first such date to occur after the date hereof. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.7           Prepayments.  Borrower may prepay, in whole or in part, but in an amount not less than $10,000,000 (or the approximate Equivalent thereof in the applicable Optional Currency) at any time upon one (1) Business Day's notice, without premium or penalty, any Alternative Base Rate Advances. Eurocurrency Advances may only be prepaid at the end of an Interest Period as provided above in Section 2.2.3. Swingline Loans may only be prepaid with the permission of the Agent. Any other provisions of this Agreement to the contrary notwithstanding, if at any time during the term of this Agreement, (a) the Equivalent in Dollars of the aggregate principal amount of Letter of Credit Advances outstanding at any time shall exceed $50,000,000, (b) the Equivalent in Dollars of the aggregate principal amount of all Advances in Optional Currencies outstanding at any time shall exceed $25,000,000, or (c) the Equivalent in Dollars of the aggregate principal amount of all Advances outstanding at any time shall exceed the Aggregate Commitment Amount, the Borrower will immediately, and in any event within two (2) Business Days, remit and pay to Agent such amounts as may be necessary so that no such excess as described in the foregoing clauses (a), (b) or (c) shall exist. Borrower may terminate the Line of Credit at any time upon delivery of written notice to Agent sixty (60) days prior to such termination.

2.8           Loan Account.  Advances will be charged to an account in Borrower's name on Agent's books, and Agent will debit to such account the amount of each Advance when made and credit to such account the amount of each repayment thereunder. Agent will render Borrower, from time to time, a statement setting forth the debit balance in the loan account, which will be deemed conclusive absent manifest error. Such statement will be prima facie evidence of the correctness of the Advances owing to the Banks by Borrower hereunder, unless there is manifest error evident on its face. Similarly, each Bank is hereby authorized by Borrower to record in its books and records, the date, and amount and type of each Advance and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, which books and records shall constitute prima facie evidence of the information so recorded, provided, however, that failure of any Bank to record, or any error in recording, any such information shall not relieve Borrower of its obligation to repay the outstanding principal amounts of the Loans, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Notes and this Agreement.

2.9           Swingline Loans.  The Agent may, in its sole discretion and without having any obligation to do so, make interim advances (hereinafter sometimes referred to as "Swingline Loans") of its own funds to the Borrower prior to the Line of Credit Maturity in an aggregate amount not to exceed an Equivalent in Dollars of $15,000,000 at anyone time outstanding; provided, however, that no Swingline Loans shall be made after the Agent has received written requests not to make Swingline Loans from the Requisite Banks. Swingline Loans shall bear interest at a rate determined by the Agent, and interest and principal shall be payable by the Borrower upon demand by the Agent. The aggregate amount of all Swingline Loans outstanding on the date any regular Advance is made shall be included as a previously disbursed portion of such regular Advance in which each Bank shall participate based upon its Ratable Share and the Agent shall thereupon be immediately reimbursed for the full amount of such Swingline Loans from the proceeds of such regular Advance. If no regular Advance is made for any period of 60 days, whether by reason of the failure to comply with any condition for a regular Advance or otherwise, or at any other time as determined by the Agent in its sole discretion, each Bank shall absolutely and unconditionally, upon request of the Agent, on the Business Day after receiving such request, remit to the Agent such Bank's Ratable Share of all outstanding Swingline Loans, whereupon, such Swingline Loans shall be automatically converted to a regular Alternative Base Rate Advance in Dollars effective on such next Business Day. In no event will any Swingline Loan be made if, after giving effect to such Swingline Loan, the Equivalent in Dollars of the aggregate principal amount of all Advances would exceed the Aggregate Commitment Amount or the Equivalent in Dollars of the aggregate principal amount of all Swingline Loans would exceed $15,000,000.

2.10           Reduction or Termination of Commitments.  The Borrower may from time to time on at least five Business Days' prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the Commitment to an amount not less than the Total Outstanding Amount. Any such reduction shall be in an amount not less than $10,000,000 or a higher integral multiple of $10,000,000 or such other amount agreed to between the Borrower and the Agent. Concurrently with any reduction of the Commitments to zero, the Borrower shall pay all interest on the Loans, all fees and all other amounts owing hereunder and shall cash collateralize in full all obligations arising with respect to the Letters of Credit in a manner satisfactory to the Agent. All reductions of the Commitments shall reduce the Commitments ratably among the Banks according to their respective Ratable Share.

2.11           Increase of Commitments.  With the prior consent of the Agent, the Borrower may request to increase the Aggregate Commitment Amount in increments of $10,000,000 from time to time, provided that the aggregate increase in the Aggregate Commitment Amount from the date hereof shall not exceed $50,000,000. Any such request to increase the Aggregate Commitment Amount shall be deemed to be a certification by the Borrower that at the time of such request, there exists no Default or Unmatured Event of Default and the representations and warranties contained in Section 4 are true and correct in all material respects as of such date or, if applicable only to a prior date, as of such prior date. Any request from the Borrower to increase the Aggregate Commitment Amount shall be implemented by one or more existing Banks agreeing to increase their Commitments (provided that no Bank shall have any obligation to increase its Commitment) or by one or more new lenders agreeing to become a Bank hereunder or by any combination of the foregoing, as determined by the Agent in consultation with the

Borrower. Any such new lender agreeing to become a Bank under this Agreement shall become a Bank party hereto upon the execution and delivery by it, the Agent and the Borrower of a joinder and assumption agreement in form and substance satisfactory to the Agent. Prior to any such increase in the Aggregate Commitment Amount becoming effective, the Agent shall have received:

(i)           copies, certified by the secretary of the Borrower of their Board of Directors'
resolutions and of resolutions or actions of any other body authorizing the increase in the Aggregate Commitment Amount and the confirmation and ratification of the Loan Documents;

(ii)           a certificate, signed by the chief financial officer of the Borrower, showing that after giving effect to the increase in the Aggregate Commitment Amount, no Default or Unmatured Event of Default shall occur, the Borrower shall be in compliance in all material respects with all covenants in this Agreement and the representations and warranties contained in Section 4 are true and correct in all material respects;

(iii)           a confirmation and ratification of all Loan Documents signed by the Borrower and the Guarantors and in form and substance satisfactory to the Agent; and

(iv)           such other documents and conditions as the Agent or its counsel may have reasonably requested.

On the effective date of any such increase, (x) each Bank's Ratable Share(and its participation interest in all outstanding Letters of Credit) shall be adjusted to equal its Ratable Share thereof determined after giving effect to such increase and (y) all Loans will be replaced with new Loans hereunder from the Banks based on such adjusted Ratable Share.

3.           GENERAL PROVISIONS.

3.1           Overdue Rate.

3.1.1           Overdue Rate.  Upon the occurrence and during the continuance of an Event of Default, all outstanding Advances will bear interest thereafter, at the option of Agent and/or at the request of the Requisite Banks or automatically without any action by the Agent or the Banks in the case of any Event of Default under Section 7.1.6 or 7.1. 7, and without affecting any of the Bank's rights and remedies provided for herein and in the Notes, at the Overdue Rate.

3.1.2           Late Charge.  If any required payment under any Advance is not paid within ten (10) days from the date it is due, at the option of Agent and/or at the request of the Requisite Banks, a late charge of five cents ($.05) for each Dollar of the payment so overdue may be charged.

3.2           Computation of Interest and Fees; Maximum Interest Rate.

3.2.1           Calculation Of Interest and Fees.  Interest and Facility Fees under Section 2.4 shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Loans denominated in British Pounds Sterling and Alternate Base Rate Loans which shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest will accrue from the date of any Advance up to but excluding the date of repayment of the Loan, in accordance with the provisions hereof.

3.2.2           Maximum Rate.  Notwithstanding anything to the contrary contained in this Agreement, Borrower will not be obligated to pay, and the Banks will not be entitled to charge, collect or receive, interest in excess of the Maximum Rate and in the event the Banks ever receive, collect or apply, as interest, any such excess, such amount which would be excessive interest will be deemed a partial prepayment of principal and treated hereunder as such; and, if the principal hereof is paid in full, any remaining excess will immediately be returned to Borrower. If any construction of this Agreement, the Notes or the other Loan Documents indicates a different right given to the Banks to ask for, demand or receive any larger sum as interest, such as a mistake in calculation or wording, this clause will override and control, it being the intention of Borrower and the Banks that this Agreement, the Notes and the other Loan Documents will in all respects comply with applicable law, and proper adjustment will automatically be made accordingly. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrower and the Banks will, to the maximum extent permitted by law (i) characterize any non-principal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) amortize, prorate, allocate and spread the total amount of interest through the entire contemplated term of such indebtedness until payment in full of the principal (including the period of any extension or renewal thereof) so that the interest on account of such indebtedness will not exceed the Maximum Rate.

3.3           Conditions Precedent to the Execution and Delivery of this Agreement.  The obligation of the Banks to execute and deliver this Agreement and make any Advance hereunder is subject to the fulfillment, in form and substance satisfactory to Agent and its counsel, of each of the following conditions, unless otherwise noted.

3.3.1           Line Of Credit Note, Guaranties, etc.  Agent will have received each of the following documents, duly executed and delivered by Borrower, each of which will be in full force and effect:

(a)           The Line of Credit Notes, in the form of Exhibit 2.3.

(b)           The Guaranties, in the form of Exhibit 3.3.1(b) to this Agreement.

(c)           Such other documents and certificates as may be necessary or desirable to evidence the Obligations, representations, warranties and covenants of Borrower hereunder and the Guarantors under the Guaranties.

3.3.2           Good Standing Certificates.  Agent will have received a good standing certificate of Borrower and each of the Guarantors listed on Exhibit 3.3.2 hereto from each state in which Borrower and each such Guarantor is organized and each other state, if different, in which the principal part of its business activity is conducted, dated a recent date, indicating that Borrower and each such Guarantor is in good standing in each such state; provided, if such good standing certificates for any Guarantor is not available at closing, Borrower shall certify that such Guarantor is in good standing.

3.3.3           Resolutions.  Agent will have received a copy of the resolutions of the Board of Directors of Borrower and each Restricted Subsidiary (i) authorizing the execution, delivery and performance of the Loan Documents, (ii) authorizing the borrowing contemplated hereunder, and (iii) certified by the Secretary of Borrower or the Restricted Subsidiary, respectively, as of the Closing Date, which certificate will state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

3.3.4   Charter.  Agent will have received certified copies of the charter of Borrower and each Restricted Subsidiary, certified by an officer of Borrower and each Restricted Subsidiary, respectively, on the Closing Date, as true, complete and correct copies thereof.

3.3.5           Incumbency Certificates.  Agent will have received a certificate of the Secretary of Borrower and each Restricted Subsidiary as to the incumbency and signatures of the person or persons authorized to execute and deliver the Loan Documents.

3.3.6           Certificate Regarding Representations and Warranties. Agent will have received a certificate of the Chief Financial Officer, the Vice President-Legal or Chief Executive Officer of Borrower stating, on behalf of Borrower, that each of the representations and warranties made in or pursuant to Section 4 of this Agreement or which are contained in any other Loan Document or any certificate, document or financial or other statement furnished by Borrower at any time under or in connection herewith, is true and correct in all respects on and as of the Closing Date.

3.3.7           Reimbursement.  Agent will have received reimbursement for legal fees and expenses incurred by Agent in the preparation of the transactions contemplated by this Agreement.

3.3.8           No Litigation or Investigation.  No suit, action, investigation, inquiry or other proceeding, including, without limitation, the enactment or promulgation of a statute or rule by or before any arbitrator or any Governmental Authority will be pending and no preliminary or permanent injunction or order by a state or federal court will have been entered (i) in connection with any Loan Document or any of the transactions contemplated hereby or thereby or (ii) which, in any such case, in the reasonable judgment of the Banks, would have a material adverse effect on (A) the transactions contemplated by this Agreement or (B) the business, operations, properties, condition (financial or otherwise) or prospects of Borrower.

3.3.9           Insurance.  Agent will have received a schedule, entitled Schedule 3.3.9, setting forth the policies of insurance, including the effective dates of such policies, carried by Borrower and its Subsidiaries on the Closing Date.

3.3.10            No Event of Default.  No Event of Default and no Unmatured Event of Default will have occurred and be continuing on the date of the Loans, nor will either result from the making of such Loans.

3.3.11            Opinion of Counsel.  Agent and each of the Banks will have received the written opinion, dated the Closing Date, of Borrower's and Restricted Subsidiaries' Counsel in substantially the same form as that attached hereto as Exhibit 3.3.11.

3.3.12            Repayment of Existing Obligations.  The entire amount owing under the Credit Agreement dated November 6, 2003 among the Borrower, the Banks named therein and the Agent is fully paid and all obligations to loan money or make advances thereunder are terminated.

3.3.13            Fees.  The Borrower shall have paid the Agent and the Banks all closing fees agreed upon among the Borrower, the Agent and the Banks, or any of them.

3.3.14            Financial Statements.  The Agent shall have received audited consolidated financial statements for the Borrower and its Subsidiaries for the fiscal years ending in 2003, 2004 and 2005, unaudited interim consolidated financial statements for the Borrower and its Subsidiaries for each fiscal quarter ended after the most recently ended fiscal year, and such other financial statements as required by the Agent, in each case in form and substance satisfactory to the Agent.

3.3.15            Lien Searches.  The Agent shall have received satisfactory results of such Lien searches as required by the Agent.

3.3.16            Certificate Regarding USA Patriot Act.  Agent shall have received a certificate of the Borrower with respect to the USA Patriot Act in form satisfactory to the Agent.

3.3.17            Other Matters.  All other documents and legal matters in connection with the transactions contemplated by this Agreement will have been delivered and/or executed and will be in form and substance satisfactory to Agent and its counsel.

3.4           Conditions Precedent to all Advances under the Line of Credit Loans.  The obligation of the Banks and each of them to make Advances, including any Letter of Credit Advance, is subject to the fulfillment, in form and substance satisfactory to Agent and its counsel, of each of the following conditions on or before the date of each such Advance.

3.4.1           No Event Of Default.  As of the date of making the Advance, no Event of Default and no Unmatured Event of Default will have occurred or be continuing, nor will either result from or exist after the making of such Advance.

3.4.2           Agreement in Full Force and Effect.  This Agreement and each of the other Loan Documents will be in full force and effect.

3.4.3           Representations and Warranties True and Correct.  Each of the representations and warranties made in or pursuant to Section 4 of this Agreement or which are contained in any other Loan Document or any certificate, document or financial or other statement furnished by Borrower and/or any Subsidiary at any time under or in connection with any of the transactions contemplated by the Loan Documents, will be true and correct in all material respects on and as of the date of the Advance as if made on and as of the date of the Advance (unless stated to relate to a specific earlier date, in which case such representations and warranties will be true and correct in all material respects as of such earlier date).

3.4.4           Financial Statements. Agent will have received the consolidated quarterly financial statements of Borrower as delivered to Agent in accordance with Sections 5.3.1 and 5.3.2 below.

3.4.5           No Change. There has been no change that has a materially adverse effect on the business, operations, properties, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, taken as a whole, since the date of the last financial statements of Borrower delivered to Agent.

3.5           Compensation for Increased Costs.

(a)           In the event after the date of execution of this Agreement, any introduction of any law, or any change in any law, or the interpretation or application thereof by any court or Governmental Authority charged with the administration thereof, or the compliance with any guideline or request from any Governmental Authority (whether or not having the force of law), which has the effect of:

(i)           subjecting any Bank to any tax, deduction or withholding with respect to this Agreement or any other Loan Document (other than any tax based upon the overall net income of any such Bank), or

(ii)           imposing, modifying or deeming applicable any reserve, special deposit, insurance premium or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Bank, with respect to this Agreement or the other Loan Documents, or

(iii)           imposing upon any Bank any other condition or expense with respect to this Agreement or any other Loan Document and the result of any of the foregoing is to increase the cost to any such Bank, reduce the income receivable by any such Bank, impose any expense upon any such Banker reduce the amount of any payment receivable by any such Bank with respect to any Note, or with respect to any Bank's Commitment hereunder or under any Letter of Credit Advance, or any portion thereof, by an amount which any such Bank deems to be material, such Bank shall from time to time notify the Agent and Borrower thereof by delivery of a certificate of an officer of such Bank of the nature described in the next sentence, and the Borrower shall pay to the Agent for delivery to such Bank that amount which shall compensate such Bank (on an after tax basis) for such increase in cost, reduction in income, additional expense, reduced amount or reduced rate of return. A certificate setting forth in reasonable detail such increase in cost, reduction in income or additional expense or reduced amount or reduced rate of return, and the manner of calculating the same as determined by such Bank, shall be submitted by such Bank to the Agent and Borrower and, absent manifest error, shall be conclusive as to the amount thereof (provided that such determination be made reasonably and in good faith).

(b)           If any Bank shall have determined that the introduction of or any change in any applicable law regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) or any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder, its Commitment hereunder, or the transactions contemplated hereby to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to liquidity and capital adequacy) by an amount deemed by such Bank to be material, then the Borrower shall pay to the Agent for delivery to such Bank promptly, such additional amount or amounts determined by such Bank as will compensate such Bank for such reduced rate of return.

(c)           Borrower acknowledges that compensation to the Bank for any increased costs incurred by the Bank and payable by Borrower pursuant to this subsection may take the form of an effective increase in the interest rate payable under the Loans.

        (d)     Borrower shall have access to any and all documentation relied upon by the Bank in determining the events set forth in subsection (b) of this Section 3.5, any calculations of a reduced rate of return, and the interest rate calculation pursuant to Section 3.5(c).

3.6           Letters of Credit.  Any Letter of Credit shall have a term expiring no later than the Line of Credit Maturity. In no event shall the aggregate face amount of all outstanding Letter of Credit Advances exceed an Equivalent in Dollars of $50,000,000. Borrower will pay to Agent for the pro rata benefit of the Banks a per annum fee equal to the Applicable Margin multiplied by the face amount of any newly issued or renewed Letter of Credit at the time of issuance or renewal of such Letter of Credit. Additionally, Borrower will pay a fee to the Agent for its own account computed at a rate agreed upon between the Agent and the Borrower multiplied by the face amount of any newly issued or renewed Letter of Credit at the time of issuance or renewal of such Letter of Credit. The Borrower further agrees to pay to the Agent, on demand, such other customary administrative fees, charges and expenses of the Agent in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued. Such fees are non-refundable and Borrower shall not be entitled to any rebate of any portion thereof if such Letter of Credit does not remain outstanding through its stated expiry date or for any other reason. Nothing in this Agreement shall be construed to require or authorize any Bank to issue any Letter of Credit, it being recognized that Agent has the sole obligation under this Agreement (subject to the terms and conditions of this Agreement) to issue Letters of Credit on behalf of the Banks. Upon such issuance by Agent, each Bank shall automatically acquire a pro rata risk participation interest in such Letter of Credit Advance based on its Ratable Share. If Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, Agent shall provide notice thereof to each Bank prior to 2:00 p.m. Eastern Time on the second Business Day immediately preceding the date such draft or demand is to be honored. Unless Borrower shall have satisfied its reimbursement obligation by payment to Agent on the date that such draft or demand is to be honored, each Bank, on the date the draw under the Letter of Credit is to be honored, shall make its Ratable Share of the amount paid by Agent available in Same Day Funds at the principal office of Agent for the account of Agent. If and to the extent such Bank shall not have made such Ratable Share portion available to Agent, such Bank agrees to pay to Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by Agent until such amount is so made available to Agent at a per annum rate equal to the Federal Funds Rate (or, in the case of any Eurocurrency Advance denominated in any Optional Currency, the per annum rate equivalent to the Federal Funds Rate for such currency as determined by the Agent) for the first five days and thereafter at the applicable interest rate. If such Bank shall pay such amount to Agent together with such interest, such amount so paid shall constitute an Advance by such Bank disbursed in respect of the reimbursement obligation of Borrower. The failure of any Bank to make its pro rata portion of any such amount paid by Agent available to Agent shall not relieve any other Bank of its obligation to make available its pro rata portion of such amount, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to Agent. All existing letters of credit issued listed on Schedule 3.6 shall be deemed (a) Letters of Credit issued under this Agreement and shall be subject to the terms of this Agreement and (b) issued on the date hereof for purposes of determining fees payable under this Agreement for Letters of Credit.

3.7           Termination of Commitments and Payment on Line of Credit Maturity.  Notwithstanding anything to the contrary contained herein, no Bank shall be obligated to make any Line of Credit Advance beyond the date of the Line of Credit Maturity, and all amounts due and owing the Banks shall be due and payable on the date of the Line of Credit Maturity.

3.8           Tax Documents.   (a) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI and Form W-8 or W-9 and any additional forms necessary for claiming complete exemption from United States withholding taxes (or any successor or substitute forms), certifying in either case that such Bank is entitled to receive payments under this Agreement and the Loans without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form W-8BEN or W-8ECI and a Form W-8 or w-9 and any additional forms necessary for claiming complete exemption from United States withholding taxes (or any successor or substitute forms) further undertakes to deliver to each of the Borrower and the Agent two additional copies of such forms (or any successor or substitute forms) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent to the extent it may lawfully do so, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Loans without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(b)           Each Bank which is neither a resident of the United Kingdom nor a bank carrying on a bona fide banking business in the United Kingdom agrees to furnish, to the extent it is required to do so to be exempt from any withholding tax, on or before the date such Bank makes a Loan to the Borrower in British Pounds Sterling in the United Kingdom, to the Agent and the relevant Borrower evidence satisfactory to the Agent and the Borrower that such Bank has filed with the United Kingdom Inland Revenue a "Claim on Behalf of a United States Domestic Corporation to Relief from United Kingdom Income Tax on Interest and Royalties Arising in the United Kingdom" or other appropriate form or forms of exemption from withholding tax and received from the Inland Revenue authority that payments to such Bank by the Borrower hereunder may be made gross; provided that such Bank's failure to furnish such evidence shall not relieve the Borrower of any of its obligations under this Agreement.

(c)           If any governmental authority of any jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason relating to such Bank's failure to comply with the terms of this Agreement) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including attorney costs). The obligations of the Banks under this subsection shall survive the payment of all Obligations.

3.9           Applicable Lending Office.  Each Bank and the Agent may make and book its Loans and, in the case of the Agent, issue Letters of Credit, at any Applicable Lending Office(s) selected by such Bank or the Agent, as the case may be, and each Bank and the Agent may change its Applicable Lending Office(s) from time to time. Each Bank may, by written notice to the Agent and the Borrower, designate one or more Applicable Lending Offices which are to make and book Loans and for whose account Loan payments are to be made. The Agent may, by written notice to the Borrower, designate one or more Applicable Lending Offices which are to make and book Swingline Loans and issue and book Letters of Credit and for whose accounts Loan payments and Letter of Credit reimbursements are to be made and through which its functions are to be performed. All terms of this Agreement shall apply to any such Applicable Lending Office(s) and the Notes shall be deemed held by each Bank and the Agent, as the case may be, for the benefit of such Applicable Lending Office.

3.10           Limitation of Requests and Elections.  Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Eurocurrency Advance, or a request for a continuation or conversion of a Eurocurrency Advance or a request for a conversion of a Alternate Base Rate Advance to a Eurocurrency Advance, (a) in the case of any Eurocurrency Advance, deposits in the relevant Permitted Currency for periods comparable to the Interest Period elected by the Borrower are not available to any Bank in the relevant interbank or secondary market, or (b) any Bank reasonably determines that the Eurocurrency Base Rate will not adequately and fairly reflect the cost to such Bank of making, funding or maintaining the related Eurocurrency Advance and such Bank has provided to the Agent and the Borrower a certificate prepared in good faith to that effect, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for any Bank (i) to make or fund the relevant Eurocurrency Advance or (ii) to continue such Eurocurrency Advance as a Eurocurrency Advance of the then existing type or (iii) to convert a Loan to such a Eurocurrency Advance, then the Borrower shall not be entitled, so long as such circumstances continue, to request a Eurocurrency Advance of the affected type or a continuation of or conversion to a Eurocurrency Advance of the affected type. In the event that such circumstances no longer exist, the Banks shall again honor requests, subject to this Agreement, for Eurocurrency Advances of the affected type and requests for continuations of and conversions to Eurocurrency Advances of the affected type.

3.11           Substitution of Bank.  If (i) the obligation of any Bank to make or maintain Eurocurrency Advances has been suspended pursuant to Section 3.10 when not all Banks' obligations have been suspended, (ii) any Bank does not agree to an amendment or other modification to this Agreement or any other Loan Document which requires the approval of all Banks when the Requisite Banks have agreed or (iii) any Bank is a Defaulting Bank, the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Bank (a "Replaced Bank") with one or more other Banks or other lenders (collectively, the "Replacement Bank") acceptable to the Agent, provided that (x) at the time of any replacement pursuant to this Section 3.11, the Replacement Bank shall enter into one or more Assignment and Acceptances, pursuant to which the Replacement Bank shall acquire the Commitments and outstanding Advances and other obligations of the Replaced Bank and, in connection therewith, shall pay to the Replaced Bank in respect thereof an amount equal to the sum of (A) the amount of principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (B) the amount of all accrued, but theretofore unpaid, fees owing to the Replaced Bank and (C) the amount which would be payable by the Borrower to the Replaced Bank pursuant to Section 7.4 if the Borrower prepaid at the time of such replacement all of the Loans of such Replaced Bank outstanding at such time and (y) all obligations of the Borrower then owing to the Replaced Bank (other than those specifically described in clause (x) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment and Acceptances, the payment of amounts referred to in clauses (x) and (y) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder. The provisions of this Agreement shall continue to govern the rights and obligations of a Replaced Bank with respect to any Loans made or any other actions taken by such Bank while it was a Bank. Nothing herein shall release any Defaulting Bank from any obligation it may have to the Borrower, the Agent or any other Bank. Each Bank agrees to take such actions, at the Borrower's expense, as may be reasonably necessary to effect the foregoing if it shall become a Replaced Bank.

3.12           No Setoff or Deduction.  All payments of principal of and interest on the Advances and other amounts payable by the Borrower hereunder shall be made by the Borrower without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority, unless required by applicable laws. If any such taxes, levies, imposts, duties, fees, assessments, or other charges are required to be withheld from any amounts payable hereunder with respect to any Advance in any Optional Currency, the amounts so payable shall be increased to the extent necessary to yield to the payee thereof the interest or any such other amounts payable hereunder at the rates and in the amounts specified in this Agreement.

3.13           International Transaction.  (a) This Agreement arises in the context of an international transaction, and the specification of payment in a specific currency at a specific place pursuant to this Agreement is of the essence. Such specified currency shall be the currency of account and payment under this Agreement.  The obligations of the Borrower hereunder shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid, on prompt conversion into the applicable currency and transfer to the Banks under normal banking procedure, does not yield the amount of such currency due under this Agreement. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such currency due under this Agreement, the Banks shall have an independent cause of action against the Borrower for the currency deficit.

(b) If for purposes of obtaining judgment in any court it becomes necessary to convert any currency due hereunder into any other currency, the Borrower will pay such additional amount, if any, as may be necessary to ensure that the amount paid in respect of such judgment is the amount in such other currency which, when converted at the Agent's spot rate of exchange prevailing on the date of payment, would yield the same amount of the currency due hereunder. Any amount due from the Borrower under this Section 3.12(b) will be due as a separate debt and shall not be affected by judgment being obtained for any other sum due under or in respect of this Agreement.

4.           REPRESENTATIONS AND WARRANTIES. In order to induce each Bank to enter into this Agreement and to provide the Loans, Borrower represents and warrants to each Bank that the following statements are true, correct and complete at the date hereof and at the date of each Advance and the issuance of each Letter of Credit:

4.1           Organization, Powers, Good Standing.

4.1.1           Organization and Good Standing.  Each of the Borrower and its Subsidiaries (a) is a legal entity duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its organization, (b) has full power, authority and legal right to own and operate its property and to conduct the business in which it is currently engaged, (c) is duly qualified and is in good standing under the laws of each jurisdiction in which the failure to so qualify may have a material adverse affect on its business, its Subsidiaries, taken as a whole, or the ability of the Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents, and (d) is in compliance in all material respects with all Requirements of Law, except where the lack of compliance could not reasonably be expected to materially adversely impact the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents.

4.1.2           Power and Authority.  Borrower has full power and authority to execute, deliver and perform the Loan Documents, including, without limitation, to borrow under this Agreement. Each Guarantor has full power and authority to execute, deliver and perform the Guaranties. Borrower and each Guarantor has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents and Borrower has taken all necessary action to borrow under this Agreement. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery and performance by Borrower or any Guarantor or the validity or enforceability against Borrower or any Guarantor of the Loan Documents.

4.2           Authorization of Borrowing; Etc.

4.2.1           No Violation. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents and the execution, delivery and performance by any Guarantor of the Guaranties do not and will not (a) violate any Requirement of Law applicable to Borrower or any Subsidiary, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of Borrower or any Subsidiary, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any of Borrower's or any Subsidiary's properties or assets, other than in favor of the Banks, or (d) require any approval of any court or Governmental Authority or any approval or consent of any Person under any contractual obligation of Borrower.

4.2.2           Legally Valid and Binding.  The Loan Documents and all other documents contemplated hereby and thereby, when executed and delivered, will be the legally valid and binding obligations of Borrower and of the Guarantors, as the case may be, enforceable against it and them in accordance with their respective terms, except as enforcement may be limited by equitable principals or by bankruptcy, insolvency, reorganization, moratorium or similar laws, or equitable principles relating to or limiting creditors' rights generally.

4.3           Subsidiaries.   Schedule 1.1 (b) correctly sets forth as to each Subsidiary, its name, the jurisdiction of its organization, the name of its immediate parent and the percentage of its Capital Stock that is directly or indirectly owned by Borrower. Other than (1) as set forth in its annual reports as filed with the SEC, which have been disclosed in writing to the Banks, (2) stock acquisitions made since its most recent annual report filed with the SEC, and (3) the Subsidiaries, Borrower does not own more than $10,000,000 (on a cost basis) in the aggregate of Capital Stock in any Persons.

4.4           Title.  Borrower and Subsidiaries, as applicable, have good and valid legal title to the assets reflected in Borrower's consolidated financial statements dated as of December 31, 2005 previously submitted to each of the Banks. There are no Liens, charges or encumbrances (other than Permitted Liens), on such property or assets referenced in the prior sentence except those reflected on such financial statements.

4.5           Litigation; Adverse Facts.  Except as set forth on Schedule 4.5 to this Agreement, there is no action, suit, dispute, investigation, inquiry, arbitration, tax claim or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) at law or in equity or before or by any arbitrator or Governmental Authority pending or, to the knowledge of Borrower, threatened, against Borrower or any Subsidiary which might reasonably be expected to result in any material adverse change in the business, operations, properties or in the business prospects or condition (financial or otherwise), of Borrower and its Subsidiaries, taken as a whole, or would materially adversely affect Borrower's ability to perform its Obligations hereunder and under any other Loan Document.

    4.6   Payment of Taxes. Other than Mining Remedial Recovery Corporation and its Subsidiaries and DENO Acquisition EURL and its Subsidiaries all material tax returns and reports required to be filed by Borrower and each Subsidiary have been prepared in accordance with acceptable standards and have been timely filed, and all Taxes, assessments, fees and amounts required to be withheld and paid to a Governmental Authority, and other governmental charges upon Borrower and each Subsidiary and upon their properties, assets, income and franchises which are shown on such returns to be due and payable have been paid when due and payable. Borrower does not know of any proposed, asserted or assessed tax deficiency against it or any Subsidiary which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise) of Borrower or any Subsidiary (other than Mining Remedial Recovery Corporation and its Subsidiaries). Neither Borrower nor any Subsidiary is a party to, bound by or obligated under any tax sharing or similar agreement.

4.7           Materially Adverse Agreements; Performance.

4.7.1           No Material Adverse Agreements.  Neither Borrower nor any Subsidiary is a party to or subject to any material agreement, instrument, charter or other internal restriction materially adversely affecting the business, properties or assets of Borrower or any Guarantor or the operations, business prospects or condition (financial or otherwise) of Borrower and Guarantors, taken as a whole.

4.7.2           No Default.  Neither Borrower nor any Subsidiary is in material default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any of its contractual obligations and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, which, taken as a whole, could reasonably be expected to adversely affect the business, operations, property or assets, the business prospects, or condition (financial or otherwise), of its Subsidiaries taken as a whole, or the ability of Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents.

4.7.3           Ownership of Intellectual Property.  Borrower and each Domestic Subsidiary owns or possesses all patents, trademarks, service marks, trade names, copyrights, licenses and rights necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except as listed on Schedule 4.7.3 to this Agreement.

4.8           Disclosure.  No representation or warranty of Borrower contained in this Agreement or in any other Loan Document or other document, certificate or written statement furnished to the Banks by or on behalf of Borrower with respect to the business prospects or condition (financial or otherwise) of Borrower and each Subsidiary for use in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. For purposes of the previous sentence the phrase "material fact," is a fact or facts which, taken as a whole, could reasonably be expected to adversely affect the business, operations, property or assets, the business prospects, or condition (financial or otherwise), of Borrower and its Subsidiaries taken as a whole, or the ability of Borrower to repay the Loans or to observe and perform its obligations under the Loan Documents. There is no material fact known to Borrower which adversely affects the business, operations, property or assets, the business prospects, or condition (financial or otherwise), of Borrower and its Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated hereby.

4.9           ERISA Compliance.  Borrower and Subsidiaries are in compliance in all material respects with any applicable provisions of ERISA. Except as set forth on Schedule 4.9 to this Agreement, (i) neither a Reportable Event nor a Prohibited Transaction has occurred or is continuing in relation to any pension plan, which, taken as a whole, could reasonably be expected to adversely affect the business, operations, property or assets, the business prospects, or condition (financial or otherwise), of Borrower and its Subsidiaries taken as a whole, or the ability of Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents, and (ii) Borrower and each Subsidiary have not incurred any liability to the Pension Benefit Guaranty Corporation, except where the occurrence of such event could not reasonably be expected to adversely affect the business, operations, property or assets, the business prospects, or condition (financial or otherwise), of Borrower and its Subsidiaries taken as a whole, or the ability of Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents.

4.10           Environmental Matters.  Except as set forth in Schedule 4.10 to this Agreement, Borrower and each Subsidiary has complied in all respects with all Environmental Protection Statutes, except where the lack of compliance could not reasonably be expected to materially adversely impact the business, operations, properties or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or the ability of Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents. Except as set forth on Schedule 4.10 to this Agreement, neither Borrower nor any Subsidiary, nor, to the best of Borrower's knowledge, any other person, used any real property owned or leased by Borrower or any Subsidiary in the disposal of or to refine, generate, produce, store, treat, transfer, release or transport any hazardous waste or hazardous substance, or been designated by the United States Environmental Protection Agency or under any Environmental Protection Statute as a hazardous waste or hazardous substance disposal or removal site, superfund or clean-up site or candidate for removal or closure pursuant to any Environmental Protection Statute, which, taken as a whole, could reasonably be expected to materially adversely affect the business, operations, property or assets, the business prospects, or condition (financial or otherwise), of its Subsidiaries taken as a whole, or the ability of Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents. Other than Mining Remedial Recovery Corporation and its Subsidiaries and Deno Acquisition EURL and its Subsidiaries, no lien arising under or in connection with any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary. Borrower agrees to indemnify and hold each Bank harmless from any and all violations by Borrower or any Subsidiary of any Environmental Protection Statute.

4.11           Investment Company.  Borrower is not directly or indirectly controlled by, or acting on behalf of, a Person which is an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended, that is organized or otherwise created under the laws of the United States, any State of the United States, the District of Columbia, Puerto Rico, the Philippine Islands, the Virgin Islands or any other possession of the United States.

4.12           Regulations T, U and X.  No part of the proceeds of the Advances will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any Margin Stock. If requested by Agent, Borrower will furnish Agent with a statement in conformity with the requirements of Federal Reserve Form U-l referred to in said Regulation. Borrower also warrants that no part of the proceeds of the borrowings hereunder will be used by it for any purpose which violates, or which is inconsistent with, the provisions of Regulation T, U or X. After applying the proceeds of each Advance, Margin Stock will not constitute more than 25% of the value of the assets (either of the Borrower alone or of the Borrower and its Subsidiaries on a consolidated basis) that are subject to any provisions of this Agreement that may cause the Advances to be deemed secured, directly or indirectly, by Margin Stock.

4.13           Indebtedness.  Neither Borrower nor any Subsidiary has any outstanding Indebtedness except Indebtedness described in (l) Schedule 4.13 to this Agreement or (2) permitted under Section 6.1 of this Agreement.

4.14.           Solvency.  Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Advance, including Line of Credit Loans and the issuance of any Letter of Credit, if any, made on the date hereof and after giving effect to the application of the proceeds of such Advances, (a) the fair value of the assets of the Borrower and its Fundamental Subsidiaries on a consolidated basis will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Fundamental Subsidiaries on a consolidated basis; (b) the Borrower and its Fundamental Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) the Borrower and its Fundamental Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are not conducted and are proposed to be conducted after the date hereof.

4.15           Reportable Transaction.  Unless the Borrower has made the determination referred to in the following sentence, the Borrower does not intend to treat the Obligations and related transactions contemplated by the Loan Documents as a "reportable transaction" under Sections 6011, 6111 or 6112 of the Internal Revenue Code or the treasury regulations promulgated thereunder. In the event the Borrower determines to treat any of the Obligations or such transactions as such a "reportable transaction", the Borrower shall immediately notify the Agent.

4.16           Survival.  All of the representations and warranties set forth in this Section 4 will survive until all of the Obligations are satisfied in full and there remain no outstanding Commitments hereunder.

4.17           Subordinated Debt Documents.  All representations and warranties of the Borrower contained in any Subordinated Debt Document are true and correct in all material respects as of the date such representations and warranties are made. The subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by the Agent and the Banks. All Obligations are senior debt as defined in the Subordinated Debt Documents entitled to the benefits of the subordination provisions contained in the Subordinated Debt Documents, and are and will be incurred in compliance with all Subordinated Debt Documents. There is no event of default or event or condition which would become an event of default with notice or lapse of time or both, under any Subordinated Debt Document and each of the Subordinated Debt Documents is in full force and effect. The Borrower acknowledges that the Agent and each Bank are entering into this Agreement and are extending the Commitments and making Advances in reliance upon the subordination provisions of the Subordinated Debt.

5.           AFFIRMATIVE COVENANTS. Borrower covenants and agrees that, until all of the Obligations are satisfied and the Commitments hereunder have been terminated, Borrower will perform each and all of the following:

5.1           Use of Proceeds.  Borrower will use the proceeds of the Advances only for the purposes set forth in Section 2.5.

5.2           Accounting Records.  Borrower will maintain adequate records in accordance with sound business practices and GAAP, applied on a Consistent Basis, except for changes required by GAAP, changes in accordance with GAAP and approved by the Agent or other changes consented to in writing by the Requisite Banks (which consent will not be unreasonably withheld). Upon five (5) days' prior notice, Borrower will provide, and cause each Subsidiary to provide, access to representatives of each Bank to visit any of the properties of Borrower or any Subsidiary and examine the books of account and discuss Borrower's and each Subsidiary's affairs, finances and accounts with, and be advised of the same by, Borrower's and each Subsidiary's officers and outside auditors, all at such reasonable times and as often as any Bank may reasonably request.

5.3           Reports.  Borrower will deliver to the Banks and the Agent:

5.3.1           Quarterly Reports.  As soon as available and in any event within forty five (45) days after the end of each of the first three quarters of each fiscal year of Borrower, management prepared consolidated financial statements of Borrower and Subsidiaries as of the end of such quarter, and the consolidated statements of profit and loss and surplus of Borrower and Subsidiaries from the beginning of Borrower's and Subsidiaries' fiscal year to the end of such quarter, certified as correct (subject to year end adjustments) by the chief financial officer of Borrower.

5.3.2           Annual Reports.  As soon as available, and in any event within ninety (90) days after the end of each fiscal year of Borrower, the complete audited, consolidated financial statements of Borrower and Subsidiaries, including the consolidated balance sheet of Borrower and Subsidiaries as of the end of such year and the consolidated statements of profit and loss and surplus of Borrower and Subsidiaries for the fiscal year then ended, certified by Ernst & Young (without a going concern or similar financially adverse qualification), or such other independent certified public accountants of recognized standing, to be prepared in accordance with GAAP and to present fairly the financial position and results of operation of Borrower and Subsidiaries. Additionally, if requested by the Agent, the Borrower will provide internally prepared consolidating financial statements within 90 days after the end of each fiscal year.

5.3.3           Accounts Receivable and Payable Aging.  Upon the request of Agent or Requisite Banks, accounts receivable aging reports, accounts payable aging reports and inventory certifications.

5.3.4           Compliance Certificate.  Within forty five (45) days after the end of each calendar quarter, a compliance certificate in the form of Exhibit 5.3.4 to this Agreement, duly completed and executed by the Chief Financial Officer of Borrower.

5.3.5           Copies of Reports Sent to the Banks.  Unless otherwise specified, copies of all of the reports furnished under this Section 5.3 shall be sent by Borrower directly to the Banks.

5.3.6           Report of Certain Events.  Promptly upon Borrower becoming aware of the occurrence of any: (a) Unmatured Event of Default or Event of Default; (b) Reportable

Event; or (c) Prohibited Transaction in connection with any pension plan or any trust created thereunder, a written notice specifying the nature thereof, what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto, will be delivered to Agent by Borrower.

5.3.7           Threat of Bankruptcy.  Promptly upon becoming aware of any Person's seeking to obtain or threatening in writing to seek to obtain a decree or order for relief with respect to Borrower or any Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof specifying what action Borrower or such Restricted Subsidiary is taking or proposes to take with respect thereto.

5.3.8           Amendments to Charter or Bylaws.  Promptly, copies of all amendments to the charter or bylaws of Borrower and, if requested by the Agent, any Guarantor.

5.3.9           Copy of Process.  Promptly, and in any event within five (5) days after the receipt thereof by Borrower or any Subsidiary, a copy of any notice, summons, citation, directive, letter or other form of communication from any Governmental Agency or instrumentality, in any way concerning any action or omission on the part of Borrower or any Subsidiary in connection with any Environmental Protection Statute, or concerning the filing of a lien upon, against or in connection with Borrower or any Subsidiary, or any of their real or personal property, in connection with any Environmental Protection Statute, except where such action or omission by Borrower or any Subsidiary could not reasonably be expected to materially adversely impact the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents.

5.3.10            Copy of SEC Filings.  Promptly after the sending or filing thereof, notice of the filing of all reports, proxy statements and financial statements which Borrower files with its shareholders or any securities exchange or the SEC, including, without limitation, all reports on Form 10-K, 10-Q, and 8-K. Such reports need not include exhibits. Borrower agrees to promptly provide Agent with exhibits specifically requested by Agent or any Bank.

5.3.11            Copy of Process From Governmental Authority. Promptly, and in any event within five (5) days of the receipt thereof by Borrower, a copy of a notice, summons, citation, directive, letter, complaint, or other form of communication from the U.S. Department of Labor, or any other Governmental Authority or instrumentality, or any other Person, in any way concerning any action or omission on the part of Borrower or any Subsidiary in connection with the payment of minimum and/or overtime wages to its employees, or concerning the filing of a lien upon, against or in connection with Borrower or any Subsidiary, or any of its real or personal property, in connection with the FLSA, except where such action or omission by Borrower or any Subsidiary could not reasonably be expected to materially adversely impact the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents.

5.3.12            Notice Of Litigation.  Promptly, upon Borrower making a determination with respect to any litigation or proceeding in which it or any Restricted Subsidiary is a party that an adverse decision in any such matter is reasonably likely to require it to pay more than $10,000,000 in excess of the amount of any insurance covering such claim, or deliver assets the value of which exceeds such sum or of the institution of any other suit or proceeding to which Borrower or any Subsidiary is a party that, by itself or together with any other such matters, might materially and adversely affect the operations, financial condition, property, or business prospects of the Borrower and its Subsidiaries, taken as a whole.

5.3.13            Other Information.  Promptly, such other information and data with respect to Borrower or any Subsidiary as from time to time may be reasonably requested by any Bank.

5.3.14            Pro Forma Compliance Certificate.  Not less than 30 days prior to the consummation of any proposed Acquisition which, when aggregated with all other Acquisitions consummated directly or indirectly by the Borrower since the date of the most recent Compliance Certificate furnished pursuant to Section 5.3.4 hereof, will result in a cumulative increase in the Borrower's Total Debt as a result of all such Acquisitions of $25,000,000 or more, a pro forma management compliance certificate certifying that all covenants set forth in Sections 5 and 6 hereof will be complied with as of the date of such Acquisition(s).

5.3.15            Subordinated Debt Notices.  Promptly following receipt or filing, copies of (i) any notices of default or acceleration or of the exercise of any material rights or remedies received from any holder or trustee (or similar representative) with respect to any Subordinated Debt, (ii) any notices of reports required by the Trust Indenture Act of 1939, or any successor statute, or filed with the Securities and Exchange Commission with respect to any Subordinated Debt, (iii) any other notice from the trustee (or similar representative) with respect to any Subordinated Debt and (iv) any other notices with respect to any Subordinated Debt requested by the Agent.

5.3.16            Other Information.  Such other information as any Bank may reasonably request.

5.4           Financial Covenants.  Borrower will at all times comply with the following financial covenants:

5.4.1           Total Debt to Capitalization Ratio.  Borrower will not permit the ratio of Borrower's Total Debt to Capitalization to exceed 60.0%, on a consolidated basis.

5.4.2           Interest Coverage Ratio.  Borrower will not permit the Interest Coverage Ratio to be less than 3.50 to 1.00, on a consolidated basis as calculated on a rolling four (4) quarter basis.

5.5           Corporate Existence.  Except as permitted under Section 6.3, Borrower will at all times preserve and keep in full force and effect its and each Restricted Subsidiary's corporate existence except for (i) Mining Remedial Recovery Corporation and its Subsidiaries, the book value of which, when combined with other Restricted Subsidiaries made subject to this exception is less than $5,000,000 in the aggregate, and (ii) individual Restricted Subsidiaries whose book value is less than $1,000,000 and any rights material to its business and will maintain its and each Restricted Subsidiary's right to transact business in each jurisdiction where its assets or the nature of its activities makes such qualification necessary, except where the failure could not reasonably be expected to materially impact, adversely impact for business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or the ability of Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents.

5.6           Payment of Taxes and Claims.  Borrower will pay all Taxes, assessments and other governmental charges imposed upon Borrower or any Restricted Subsidiary (other than Mining Remedial Recovery Corporation and its Subsidiaries) before any penalty or interest accrues thereon; provided, however, that Borrower will not be required to pay any such Taxes, assessments, or charges if (a) the validity thereof will currently be contested in good faith by appropriate proceedings, (b) Borrower will have set aside on its books adequate reserves with respect to such Taxes, assessments, or charges and (c) Borrower gives notice in writing of such action to Agent and the Banks; provided that any such Taxes, assessments, or charges will be paid immediately upon the commencement of proceedings to foreclose any liens securing the same, or upon institution of distrait proceedings.

5.7           Insurance.  Borrower will maintain and cause each Subsidiary to maintain, in full force and effect, adequate fire and extended risk coverage, business interruption, workers' compensation, public liability and such other insurance coverage's as may be required by law and/or in such amounts as is customary in the case of entities of well-established reputation engaged in the same or similar business. Borrower will allow representatives of each Bank to meet with senior management of Borrower and any Subsidiary, from time to time as the Banks reasonably request in order to assess the adequacy of such insurance policies.

5.8           Compliance With Laws, etc.  Borrower will exercise all due diligence in order to comply, in all material respects, with all Requirements of Laws, except where the lack of compliance could not reasonably be expected to materially adversely impact the business, operations, properties or condition (financial or otherwise) of Borrower and the Subsidiaries, taken as a whole, or the ability of Borrower to repay the Loan or observe and perform any of its obligations under the Loan Documents, including, without limitation, the following:

5.8.1           Workers Compensation Laws. Borrower will comply with all applicable workers' compensation laws, regulations and administrative rules, directives or requirements. Borrower will furnish Agent upon demand evidence in form and substance as Agent or its counsel may reasonably require in order to verify such compliance. In the event that Borrower is qualified to self-insure under such laws, regulations and administrative rules, directives or requirements, and that Borrower is not otherwise precluded from so self-insuring by the terms of this Agreement, Borrower will fully comply with all such laws, regulations, rules, directives and requirements pertaining to its self-insured status.

5.8.2           Pension Plans.  Neither Borrower nor any of its pension plans will engage in any Prohibited Transaction; incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA)whether or not waived; or terminate any such pension plan in a manner which could result in the imposition of a lien on the property of Borrower, pursuant to Section 4068 of ERISA or any successor provision thereto.

5.8.3           FLSA Compliance.  Borrower will comply with FLSA and will furnish Agent upon demand evidence in form and substance as Agent or its counsel will require to verify such compliance.

5.8.4           Environmental Compliance.  Borrower will comply with all applicable Environmental Protection Statutes.

5.9           Payment of Indebtedness.  Borrower and each of its majority owned Subsidiaries (except Mining Remedial Recovery Corporation and its Subsidiaries and DENO Acquisition EURL and its Subsidiaries) will pay all of its Indebtedness, promptly when due in accordance with the terms of such Indebtedness, except to the extent that failure to pay such Indebtedness would not constitute an Event of Default under Section 7.1.4 hereof.

5.10           Maintenance of Franchises, etc.  Borrower and each Restricted Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, agency agreements, and trade names material to the conduct of its business, and maintain and operate such businesses properly and efficiently, and in substantially the manner in which they are presently conducted and operated (subject to changes in the ordinary course of business), except where the failure to do so could not reasonably be expected to materially adversely impact the business, operations, properties or condition (financial or otherwise) of Borrower and the Subsidiaries, taken as a whole, or the ability of Borrower to repay the Loan or observe and perform any of its obligations under the Loan Documents.

5.11           Further Assurances.  At any time or from time to time, upon the request of Agent, Borrower will execute and deliver such further documents and do such other acts and things as Agent may reasonably request in order to effect fully the purpose of this Agreement, the other Loan Documents and other agreements contemplated hereby and to provide for payment of and security for the Loan made hereunder in accordance with the terms of this Agreement.

5.12           New Guaranties.  If at the end of any Fiscal Year, as required under Section 6.3 or as otherwise required hereunder, the Restricted Subsidiaries do not meet the test set forth in the following sentence, additional Domestic Subsidiaries must, within sixty (60) days of the end of such most recent Fiscal Year, execute Guaranties so that the Domestic Subsidiaries that have executed guarantees meet such test. The test is that the Domestic Subsidiaries that have executed Guarantees must have (a) the net earnings, before taxes, which, together with the respective Subsidiaries, and Borrower (but excluding Subsidiaries that are not Restricted Subsidiaries) for the most recent fiscal year of the Borrower constitute seventy-five percent (75%) percent or more of the consolidated net earnings of the Borrower and the Subsidiaries, as determined in accordance with GAAP, and (b) total assets, calculated in accordance with GAAP, which, together with their respective Subsidiaries and Borrower (but excluding Subsidiaries that are not Restricted Subsidiaries) for most recent fiscal year end of the Borrower, constitute sixty percent (60%) percent or more of the consolidated Total Assets of the Borrower and the Subsidiaries. The Borrower represents that this test is satisfied (based on the most recent financial statements of the Borrower and its Subsidiaries prior to the Closing Date) for the Guarantors as of the Closing Date. The Guaranty shall be in the form of Exhibit 3.3.1 (b) and the Subsidiaries executing the guaranty shall deliver with the executed guaranty certified copies of such Subsidiary's organizational documents, including resolutions authorizing the execution and delivery of such Guaranty, and together with an opinion of counsel for such Subsidiary in form and substance satisfactory to the Agent and its counsel. Notwithstanding the foregoing, no newly acquired Domestic Subsidiary shall be required to deliver such a guaranty so long as the giving of such a guaranty would constitute a default under the terms of any loan document between such acquired Domestic Subsidiary and a bona fide lending institution which was entered into prior to, but not in contemplation of, such Acquisition.

5.13           Additional Covenants.  If at any time the Borrower shall enter into or be a party to any instrument or agreement with respect to any Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $5,000,000, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any terms or conditions applicable to any of such Indebtedness which includes covenants or defaults or the equivalent thereof not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Borrower shall promptly so advise the Agent and the Banks. Thereupon, if the Required Banks shall request, upon notice to the Borrower, the Agent and the Banks shall enter into an amendment to this Agreement or an additional agreement (as the Required Banks may request), providing for substantially the same covenants or defaults or the equivalent thereof, as those provided for in such instrument or agreement to the extent required and as may be selected by the Required Banks.

6.           NEGATIVE COVENANTS.  Borrower covenants and agrees that, until all of the Obligations are satisfied and the Commitments hereunder have been terminated, Borrower will not, without the prior written consent of the Requisite Banks do any of the following:

6.1           Indebtedness.  Except as set forth on Schedule 4.13 to this Agreement, Borrower will not, and will cause each of the Subsidiaries (but excluding any Subsidiary organized in Europe and any Subsidiary in which Borrower directly or indirectly owns less than a majority interest) not to, create, incur, assume, permit or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness except for:

(i)           the Obligations,

(ii)           Indebtedness under the 2004 Subordinated Debt Documents in an aggregate principal amount not to exceed $297,688,000, as reduced from time to time

(iii)           consolidating inter-company indebtedness among Borrower and its Subsidiaries as shown on consolidating financial statements delivered pursuant to Section 5.3.1 of this Agreement, and

(iv)           Other Indebtedness of Borrower and its Subsidiaries in an aggregate amount not to exceed 10% of Net Worth.

Furthermore, Borrower and Restricted Subsidiaries, from and after the Closing Date, shall not make new loans or advances to transfer assets to, or make investments in Subsidiaries that are not Restricted Subsidiaries, net of repayments or advances from Subsidiaries that are not Restricted Subsidiaries, in excess of $45,000,000.

6.2           Liens.  Borrower will not, and will cause each Restricted Subsidiary not to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of Borrower or any Subsidiary, whether now owned or hereafter acquired except (i) Permitted Liens, (ii) liens created by or resulting from any litigation or legal proceeding (including any regulatory enforcement actions) and against which adequate reserves under GAAP are being maintained which is currently being contested in good faith by appropriate proceedings, and, if the amount of any such Lien exceeds $1,000,000 and the Requisite Banks so request, such Lien shall have been bonded over in a manner reasonably satisfactory to the Requisite Banks, (iii) Liens for taxes not delinquent or being contested in good faith, (iv) Liens created in connection with workers' compensation, unemployment insurance, and social security, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety and appeal bonds, (v) Liens existing on the Closing Date as set forth on Schedule 6.2 hereof, (vi) Liens representing the extension, renewal or replacement of a Lien under immediately preceding clause (v) in respect of the same property of the same Subsidiary, (vii) Liens securing other Indebtedness permitted under Section 6.1(iv) up to an aggregate amount not to exceed 5% of Net Worth.

6.3           Restriction on Fundamental Changes.  Borrower will not, and will cause each Fundamental Subsidiary not to fundamentally change the nature of its business, enter into any merger, consolidation, reorganization or recapitalization, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell (other than in the ordinary course of its business), assign, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property, assets or securities, whether now owned or hereafter acquired, or acquire by purchase or otherwise, all or substantially all the business, property, assets, securities or interest of any Person; provided that (a) a Domestic Subsidiary may merge or consolidate with Borrower, provided that the Borrower will be the surviving corporation; (b) a Domestic Subsidiary may merge or consolidate with another Domestic Subsidiary that is both a Fundamental Subsidiary and a Restricted Subsidiary; (c) a Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to Borrower or another Domestic Subsidiary that is both a Fundamental Subsidiary and a Restricted Subsidiary; (d) Borrower may acquire or form additional Subsidiaries; provided that each such newly formed or acquired Subsidiary is wholly-owned by Borrower (unless Borrower has obtained the prior written consent of the Requisite Banks to acquire or form a Subsidiary which will not be wholly owned, which consent will not be unreasonably withheld); and further provided that each such newly formed or acquired Subsidiary becomes, on its formation, both a Restricted Subsidiary and a Fundamental Subsidiary; and (e) Borrower and its Subsidiaries may dispose of any assets if the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of after the date of this Agreement shall be less than 5% of such aggregate book value of the Consolidated total assets of the Borrower and its Subsidiaries as of the most recently ended fiscal year, and if immediately after such transaction, no Unmatured Event of Default or Event of Default shall exist or shall have occurred and be continuing. On the closing of any transaction permitted by this Section 6.3, the test required by Section 5.12 must be met.

6.4           Environmental Statutes.  Borrower will not, and will not permit any other Person to violate an Environmental Protection Statute, except where such violation could not reasonably be expected to materially adversely impact the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents.

6.5           Conflicting Agreements.  Borrower will not, and will cause each Subsidiary not to, enter into any agreement containing any material provisions which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

6.6           Misrepresentations.  Borrower will not, and will cause each Subsidiary not to, furnish any Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished. For purposes of the previous sentence the phrase "material fact," is a fact or facts which, taken as a whole, could reasonably be expected to adversely affect the business, operations, property or assets, the business prospects, or condition (financial or otherwise), of Borrower and its Subsidiaries taken as a whole, or the ability of Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents.

6.7           Violation of Regulations.  Borrower will not make any investment of any nature which would result in the violation of Regulations T, U or X.

6.8           Subsidiary Distribution of Earnings.  Borrower will not, and will cause each Subsidiary not to, enter into any agreement which could prohibit, or have the effect of prohibiting, the payment of dividends by or other distribution of the earnings of any Subsidiary to Borrower.

6.9           Scope of Business Activity.  Borrower will not and will cause each Subsidiary not to engage in any business or activities other than those representing its respective, present business, provided that Borrower or any Subsidiary may acquire or commence new or additional related businesses which do not materially adversely affect the nature or operation of Borrower's or such Subsidiary's existing business.

6.10           Dividends and Distributions; Capital Structure. Borrower will not, and will cause each Subsidiary not to, pay or declare any dividends or other distributions upon its Capital Stock (except, in the case of the Subsidiaries, dividends or other distributions to such Subsidiary's parent corporation), or purchase or retire, or commit Borrower or any Subsidiary to purchase or retire, any of its Capital Stock at any time, during any period that Borrower is in default under Section 5.4 hereof or such distribution, purchase or retirement would render Borrower in default under Section 5.4 hereof.

6.11           Payments and Modification of Debt.  The Borrower will not, nor will it permit any Subsidiary to:

(i)           make any optional payment, defeasance (whether a covenant defeasance, legal defeasance or other defeasance), prepayment, repurchase (including without limitation any offer to repurchase) or other redemption of any of its or any of its Subsidiaries' Subordinated Debt unless, in each of the foregoing cases, immediately before and after giving effect thereto on a pro forma basis, (a) no Event of Default and no Unmatured Event of Default will have occurred or be continuing, nor will either result from or exist after any such payment or other transaction is consummated, and (b) the representations and warranties contained in Section 4 of this Agreement or which are contained in any other Loan Document shall be true and correct in all material respects on and as of the date thereof (both before and after any such payment or other transaction is consummated) as if made on the date any such payment or other transaction is consummated; or

(ii)           amend or modify, or consent or agree to any amendment or modification of (including without limitation any supplemental agreement or other direct of indirect method of providing additional or supplemental terms or consideration) any Subordinated Debt Document.

7.           EVENTS OF DEFAULT; ACCELERATION; REMEDIES.

7.1           Events of Default.  The occurrence of anyone or more of the following events, acts or occurrences will constitute an event of default (an "Event of Default") hereunder:

7.1.1           Failure to Make Payments When Due.  Borrower fails to pay any principal and/or interest owing under any Note when such amount is due (whether at stated maturity, as a result of a mandatory prepayment requirement, by acceleration, by notice of prepayment or otherwise) and the continuation thereof for three (3) days beyond the date due, or Borrower fails to pay any other amounts (including, without limitation, interest, fees, costs and expenses) payable under this Agreement, and the continuation thereof for three (3) days beyond the date due, or any other Loan Document or in connection with any Letter of Credit, when such amounts are due.

7.1.2           Breach of Representation, Warranty or Certification.  Any representation, warranty or certification made or furnished by Borrower or any Subsidiary under this Agreement, any other Loan Document or in any statement, document, letter or other writing or instrument furnished or delivered to any Bank pursuant to or in connection with this Agreement or other Loan Document or as an inducement to the Banks to enter into this Agreement, will, at any time, prove to have been materially false, incorrect or incomplete when made, effective or reaffirmed, as the case maybe.

7.1.3           Default Under Loan Documents, etc.  Borrower or any Subsidiary (to the extent such term, covenant, condition or agreement is applicable to such Subsidiary) fails to observe, or perform any term, covenant, condition, agreement set forth in Sections 5.1, 5.2, 5.4, 5.5, 5.8, 6.1, 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.9 and 6.10.

7.1.4           Default on Other Agreements.  (i) the Borrower or any Subsidiary shall fail to make any payment in respect of Indebtedness owing on any bond, debenture, note or other evidence of Indebtedness for borrowed money in an aggregate amount in excess of $15,000,000 (other than the Notes) when due or within any applicable grace period; or (ii) any event or condition shall occur which results in the acceleration of the maturity of Indebtedness owing on any bond, debenture, note or other evidence of Indebtedness for borrowed money outstanding in an aggregate amount in excess of $15,000,000 of the Borrower or any Subsidiary (including, without limitation, any required mandatory prepayment or "put" of such Indebtedness to the Borrower or any Subsidiary) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Indebtedness or commitment or any Person acting on such holders' behalf to accelerate the maturity thereof or terminate any such commitment (including, without limitation, any required mandatory prepayment or "put" of such Indebtedness to the Borrower or any Subsidiary). As used in this Section 7.1.4, the term "Subsidiary" shall be deemed to exclude Mining Remedial Recovery Corporation and its Subsidiaries and Deno Acquisition EURL and its Subsidiaries.

7.1.5           Other Defaults Under Loan Documents.  Borrower or any Subsidiary will default in the performance of or compliance with any term or covenant contained in this Agreement or the other Loan Documents (other than those referred to above in Sections 7.1.1, 7.1.2 or 7.1.3 of this Agreement or in the following sentence), and such default will continue unremedied for a period of thirty (30) days; provided, that the thirty (30) day time period will not start until Agent or any Bank provides Notice to Borrower in the case of defaults under Sections 5.3.1, 5.3.2, 5.3.3, 5.3.4, 5.3.5, 5.9, 5.10, 5.11 and 5.12.

7.1.6           Involuntary Bankruptcy; Appointment of Trustee, etc.

(a)           If an involuntary case seeking the liquidation or reorganization of Borrower or any Restricted Subsidiary under any chapter of the federal Bankruptcy Code or any similar proceeding will be commenced against Borrower or any Restricted Subsidiary under any other applicable law and anyone or more of the following events occur: (i) Borrower or such Subsidiary consents to the institution of the involuntary case; (ii) the petition commencing the involuntary case is not timely controverted; (iii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing; (iv) an interim trustee is appointed to take possession of all or a substantial portion of the property and/or to operate all or any substantial portion of the business of Borrower or such Subsidiary; or (v) an order for relief will have been issued or entered therein.

(b)           A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers of Borrower or any Restricted Subsidiary to take possession of all or a substantial portion of the property and/or to operate all or a substantial portion of the business of Borrower or such Subsidiary will have been entered and, within sixty (60) days from the date of entry, is not vacated, discharged or bonded against, or any similar relief will be granted against Borrower or such Subsidiary under any applicable federal or state law, and, within sixty (60) days from the date of entry, is not vacated, discharged or bonded against.

7.1.7           Voluntary Bankruptcy; Appointment of Trustee. etc.

(a)           Borrower or any Restricted Subsidiary will (i) institute a voluntary case seeking liquidation or reorganization under any chapter of the federal Bankruptcy Code; (ii) file a petition, answer or complaint or will otherwise institute any similar proceeding under any other applicable law, or will consent thereto; (iii) consent to the conversion of a voluntary case to an involuntary case; (iv) consent to the conversion of an involuntary case to a voluntary case; (v) consent or acquiesce to the appointment of a trustee, receiver, liquidator, sequestrator, custodian or other officer with similar powers to take possession of all or a substantial portion of the property and/or to operate all or a substantial portion of the business of Borrower or any Restricted Subsidiary; or (vi) make a general assignment for the benefit of creditors.

(b)           The Board of Directors of Borrower or the governing body of any Restricted Subsidiary adopts any resolution or otherwise authorizes action to approve any of the foregoing; provided, that nothing herein shall be construed to prevent Arava Natural Resources Company, Inc., in its capacity as a shareholder of Mining Remedial Recovery Corporation, from adopting resolutions or authorizing action with respect to Mining Remedial Recovery Corporation and or its Subsidiaries.

7.1.8           Judgments and Attachments.

(a)           Borrower or any Restricted Subsidiary will suffer any money judgment(s), fines or penalties not covered by insurance, writes) or warrant(s) of attachment or similar process(es) involving an amount, in the aggregate, in excess of$15,000,000 and will not satisfy, discharge, vacate, bond or stay the same within a period of thirty (30) days or, in any event, within ten (10) days of the date of any proposed sale thereunder.

       (b)           A judgment creditor will obtain possession of any material portion of the properties or assets of Borrower or any Restricted Subsidiary by any means, including, without limitation, levy, distraint, replevin or self-help.

7.1.9           Dissolution.  Any order, judgment or decree will be entered against Borrower or any Restricted Subsidiary having assets in excess of $1,000,000 decreeing the dissolution or division of it and such order will remain undischarged or unstayed for a period in excess of thirty (30) days.

7.1.10            Termination of Loan Documents, etc.  Any of the Loan Documents will cease to be in full force and effect for any reason other than a release or termination thereof upon the full payment and satisfaction of the Obligations.

7.1.11           Environmental Violations.  A breach of Sections 4.10, 5.8.4 or 6.4 will have occurred.

7.1.12            Change of Control. (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B), or (iii) any "Change of Control", "Change in Control" or similar default or event shall occur under any Subordinated Debt Document.

7.1.13            Invalidity of Subordination Provisions, etc.  Any subordination provision in any document or instrument governing any Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or the Borrower or any Subsidiary shall contest in any manner the validity, binding nature or enforceability of any such provision.

7.2            Remedies; Termination of Commitments.  Upon the occurrence of an Event of Default all Obligations will, at the request of the Requisite Banks, immediately be due and payable without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by Borrower, and all Commitments of the Banks hereunder will terminate, at the direction of the Requisite Banks, without further action of any kind, provided, however, if any oft he events described in Section 7.1.6 or 7.1.7 occurs, all Obligations and Commitments of the Banks shall immediately terminate. Upon acceleration, Agent will proceed to protect, exercise and enforce the Banks' rights and remedies hereunder and under the other Loan Documents and any other rights and remedies as are provided bylaw or equity. If the Loan being repaid is a Eurocurrency Advance, the Borrower shall pay the compensation set forth in Section 7.4 below. Agent may determine, in its sole discretion, the order and manner in which the Banks' rights and remedies are to be exercised, and all payments received by Agent will be applied as follows: first, to all costs and expenses incurred by Agent in collecting any Obligations by reason of such Event of Default; second, pro rata to accrued interest; third, pro rata to other Obligations; fourth, to a cash collateral account maintained at the Agent up to the aggregate face amount of all outstanding Letters of Credit issued hereunder to secure Borrower's reimbursement obligation in connection with such Letters of Credit; and fifth, to Borrower or as otherwise provided by any Requirement of Law. During the existence of any Event of Default, at the request of the Agent and/or the Requisite Banks, Borrower shall forthwith deposit into a cash collateral account with the Agent an amount of cash equal to the aggregate face amount of all outstanding Letters of Credit issued hereunder, to secure Borrower's reimbursement obligation in connection with such Letters of Credit.

7.3           Right of Set-Off.  In addition to all other remedies available to the Banks, after any Event of Default, each Bank is hereby authorized at any time and from time to time, without further notice to Borrower, to setoff and proportionately apply said amount between the other Banks, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Borrower, against any and all the obligations of Borrower, now or hereafter existing under any Loan Document.

7.4           Compensation.  Upon the request of any Bank, delivered to the Borrower and the Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense incurred by such Bank as a result of:

(a)           any payment or prepayment of a Eurocurrency Advance on a date other than the last day of an Interest Period for such Loan; or

(b)           any failure by the Borrower to prepay a Eurocurrency Advance on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

(c)           any failure by the Borrower to borrow a Eurocurrency Advance on the date for the Borrowing of which such Eurocurrency Advance is a part specified in the applicable Borrowing Notice delivered pursuant to Section 2.2.2; such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Eurocurrency Advance (or, in the case of a failure to prepay or borrow, the Interest Period for such Eurocurrency Advance which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Eurocurrency Advance provided for herein over (y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading lenders in the London interbank market (if such Loan is a Eurocurrency Advance).

8.           THE AGENT AND RELATIONS AMONG BANKS, ETC.

8.1           Appointment.  Each Bank hereby designates and appoints the Agent the limited administrative agent for all Banks under this Agreement and the other Loan Documents. Each Bank hereby irrevocably authorizes Agent on its behalf to take or refrain from taking any action, and to exercise or refrain from the exercise of any power, as is required or permitted by the Banks to be taken under the provisions of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto, subject only to the express limitations of this Agreement. The duties of Agent under this Agreement and the other Loan Documents are mechanical and administrative in nature, are limited to those expressly provided herein, and do not establish a fiduciary relationship as between the Agent and any Bank. In performing its function and duties under this Agreement and the other Loan Documents, Agent will act solely as an agent of Banks and assumes no obligation towards or relationship of agency or trust with Borrower. Agent may perform any of its duties under this Agreement or another Loan Document by or through its agents or employees.

8.2           Advances and Payments.

8.2.1           Advances:  In General. All Advances will be made by Agent on behalf of the Banks on the requested Advance Date, except that the Ratable Share of any Bank which the Agent receives after 12:00 p.m. Eastern Time on the Advance Date, or at any time after the Advance Date, will be disbursed on the Business Day following its receipt. Nothing in this Agreement or any other Loan Document is to be construed to require Agent to advance funds on behalf of any Bank or to relieve any Bank from its obligation to make Advances or to prejudice any rights that Borrower may have against any Bank as a result of any default by that Bank hereunder.

8.2.2           Advances.  In order to minimize transfers between the Agent and each Bank of funds representing the Bank's Ratable Share of an Advance, a Borrower payment, or (to the extent that Agent has not been promptly reimbursed by Borrower) other amounts for which the Agent is entitled to Bank reimbursement or indemnification, coincidental transfer and loan account adjustments may be made on a "net" basis. Not later than the Business Day immediately preceding an Advance Date or a date on which Bank reimbursement of the Agent is requested, Agent will advise each Bank by telephone or telecopy as to the purpose and aggregate amount to be disbursed or paid by Agent and the Advance Date or actual or anticipated payment date, as the case may be; the amount which is such Bank's Ratable Share thereof; and, if in order to cause all loan accounts maintained by Agent for such Bank to conform to its Ratable Share of the Loan, the amount which such Bank is requested to remit to Agent will be different, the identity of the loan account(s) requiring adjustment and the nature and amounts due to or from the Bank with respect thereto. All amounts which a Bank is required to remit to Agent will be made available to Agent by transfer of same day funds to the designated wire account of Agent not later than 12:00 p.m. Eastern Time on the Advance Date, as evidenced by a wire transfer number or actual receipt by Agent. Agent will have no liability to Borrower for the failure of any Bank to make an Advance on the Advance Date, and if any Advance Date is on a day when any of the Banks are not open for business, then each Bank shall transfer to Agent its Ratable Share on the next day such Bank is open for business.

8.2.3           Distribution of Payments.  All Loan payments in respect of Advances, interest, fees or expenses incurred by the Banks and required by Borrower to be reimbursed will be deemed paid when immediately available U.S. currency or its equivalent is paid in the amount required by Borrower to Agent. On the Business Day Agent receives a Borrower payment, Agent will advise each Bank by telephone or telecopy of the aggregate amount and such Bank's Ratable Share of amounts actually received by Agent in respect of Advances, interest, fees, or, to the extent that the Banks previously have remitted to Agent therefor, reimbursements for other amounts for which Agent has required Bank reimbursement or indemnification. Agent will pay to such Bank on the same Business Day, by transfer to such Bank's wire account (as specified by such Bank on Exhibit 8.2.3 to this Agreement or as amended by such Bank from time to time after the date hereof) its Ratable Share, "netted" as permitted herein, of any such payment received by Agent not later than 12:00 p.m. (Eastern Time), and otherwise on the next Business Day.

8.2.4           Return of Payments.  Any Agent payment to a Bank under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower, which related payment in fact is not received by Agent, will entitle Agent to recover such amount from the Bank without set-off, counterclaim or deduction of any kind. If Agent determines at any time that an amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Bank. However, if Agent has previously distributed such amount, each Bank will repay to Agent on demand any portion of such amount that Agent has distributed to such Bank, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind by the Bank.

8.3           Dissemination of Information.  Agent will distribute promptly to each Bank the executed promissory notes evidencing such Bank's Ratable Share of the Loans. Agent will have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to Borrower (other than information or notices received by it in accordance herewith and only if not received by the Banks from Borrower), whether coming into its possession before the date of this Agreement or at any time or times thereafter. Agent will use its best efforts after written request therefor by any Bank, and only if not received by such Bank from Borrower, to distribute promptly to each Bank copies of every notice, request, communication, report or other information received by Agent from Borrower pursuant to this Agreement or another Loan Document; provided, that Agent will be liable to the Banks for a failure to do so only if such failure is attributable to Agent's gross negligence or willful misconduct, which will not include the Agent's failure to obtain any of the foregoing from Borrower.

8.4           Amendments, Consents and Waivers for Certain Actions.  Agent is authorized and empowered on behalf of the Banks to amend or modify in writing any provision of this Agreement or another Loan Document which relates or pertains to the Borrower, or to consent to or waive Borrower's performance of any obligation hereunder or of any Event of Default, only with the prior written consent of the Requisite Banks or, if required under Section 9.2, all of the Banks, as the case may be. When Agent requests the written consent of any Bank and does not receive a written approval of such consent from any Bank within ten (10) Business Days after such Bank's receipt of such request, then such Bank will be deemed to have denied such consent.  Borrower agrees that it will not assert any claim of amendment, modification, consent or waiver which is not in writing, which writing (i) references this Agreement or any of the other Loan Documents and (ii) is signed by the Requisite Banks or all of the Banks, as the case may be.

     8.5    Exculpation. Agent and its officers, directors, employees and agents will be liable to any Bank only for the performance of their express obligations under this Agreement and the other Loan Documents and for their own gross negligence or willful misconduct in the performance of any action taken or omitted in connection therewith. If any apportionment or distribution of payments made by Agent in good faith is subsequently determined to have been made in error, Agent will not be liable therefor, but the sole recourse of any Bank to whom payment was due but not made will be to recover from other Banks any payment in excess of the amount to which they are determined to be entitled (and such other Banks hereby agree to return to such Bank any such erroneous payments received by them). The Agent shall use its best efforts to assist the Banks in determining when any such excess payment has been made and in facilitating the recovery thereof. In performing its functions and duties hereunder, Agent will exercise the same care which it would in dealing with loans for its own account. Agent will not be responsible to any Bank for the truth or completeness of any recitals, statements, representations or warranties herein, the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this Agreement or any other Loan Document or the transactions contemplated thereby, or the financial condition of Borrower. Agent will not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, the financial condition of Borrower, or the existence or possible existence of any Event of Default. Agent at any time may request instructions from the Requisite Banks with respect to any action, inaction, failure or approval which, by the terms of this Agreement or any other Loan Document, Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent may refrain from taking any action or withhold any approval and may refrain from any action or withhold any approval until it has received such instructions from the Requisite Banks.  No Bank will have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with instructions of the Requisite Banks or all of the Banks, as the case may require.

8.6           Reliance. Agent may rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any other Loan Document, upon advice of legal counsel as to legal matters, independent accountants as to audit and accounting matters, and other experts selected by it, and when doing so will not be liable to any Bank for any action taken or omitted by Agent in good faith. If any written confirmation of a telephonic notice or instructions differs from the action taken by Agent in connection with such telephonic notice of instructions, Agent's records will govern absent manifest error.

8.7           Credit Decisions.  Each Bank acknowledges that, independently of Agent and each other Bank and based on the financial information received by it and such other documents, information, and independent investigation of the financial condition and affairs of Borrower as it has deemed appropriate, it has made and will continue to make its own appraisal of the creditworthiness of Borrower and credit decisions to participate in the Loans in accordance with this Agreement. Each Bank also acknowledges that, independently of Agent and each other Bank, and based on such other documents, information, and investigations as it deems appropriate at anytime, it will continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

8.8           Indemnification.

8.8.1           Agent Indemnification.  Each Bank agrees (which agreement shall survive any termination of this Agreement) to indemnify Agent according to such Bank's Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, excess Advances or payments of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or another Loan Document, including (without limitation) the reimbursement of Agent for all expenses (including reasonable attorneys' and paralegals' fees, the allocated expense of in-house attorneys and paralegals, and all out-of-pocket expenses) incurred by Agent under or in connection with this Agreement or another Loan Document or in enforcing the Obligations, in all cases as to which Agent is not reimbursed by Borrower, provided that no Bank will be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, Advances or payments as are determined by a court of competent jurisdiction in a final, non-appealable decision or order to have resulted solely from Agent's gross negligence or, willful misconduct. Agent will not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any action or proceeding in respect of this Agreement or another Loan Document, unless it is indemnified to its satisfaction by the Banks against losses, costs, liabilities, and expenses. If any indemnity in favor of Agent is impaired, Agent may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

8.8.2           Borrower Indemnification.  The Borrower hereby agrees to indemnify the Agent, each Bank, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, any Bank or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. In no event will any Bank's claim for indemnification, as damages, losses arising, in the ordinary course of each Bank's business, out of Loans for which the rate charged by Bank is less than the rate paid by such Bank for borrowed funds. The obligations of the Borrower under this Section 8.8.2 shall survive the termination of this Agreement.

8.9           Successor.  Agent may resign as such at any time upon at least 30 days' prior notice to Borrower and all Banks, which resignation will be effective when a successor Agent is in place. If Agent resigns, the Requisite Banks may appoint another Person as a successor Agent which thereupon will become the Agent. If no successor to the Agent is appointed by the Requisite Banks and accepts such appointment within 30 days after the retiring Agent's notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which will be one of the Banks or a commercial banking institution organized under the laws of the United States or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000. Upon the acceptance by any successor an appointment as Agent hereunder, such successor Agent will be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and will thereupon succeed to, and become vested with all rights, powers, privileges, and duties of the retiring Agent, and the retiring Agent will be discharged from all duties and obligations arising under this Agreement and the other Loan Documents from and after the date on which its resignation is effective. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Agreement and the other Loan Documents will continue to bind and inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. If the successor Agent is not one of the Banks, Borrower shall have right to reasonably approve such successor Agent.

8.10           Agent as a Bank.  Agent, in its capacity as a Bank, will have the same rights, powers, duties and liabilities with respect to the Loans as any other Bank and may exercise the same as if it were not the Agent. Unless otherwise required by the context, the terms "Bank", "Banks" and" Requisite Banks" or any similar terms will include the Agent when acting in its individual capacity. Agent may lend money to, and generally engage in any kind of banking, trust or other business with Borrower to the same extent as any other financial institution.

8.11           Borrower Not A Beneficiary.  The provisions of this Section 8 are solely for the benefit of Agent and the Banks and Borrower will have no rights as a third party beneficiary of any of the provisions hereof; provided, however, Borrower will be bound by the provisions hereof. Borrower will have no right against Agent acting in its capacity as Agent, for any claims of Borrower arising from this Agreement, all such claims being assertable only against the Banks.

8.12           Sharing Among Banks.  Without affecting the rights of the Borrower hereunder, each of the Banks agrees with every other Bank that, in the event it shall receive payment on account of the Loan in excess of its pro rata portion, according to the principal amount of its participation in Advances then outstanding, of a payment due all of the Banks, whether such payment be voluntary, involuntary or by operation of law, by application of setoff of any indebtedness or otherwise, then such Bank shall promptly purchase from each of the other Banks, without recourse, for cash and at face value, ratably in accordance with the principal amounts of the participations in Advances then outstanding, interest of the other Banks in the Loans in such an amount that each of the Banks shall have received payment pro rata on account of its participation in the Loans in accordance with the unpaid principal amount thereof then owing to it; provided, that if any such purchase be made by any Bank and if any such excess payment relating thereto or any part thereof is thereafter recovered from such Bank, appropriate adjustments in the related purchases from the other Banks shall be made by rescission and restoration of the purchase price as to the portion of such excess payment so recovered.

8.13           Assignments/Participations.

8.13.1.                      Permitted Assignments.  Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit 8.13.1 or in such other form as may be agreed to by the parties thereto.· The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Bank or an affiliate thereof; provided, however, that if an Event of Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Bank or an affiliate thereof shall (unless each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $10,000,000 or (ii) the remaining amount of the assigning Bank's outstanding Loans.

8.13.2.                      Effect; Closing Date.  Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 8.13.1, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Loans under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and any other Loan Document executed by or on behalf of the Banks and shall have all the rights and obligations of a Bank under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Banks or the Agent shall be required to release the transferor Bank with respect to the percentage of the Aggregate Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 8.13.2, the transferor Bank, the Agent and the Borrower shall, if the transferor Bank or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each casein principal amounts reflecting their respective and outstanding Loans, as adjusted pursuant to such assignment.

8.13.3.                      Participations.  Any Bank may sell to any financial institution or institutions, and such financial institution or institutions may further sell, a participation interest (undivided or divided) in, the Advances and such Bank's rights and benefits under this Agreement, the Notes and the other Loan Documents, and to the extent of that participation interest such participant or participants shall have the same rights and benefits against the Borrower under Section 3.5 and 7.3 as it or they would have had if such participant or participants were the Bank making the Advances to the Borrowers hereunder, provided, however, that (i) such Bank's obligations under this Agreement shall remain unmodified and fully effective and enforceable against such Bank, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of its Notes for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not grant to its participant (other than a participant which is an Affiliate of that Bank)

any rights to consent or withhold consent to any action taken by such Bank or the Agent under this Agreement other than action requiring the consent of all of the Banks hereunder.

8.14           Other Agents.  No Bank designated as a "managing agent", "syndication agent", "documentation agent" or "co-agent" in its capacity as such shall have any rights, duties or responsibilities hereunder, or any fiduciary relationship with any Bank or the Borrower, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist against any it in such capacity.

9.           MISCELLANEOUS.

9.1           Costs and Attorneys' Fees.  All fees, costs and expenses incurred by Agent in connection with the preparation, execution, delivery, performance and administration of the Loan Documents, any and all amendments, supplements and modifications thereof and the other instruments and documents to be delivered hereunder in connection with any matters contemplated by or arising out of this Agreement, whether (a) to commence, defend any action commenced by any party other than Borrower, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings, (b) to take any other action in or with respect to any suit or proceedings (bankruptcy or otherwise), (c) to consult with officers of Agent or to advise Agent or (d) to enforce any rights of the Banks to collect any of the Obligations, including, without limitation, reasonable fees, costs and expenses of Agent's attorneys and paralegals, the allocated costs of Agent's internal counsel, together with interest thereon at the rate equal to 2% above the highest Effective Rate hereunder, will be part of the Obligations, payable on demand. Upon and during the continuance of an Event of Default, Borrower shall reimburse each Bank for such Bank's reasonable fees, costs and expenses incurred in connection with the enforcement of this Agreement and the other Loan Documents. All of the foregoing amounts may, at Agent's option, be charged as an Advance under the Loan.

9.2           Waivers, Modifications in Writing.  No failure or delay on the part of Agent or any Bank in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for under this Agreement, in the Notes and in the other Loan Documents are cumulative and are not exclusive of any remedies that may be available to the Banks at law, in equity or otherwise. No amendment, modification, supplement, termination, consent or waiver of or to any provision of this Agreement, the Notes or the other Loan Documents, nor any consent to any departure therefrom, will in any event be effective unless the same will be in writing and signed by or on behalf of the Borrower and the Requisite Banks and, to the extent any rights or duties of the Agent may be affected thereby, the Agent, provided, however, that no such amendment, modification, termination, waiver or consent shall, without the consent of the Agent and all of the Banks, (i) authorize or permit the extension of time for, or any reduction of the amount of, any payment of the principal of, or interest on, the Notes or any Letter of Credit reimbursement obligation, or any fees or other amount payable hereunder, (ii) amend or terminate the respective Commitment of any Bank or modify the provisions of this Section regarding the taking of any action under this Section or the provisions of this Section 9.2 or the definition of Requisite Banks, or (iii) provide for the discharge of any material Guarantor, except to the extent provided in this Agreement.  Notwithstanding anything herein to the contrary, no Defaulting Bank shall be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver of any provision of this Agreement or any departure therefrom or any direction from the Banks to the Agent, and, for purposes of determining the Requisite Banks at any time when any Bank is a Defaulting Bank under this Agreement, the Commitments and Advances of such Defaulting Banks shall be disregarded.

9.3           Notices, etc.  All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto will be in writing and (except for financial statements and other related informational documents to be furnished pursuant hereto which maybe sent by first-class mail, postage prepaid), will be personally delivered or sent by registered or certified mail, postage prepaid or sent by nationally recognized overnight delivery service and, if mailed, will be deemed to be received for purposes of this Agreement three (3) Business Days after mailing by the sender or one (1) Business Day if sent by overnight delivery service. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 9.3, notices, demands, instruments and other communications in writing will be given to or made upon the respective parties hereto as follows: if to Agent, at Agent's Address, with a copy to Agent's Counsel; if to Borrower, at Borrower's Address, with a copy to Borrower's Counsel and if to a Bank, the address that appears on the signature page to this Credit Agreement.

9.4           Notice of Wrongful Act or Omission by Agent or Banks.  No action will be commenced by Borrower against Agent or any Bank arising out of or attributable to any act or omission of Agent or any Bank unless a notice specifically describing the act or omission will have been given to Agent or such Bank thirty (30) days prior to such judicial action.

9.5           Agent's Failure to Advance.  If Agent will be in breach of the Banks' obligation under this Agreement by reason of failure to make an Advance, notwithstanding Borrower's conformance with the provisions of hereof, Borrower's sole remedies on account thereof will be: (a) to compel Agent to make the Advance which is determined to have been wrongfully withheld; and (b) to recover actual and provable damages on account of such breach, and neither Agent nor any Bank will ever be liable to Borrower for consequential damages, whatever the nature of the breach by Agent or such Bank hereunder.

9.6           Headings.  Section headings used in this Agreement are for convenience of reference only and will not constitute a part of this Agreement for any other purpose or affect the construction of this Agreement.

9.7           Execution in Counterparts.  This Agreement may be executed in counterparts and by different parties on separate counterparts, both of which counterparts, when so executed and delivered, will be deemed to be an original and both of which counterparts, taken together, will constitute but one and the same agreement. This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.8           Binding Effect; Assignment.  This Agreement will be binding upon, and inure to the benefit of, Borrower and the Banks, and the irrespective successors and assigns; provided, however, that Borrower may not assign its rights hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of all of the Banks. This Agreement will not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and each of their respective successors and assigns.

9.9           Severability of Provisions.  Any provision of this Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

9.10           Survival of Agreements; Representations, Warranties Indemnities and Covenants. All agreements, representations, warranties, indemnities and covenants made herein will survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes.

9.11           Independence of Covenants.  All covenants under this Agreement will each be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by another covenant, by an exception thereto, or be otherwise within the limitations thereof, will not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

9.12           Construction of Agreement.  Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Bank, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties and their counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

9.13           Complete Agreement.  This Agreement, together with the exhibits and schedules to this Agreement, the Notes and the other Loan Documents, and the other agreements referred to herein or by their terms referring hereto, is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

9.14           Equitable Relief.  Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Banks; therefore, Borrower agrees that the Banks will be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

9.15           No Fiduciary Relationship.  No provision herein or in any of the other Loan Documents and no course of dealing between the parties will be deemed to create any fiduciary duty by Agent or the Banks to Borrower.

9.16            Choice of Law.  The validity of this Agreement, its construction, interpretation and enforcement and the rights of the parties hereto will be determined under, governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law.

9.17           Venue; Jurisdiction.  The parties agree that all actions or proceedings arising in connection with this Agreement, the Loan Documents, the Advances may be tried and litigated in the federal courts of the United States of the Eastern District of Michigan. Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Borrower irrevocably consents to the service of process out of any such courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Borrower, at its address set forth for notices in this Agreement, such service to become effective ten (10) days after such mailing. Nothing herein will affect the right of any Bank to serve process in any other manner permitted by law. Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 9.17.

9.18           Other Waivers.  Borrower hereby waives, to the extent permitted by applicable law, in connection with a "claim and delivery" action by any Bank or Agent on any Bank's behalf pursuant to Michigan Court Rule 3.105, the right to request that a court require any Bank to post a bond pursuant to Michigan Court Rule 3.105(E)(4)(c)(i).

9.19           Waivers Voluntary.  The waivers contained in this Agreement are freely, knowingly and voluntarily given by each party, without any duress or coercion, after each party has had opportunity to consult with its counsel and has carefully and completely read all of the terms and provisions of this Agreement, specifically including the waivers contained in this Section 9.  Neither the Banks nor Borrower will be deemed to have relinquished the waivers contained herein except by a writing signed by the party to be charged with having relinquished any such waiver.

9.20           Waiver of Jury Trial.  Banks and Borrower acknowledge and agree that there may be a constitutional right to a jury trial in connection with any claim, dispute or lawsuit arising between them, but that such right may be waived. Accordingly, the parties agree that notwithstanding such constitutional right, in this commercial matter the parties believe and agree that it will be in their best interest to waive such right, and accordingly, hereby waive such right to jury trial, and further agree that the best forum for hearing any claim, dispute or lawsuit, if any, arising in connection with this Agreement, any Loan Document or the relationship between the Banks and Borrower, will be a court of competent jurisdiction sitting without a jury.

9.21           Nonliability of Banks.  The relationship between the Borrower on the one hand and the Banks and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Bank has any fiduciary relationship with or duty to the Borrower or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrower and Guarantors, on the one hand, and the Agent and the Banks, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Agent nor any Bank undertakes any responsibility to the Borrower or any Guarantor to review or inform the Borrower or any Guarantor of any matter in connection with any phase of the Borrower's or any Guarantor's business or operations. The Borrower agrees, on behalf of itself and each Guarantor, that neither the Agent nor any Bank shall have liability to the Borrower or any Guarantor (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower or any Guarantor in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NEITHER THE AGENT NOR ANY BANK SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL THE AGENT OR ANY BANK HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER ON BEHALF OF ITSELF AND EACH OTHER GUARANTOR, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Banks and the Agent or among the Borrower, the Guarantors, the Agent and the Banks

BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND BORROWER ACKNOWLEDGES AND AGREES THAT (a) EACH OF THE WAIVERS SET FORTH HEREIN, WERE KNOWINGLY AND VOLUNTARILY MADE; (b) THE OBLIGATIONS OF THE BANKS HEREUNDER, INCLUDING THE OBLIGATION TO ADVANCE AND LEND FUNDS TO BORROWER IN ACCORDANCE HEREWITH, WILL BE STRICTLY CONSTRUED AND WILL BE EXPRESSLY SUBJECT TO SUCH BORROWER'S COMPLIANCE IN ALL RESPECTS WITH THE TERMS AND CONDITIONS HEREIN SET FORTH; AND (c) NO REPRESENTATIVE OF ANY BANK HAS WAIVED OR MODIFIED ANY OF THE PROVISIONS OF THIS AGREEMENT AS OF THE DATE HEREOF AND NO SUCH WAIVER OR MODIFICATION FOLLOWING THE DATE HEREOF WILL BE EFFECTIVE UNLESS MADE IN ACCORDANCE WITH SECTION 9.2 HEREOF.

[INTENTIONALLY LEFT BLANK -SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first hereinabove set forth.

"BORROWER"

MUELLER INDUSTRIES, INC.

By: /S/Gary C. Wilkerson

Its: Vice President, General Counsel and Secretary

"BANKS"

LASALLE BANK MIDWEST NATIONAL
ASSOCIATION, as a Bank and as Agent

By:/S/J Vito

Print Name: _______________________

Its:______________________________

Ratable Share as of the Closing Date: 25.000000000%

Commitment as of the Closing Date: $50,000,000.00

Address for Notice:

800 Military Street
Port Huron, MI 48060-5440
Attn: Joe Vito

REGIONS BANK

BY: /S/James Gummel

Print Name: James Gummel

Its: Senior Vice-President

Ratable Share as of the Closing Date: 20.000000000%

Commitment as of the Closing Date: $40,000,000.00

Address for Notice:
_________________________________
_________________________________
Attn:_____________________________

SUNTRUST BANK

BY: /S/J. H. Miles

Print Name: J. H. Miles

Its: Managing Director

Ratable Share as of the Closing Date: 20.000000000%

Commitment as of the Closing Date: $40,000,000.00

Address for Notice:
850 Ridge Lake Blvd #450___________
Memphis, TN 38120________________
Attn: Bryan W. Ford________________

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By: /S/ Philip E. Stevenson

Print Name: Philip E. Stevenson

Its: Senior Vice President

Ratable Share as of the Closing Date: 15.000000000%

Commitment as of the Closing Date: $30,000,000.00

Address for Notice:
165 Madison Avenue, 10th Floor
Memphis, TN 38103
Attn: Metropolitan Division

WELLS FARGO HSBC TRADE BANK, N.A.

By: /S/ Scott J. Albert

Print Name: Scott J. Albert

Its: Vice President

Ratable Share as of the Closing Date: 11.250000000%

Commitment as of the Closing Date: $22,500,000.00

Address for Notice:
230 West Monroe St., Suite 2900
Chicago, L 60606
Attn: Scott L. Albert

HSBC BANK USA, NATIONAL ASSOCIATION

By: /S/ Robert J. McArdle

Print Name: Robert J. McArdle

Its: Vice President

Ratable Share as of the Closing Date: 8.750000000%

Commitment as of the Closing Date: $17,500,000.00

Address for Notice:
One HSBC Center
Buffalo, New York, 14203
Attn: Robert J. McArdle

EXHIBIT 1.15(b)

RESTRICTED SUBSIDIARIES

B&K Industries, Inc.
Itawamba Industrial Gas Company, Inc.
Micro Gauge, Inc.
MicroGauge Machining, Inc.
Mueller Brass Co.
Mueller Brass Forging Company, Inc.
Mueller Casting Company, Inc.
Mueller Copper Fittings Company, Inc.
Mueller Copper Tube Company, Inc.
Mueller Copper Tube Products, Inc.
Mueller East, Inc.
Mueller Fittings Company, Inc.
Mueller Formed Tube Company, Inc.
Mueller Impacts Company, Inc.
Mueller Industrial Realty Co.
Mueller Line Set, Inc.
Mueller Plastics Corporation, Inc.
Mueller Plastics Holding Company, Inc.
Mueller Press Company, Inc.
Mueller Refrigeration Company, Inc.
Mueller Refrigeration Products Company, Inc.
Mueller Streamline Co.
Overstreet-Hughes Co., Inc.
WTC Holding Company

ADVANCE REQUEST FORM

(See Section 2.2.2 -Borrowing Notice)

(Cut-off is 11 :00 a.m. Eastern Time)

TO:	LASALLE BANK MIDWEST NATIONAL ASSOCIATION

ATTENTION:	JOSEPH VITO

FAX:	(810) 987-1865

FROM:	MUELLER INDUSTRIES, INC.

RE:	$200,000,000 REVOLVING LINE OF CREDIT
Dated: December 1, 2006

ADVANCE REQUEST DATE:	______/______/______
ADVANCE DATE:	______/______/______
ADVANCE AMOUNT:	$__________________

TYPE OF ADVANCE (Check to Indicate):
PRIME _______________________________
LIBOR _______1 Mo. _______2 Mos. _________ Mos.
CURRENCY:___________________________________
LETTER OF CREDIT (See attached Letter of Credit Application)

METHOD OF ADVANCE:
-CREDIT TO MUELLER INDUSTRIES, INC.
ACCOUNT NO. _________________________________

-SPECIAL WIRE INSTRUCTIONS AS FOLLOWS:
_____________________________________________
_____________________________________________
_____________________________________________

-ISSUE LETTER OF CREDIT TO:
_____________________________________________
_____________________________________________
_____________________________________________

-SPECIAL LETTER OF CREDIT INSTRUCTIONS:
_____________________________________________
_____________________________________________
_____________________________________________

REQUESTED BY:	______________________________________________
(AUTHORIZED SIGNATURE)

EXHIBIT 2.3

LINE OF CREDIT NOTE

Amount: $ ______________

Due Date: December 1, 2011                                                                                                Dated as of December 1, 2006

FOR VALUE RECEIVED, MUELLER INDUSTRIES, INC., a Delaware corporation ("Borrower"), promises to pay to the order of ________________________ in immediately available United States funds, the principal sum of _______________ MILLION ____________ HUNDRED THOUSAND and ______________ no/100 Dollars or such lesser sum as will have been advanced by Bank to Borrower under this Note, pursuant to the terms of the Credit Agreement dated as of December 1, 2006, as from time to time amended, among Borrower, the Banks identified therein, and LASALLE BANK MIDWEST NATIONAL ASSOCIATION, as Agent (the "Credit Agreement"), plus interest, per annum, at the Effective Rate (as hereafter defined). Except as otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Credit Agreement, all of the terms and conditions of which are herein incorporated by this reference.

This Note is one of the Line of Credit Notes referred to in the Credit Agreement.  Advances of principal, repayment, and re-advances may be made under the Credit Agreement and this Note from time to time as provided therein, but the Bank may refuse to make advances or re-advances during the existence of any Event of Default or Unmatured Event of Default or when the conditions precedent set forth in the Credit Agreement are not satisfied. No individual Advance will have a maturity date beyond the Line of Credit Maturity.

Advances under this Note shall bear interest as provided in the Credit Agreement (each, an "Effective Rate").

Interest and principal shall be paid on the dates and in the manner provided in the Credit Agreement. The outstanding principal balance of the Line of Credit Loan, together with accrued interest, will be due and payable in full at the Line of Credit Maturity.

Borrower may prepay, in whole or in part, but in an amount not less than Ten Million Dollars ($10,000,000.00) at one (1) business day's notice, without premium or penalty, any Alternate Base Rate Advances under this Note at any time. Eurodollar Advances may only be prepaid at the end of an Interest Period and in the manner provided in the Credit Agreement. If at any time during the term of this Note, the Total Outstanding Amount will exceed $200,000,000, Borrower will immediately, and in any event within two (2) Business Days, remit and pay to Agent such amounts as may be necessary to reduce the Total Outstanding Amount to $200,000,000.

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All Advances will be charged to an account in Borrower's name on Agent's books, and Agent will debit to such account the amount of each Advance when made and credit to such account the amount of each repayment thereunder. Agent will render Borrower, from time to time, a statement setting forth the debit balance in the loan account, which will be deemed to be correct and accepted by Borrower, unless Agent receives a written statement of exceptions within ten (10) days after such statement has been rendered to Borrower. Such statement will be prima facie evidence of the correctness of the Advances owing to the Bank by Borrower hereunder, unless there will be manifest error evident on its face. Similarly, each Bank is hereby authorized by Borrower to record in its books and records, the date, and amount and type of each Advance and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, which books and records shall constitute prima facie evidence of the information so recorded, provided, however, that failure of any Bank to record, or any error in recording, any such information shall not relieve Borrower of its obligation to repay the outstanding principal amounts of the Loan, all accrued interest thereon and other amounts payable with respect thereto ill accordance with the terms of this Note and the Credit Agreement.

Both principal and interest are payable in immediately available United States funds to the Agent on behalf of the Bank at 800 Military Street, Port Huron, Michigan 48060, Attention: Joseph A. Vito, or at such other address as Agent may hereto specify to Borrower in writing.

Interest will be calculated on a daily, outstanding balance basis and will be computed for the actual number of days elapsed on the basis of a 360 day year unless otherwise required under the Credit Agreement. At no time will the interest charged hereunder be greater than the Maximum Rate. Payments received by Agent which would otherwise cause said interest rate to exceed such Maximum Rate will, to the extent of such excess, be deemed principal payments.

During the existence of any Event of Default, or after the Line of Credit Maturity, or after demand or acceleration of maturity, Borrower will be obligated to Bank and will pay Bank, in addition to the interest stated above, additional interest which will accrue at a default rate equal to two percent (2%) per annum of the outstanding principal balance hereof and which will be reflected in the statement of account sent to Borrower prior to each payment date.

If any required installment is not paid within ten (10) days after the date the same is due, upon Agent's demand Borrower will forthwith pay Bank a late charge equal to 5 cents ($.05) for each dollar of the installment so overdue. The late charge will apply individually to all payments past due, and there will be no daily pro rata adjustment.

Any other provision of the Credit Agreement or any other Loan Document to the contrary notwithstanding, Borrower hereby grants Bank a right to set off and apply any and all deposits general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower, against any and all the

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obligations of Borrower, now or hereafter existing under any Loan Document. Borrower agrees to pay all of Agent's costs incurred in the collection of this Note, including reasonable attorneys' fees.

Acceptance by Bank of any payment in an amount less than the amount then due will be deemed an acceptance on account only, and Borrower's failure to pay the entire amount then due will be and continue to be an event of default. Borrower waives presentment for payment, demand, notice of non-payment, notice of protest or protest of this Note. The liability of Borrower under this Note will be absolute and unconditional, without regard to the liability of any other party.

Borrower expressly assumes all risk of loss or delay in the delivery of any payments by mail, and no course of conduct or dealing will affect Borrower's assumption of these risks.

Upon any occurrence of an Event of Default as defined in the Credit Agreement ("Event of Default"), Bank may, without further notice and without demand or presentation, declare the entire unpaid paid balance hereunder and all accrued interest, to be immediately due and payable, anything contained herein or in any document executed in connection herewith to the contrary notwithstanding.

Upon the occurrence of an Event of Default, neither the failure of the Bank-promptly to exercise its right to declare the outstanding principal and accrued and unpaid interest hereunder to be immediately due and payable, nor failure to exercise any other right or remedy the Bank may have upon default, nor the acceptance by the Bank of late payments, nor the failure of the Bank to demand strict performance of any obligation of Borrower or of any other person who may be liable hereunder, will constitute a waiver of any such rights in connection with any future Event of Default.

Bank may hold and apply at any time after an Event of Default its own indebtedness or liability to Borrower in payment of any indebtedness hereunder.

Borrower and all endorsers, sureties and guarantors hereof, hereby jointly and severally waive presentment for payment, notice of non payment, notice of protest or protest of this Note, diligence in collection or bringing suit, and hereby consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Bank with respect to payment or any other provisions of this Note, and to the release of any collateral or any part thereof, with or without substitution and hereby waive any and all defenses of a surety. The liability of Borrower will be absolute and unconditional, without regard to the liability of any other party hereto.

Borrower, and any other person who may be liable hereunder in any capacity, agrees to pay all reasonable costs of collection, including reasonable attorney's fees and expenses, in case the principal on this Note or any payment of interest hereon is not paid on the respective dates due (whether by demand, maturity, acceleration or otherwise), or in case it becomes necessary to protect any security for this Note, whether suit is brought or not.

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Any default in any of the conditions, covenants, obligations or agreements contained in any of the Loan Documents or any other instruments securing and/or evidencing this indebtedness will constitute an Event of Default under this Note. Reference is hereby made to the agreement(s) and document(s) described above for additional terms and conditions relating to this Note.

This Note, made in the State of Michigan, will be governed and construed according to the laws of the State of Michigan.

WITNESS	MUELLER INDUSTRIES, INC.
_______________________________	_______________________________
By:
Its: Vice President
_______________________________

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Exhibit 3.3.2

B&K Industries, Inc.
Itawamba Industrial Gas Company, Inc.
Micro Gauge, Inc.
MicroGauge Machining Inc.
Mueller Brass Co.
Mueller Brass Forging Company, Inc.
Mueller Casting Company, Inc.
Mueller Copper Fittings Company, Inc.
Mueller Copper Tube Company, Inc.
Mueller Copper Tube Products, Inc.
Mueller East, Inc.
Mueller Fittings Company, Inc.
Mueller Formed Tube Company, Inc.
Mueller Impacts Company, Inc.
Mueller Industrial Realty Co.
Mueller Line Set Inc.
Mueller Plastics Corporation, Inc.
Mueller Plastics Holding Company, Inc.
Mueller Press Company, Inc.
Mueller Refrigeration Company, Inc.
Mueller Refrigeration Products Company, Inc.
Mueller Streamline Co.
Overstreet-Hughes Co., Inc.
WTC Holding Company

EXHIBIT 3.3.2

GOOD STANDING CERTIFICATES

B&K Industries, Inc.
Itawamba Industrial Gas Company, Inc.
Micro Gauge, Inc.
MicroGauge Machining, Inc.
Mueller Brass Co.
Mueller Brass Forging Company, Inc.
Mueller Casting Company, Inc.
Mueller Copper Fittings Company, Inc.
Mueller Copper Tube Company, Inc.
Mueller Copper Tube Products, Inc.
Mueller East, Inc.
Mueller Fittings Company, Inc.
Mueller Formed Tube Company, Inc.
Mueller Impacts Company, Inc.
Mueller Industrial Realty Co.
Mueller Industries, Inc.
Mueller Line Set, Inc.
Mueller Plastics Corporation, Inc.
Mueller Plastics Holding Company, Inc.
Mueller Press Company, Inc.
Mueller Refrigeration Company, Inc.
Mueller Refrigeration Products Company, Inc.
Mueller Streamline Co.
Overstreet-Hughes Co., Inc.
WTC Holding Company, Inc.

SECTION 3.3.4

CERTIFIED CHARTERS

LaSalle Bank Midwest, National Association
800 Military Street, Suite 400
Port Huron, MI 48060

Ladies and Gentlemen:

The undersigned, being the Vice President, General Counsel and Secretary of Mueller Industries, Inc. (the "Borrower"), hereby certifies on behalf of Borrower to Agent that:

1.           The charter documents of Mueller Industries, Inc. and of the subsidiaries of the Borrower listed in Exhibit A remain in full force and effect and have not been modified, amended or rescinded since December 1, 2006.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Company this 1st day of December, 2006.

____________________________________
Gary C. Wilkerson
Mueller Industries, Inc.
Vice President, General Counsel and Secretary

EXHIBITS 3.3.3 AND 3.3.5
CERTIFIED RESOLUTIONS
CERTIFICATE OF INCUMBENCY

LaSalle Bank Midwest, National Association
800 Military Street, Suite 400
Port Huron, MI  48060

Ladies and Gentlemen:

    I hereby certify that I am the Secretary of Mueller Industries, Inc., a Delaware corporation (the “Company”), and Vice President – Legal of each of the Guarantors other than WTC Holding Company, Inc.  In such capacities, I have access to the Company’s and Guarantors’ corporate records and am familiar with the matters therein contained and herein certified, and that:

    1.           Attached hereto as Annex 1 is a true and correct copy of resolutions of the Boards of Directors of the Company and of the Guarantors, which resolutions were duly adopted by said Boards of Directors and are in full force and effect on and as of the date hereof, not having been in any way amended, altered or repealed.

    2.           The following persons are duly qualified and acting officers of the Company, duly elected to the offices set forth opposite their respective names, and the signature appearing opposite the name of each such officer is his authentic signature:

NAME	OFFICE	SIGNATURE
Kent A. McKee	Vice President and Chief Financial Officer, Mueller Industries, Inc.	________________________
Gary C. Wilkerson	Vice President, General Counsel and Secretary	_______________________
Gary C. Wilkerson	Vice President – Legal (all Guarantors other than WTC Holding Company, Inc.	_______________________
James H. Rourke	President, WTC Holding Company, Inc.	_______________________

    IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Company this 1st day of December, 2006.

Gary C. Wilkerson, Secretary
Mueller Industries, Inc.

ASSISTANT SECRETARY CERTIFICATE
OF
MUELLER INDUSTRIES, INC.

LaSalle Bank Midwest, National Association
800 Military Street, Suite 400
Port Huron, MI  48060

Ladies and Gentlemen:

    I hereby certify that I am the Assistant Secretary of Mueller Industries, Inc., a Delaware corporation (the “Company”), and that Gary C. Wilkerson is the duly qualified and elected Vice President, General Counsel and Secretary of the Company.

    IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Company this 1st day of December, 2006.

James E. Browne, Assistant Secretary
Mueller Industries, Inc.

EXHIBIT 3.3.11

FORM OF OPINION

December 1, 2006

LaSalle Bank Midwest National Association, as Agent,
and the Banks party to the Credit Agreement described below
c/o LaSalle Bank Midwest National Association, as Agent
800 Military Street
Port Huron, MI 48060

a.           Re: Credit Agreement

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Mueller Industries, Inc., a Delaware corporation (the "Company") and except for WTC Holding Company, Inc., I am Vice President -Legal and Secretary of each of the Guarantors as that term is defined in the Credit Agreement dated as of December 1, 2006, between the above listed bank syndicate members and the Company (the "Credit Agreement"). I have acted as counsel for the Company and the Guarantors in connection with the various documents referred to herein. This opinion is furnished to you under the Credit Agreement and each Guaranty of the Credit Agreement, each dated as of December 1, 2006, between the Company, and the Banks (collectively the "Agreements").

Unless otherwise defined herein or unless the context requires, terms defined in the Credit Agreement shall have the same meaning herein.

I have examined the original or a copy certified or otherwise identified to my satisfaction as a true copy of each of the Loan Documents.

I have participated in the preparation of, and have assisted the Company and the Guarantors in their activities relative to the transactions contemplated by, or referred to in, the Loan Documents. I have examined such records, documents, instruments, certificates of public officials and of the Company and its Subsidiaries, made such inquiries of officials of the Company and its Subsidiaries, and considered such questions of law as I have deemed necessary for the purpose of rendering the opinions set forth herein.

In rendering this opinion I have assumed that, to the extent the enforceability of the Agreements under applicable law is affected thereby, each Bank is in compliance with all laws, rules, and regulations applicable to it, including the laws of any domicile in which it is or will be doing business, and each Bank has taken and will take all steps necessary to comply with all laws, rules, and regulations with respect to its participation in this transaction.

2.           QUALIFICATIONS

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The opinions hereinafter expressed are subject to the following further qualifications and assumptions:

1.           My opinion is subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the right of creditors generally, and to the discretionary nature of specific performance and other equitable remedies.

2.           My opinion is subject to limitations imposed by general principles of equity and public policy upon the specific enforceability of any of the Agreements, and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings in law or in equity). Such principles of equity are of general application, and in applying such principles a court, among other things, might not allow a creditor to accelerate maturity of a debt, or to realize upon any security for the payment of such debt upon the occurrence of a default deemed immaterial, or might decline to order the Company or its Subsidiaries to perform covenants.  However, to the extent that the provisions of the Agreements may not be enforceable strictly in accordance with their terms, there are adequate remedies to permit the practical realization of the benefits intended to be conferred by the Agreements.

3.           The Banks' enforcement of the rights and remedies available to the Banks under the Agreements will not violate the Banks' implied covenant of good faith and fair dealings.

4.           I express no opinion with respect to any provision in any of the Agreements purporting to allow the collection of attorneys' fees.

5.           I express no opinion as to the validity, binding effect, or enforceability of any provision in the Agreements which: (a) provides that delays by a Bank will not operate as a waiver, (b) grants to a Bank a power of attorney to act for the Company or its Subsidiaries, (c) attempts to modify or waive any requirements of commercial reasonableness or notice, or (d) purports to grant a Bank rights of summary possession or non judicial foreclosure.

i. OPINIONS

Based upon and subject to the foregoing, I am of the opinion that:

a.           The Company and each Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each Guarantor has full corporate power and authority to conduct its business as presently conducted. The Company and each Guarantor is qualified to transact business as a foreign corporation in those states in which they are required to do so by reason of their ownership or leasing of real property located in the state or its maintaining an office in the state.

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b.           The Company and the Guarantors have full corporate power and authority to execute and deliver, and to perform and observe the provisions of, the Agreements and the Notes executed by the Company and the Guarantors, respectively.

c.           The Agreements and the Notes have been duly authorized, executed, and delivered by the Company or a Guarantor, as the case may be, and the Agreements and the Notes constitute valid and binding obligations of the Company (with respect to the Credit Agreement and the Notes) or the appropriate Guarantor (with respect to the Agreements to which they are a party) enforceable against the Company and the Guarantors (with respect to Agreements to which they are a party) in accordance with their respective terms.

d.           No registration with, consent or approval of, notice to, or other action by, any government entity is required for the execution and delivery of the Agreements and the Notes by the Company or the Guarantors, as the case may be, or if required, such registration has been made, such consent or approval has been obtained, such notice has been given, or such other appropriate action has been taken.

e.           The execution and delivery of the Agreements and the Notes, and the performance and observance of and compliance with the provisions of them by the company and the Guarantors, do not conflict with or result in a violation of the Charter or Bylaws of the Company or any Guarantor. The execution, delivery, and performance of, and compliance with, the Agreements and the Notes by the Company and the Guarantors will not contravene any applicable law or to my knowledge any court orders, and further will not violate or result in any breach of any of the terms, conditions or provisions of, or constitute a default under or result in a creation of any lien, charge, or encumbrance on any property or assets of the Company or any Guarantor, and is not contrary to the terms of any indenture, mortgage, deed of trust, or other agreement by which the Company or any Guarantor is bound or to which the Company or any Guarantor is subject.

f.           There is no litigation, arbitration, or mediation pending before any court, arbitrator, mediator, or administrative body, or, to my knowledge, threatened against the Company or any Guarantor which might reasonably be expected to result in any material adverse change in the business, operations, properties or the business prospects or condition (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, or would materially adversely affect the ability of the Company and the Guarantors to perform their respective obligations under the Agreements and the Notes, except as heretofore disclosed to the Banks in writing.

I am admitted to the practice of law only in the States of Oklahoma and Tennessee.  I do not purport to be expert in and am not rendering any opinion as to matters under or involving the laws of any jurisdiction except the federal law of the United States, the corporation law of the State of Delaware, and the laws of Oklahoma and

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Tennessee.  To the extent any of the opinions expressed herein involve the consideration of the laws of any other state, I have assumed that the laws of such state are substantially similar to the laws of Tennessee.

    The opinion is being delivered to you, is intended solely for your use (including use by you or your representatives, including counsel, and your permitted successors, assigns and participants) in connection with enforcement and administration of the Agreements, and may not be otherwise reproduced, filed publicly, or relied upon by any other person for any purpose without the express written consent of the undersigned.

Very truly yours,

Gary C. Wilkerson
Vice President, General Counsel and Secretary
Mueller Industries, Inc.

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EXHIBIT 3.5.1(b)

GUARANTY

This Guaranty ("Guaranty") is made on and as of December 1, 2006, by each of the undersigned (each a "Guarantor" and, collectively, the "Guarantors"), in favor of LASALLE BANK MIDWEST NATIONAL ASSOCIATION, a national banking association, and each of the other banking institutions and other lenders that are or may hereafter become "Banks" under the Credit Agreement, as hereafter defined and their respective successors and assigns (collectively, the "Banks"), and LASALLE BANK MIDWEST NATIONAL ASSOCIATION, as agent ("Agent").

Recitals

A.           The Banks have established a line of credit (the "Line of Credit") in favor of Mueller Industries, Inc., a Delaware corporation ("Borrower"), which directly or indirectly holds an ownership interest in each Guarantor.

B.           The terms and conditions of the Line of Credit are set forth in the Credit Agreement dated as of December 1, 2006, among Borrower, the Banks and the Agent (as amended or otherwise modified from time to time, the "Credit Agreement"). Capitalized terms not otherwise defined in this Guaranty have the meanings given those terms in the Credit Agreement.

C.           To further evidence the obligations of Borrower under the Credit Agreement, and particularly borrower's payment obligations to each of the Banks thereunder, Borrower has executed and/or will execute in favor of the Banks separate Line of Credit Notes (as the same have been and may hereafter be amended, restated and/or substituted, collectively, the "Notes").

D.           Under the terms of the Credit Agreement, Agent has been appointed to act as "Agent" for the Banks to, among other things, administer and enforce the provisions of the Credit Agreement and the Notes, including the Provisions regarding payment and collection of amounts owing by Borrower to the Banks thereunder.

E.            Under the Credit Agreement, each Guarantor is required to execute a guaranty agreement containing terms and conditions substantially identical to the terms and conditions of this Guaranty. Each Guarantor believes that establishment of the Line of Credit under such terms is highly desirable as the most economic means of obtaining additional working capital for Borrower and the entire corporate group of which Guarantors, Borrower and the other subsidiaries of Borrower are a part, and that by establishing such a joint credit the best terms and conditions are being made available to the corporate group.

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F.           Guarantor's most recent financial statements reflect that its assets exceed its liabilities.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Guarantor agrees as follows:

1.           GUARANTY.  Each Guarantor, as primary obligor and not as surety, hereby, jointly and severally with the other Guarantors, unconditionally guarantees to the Banks (a) the full and prompt payment of all sums due or to become due to the Agent and/or one or more of the Banks under or in connection with the Credit Agreement and the other Loan Documents, including without limitation, the principal on the Notes when and as the same will become due, whether at the stated maturity thereof, by acceleration or otherwise, (b) the full and prompt payment of interest on the Notes when and as the same will become due, and (c) the full and prompt payment of all amounts payable by the Borrower in connection with the issuance of letters of credit under the Credit Agreement ("Letters of Credit"), and agrees, in the event of any failure of Borrower to make such payments of principal and interest, when due, to make such payments plus all other Obligations and sums payable under the Notes, the Credit Agreement, and the other Loan Documents. All payments by Guarantor will be paid in lawful money of the United States of America in immediately available funds. Each and every default in payment of the principal of or interest on the Notes will give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

2.           UNCONDITIONAL OBLIGATIONS.

(a)           The obligations of Guarantor under this Guaranty will be absolute and unconditional and will remain in full force and effect until the entire principal of and interest on the Notes will have been paid, all other Obligations and amounts owing to the Banks under the Loan Documents have been paid and all Letters of Credit have expired and such Obligations will not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to, or the consent of Guarantor:

(i)           the failure to give notice to Guarantor of the occurrence of an Event of Default under the terms and provisions of any of the Loan Documents;

(ii)           the waiver, compromise, settlement, release or termination of any of Borrower's obligations, covenants or agreements contained in the Loan Documents or of the payment, performance or observance thereof;

(iii)           the extension of the time for payment or amount of any principal of or interest on the Notes owing or payable on the Notes or of the time for performance of any obligations, covenants or agreements under or arising out of, any of the Loan Documents or the extension or the renewal thereof;

(iv)           the modification or amendment (whether material or otherwise) of any, obligation, covenant or agreement set forth in any of the Loan Documents;

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(v)           the taking or the omission of any of the actions referred to in any of the Loan Documents;

(vi)           any failure, omission, delay or lack on the part of the Agent or the Banks to enforce, assert or exercise any right, power or remedy conferred on the Agent or the Banks in this Guaranty or the other Loan Documents or any other act or acts on the part of the Agent or the Banks, if any;

(vii)           the voluntary or involuntary liquidation, dissolution, sale or other disposition (other than by way of mortgage or granting of security interest to secure borrowing of the Borrower from the Banks) of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment or other similar proceedings affecting Guarantor, or Borrower or any of the assets of either of them, or any allegation or contest of the validity of this Guaranty or the other Loan Documents or the disaffirmance of the other Loan Documents or this Guaranty in any such proceeding;

(viii)           to the extent permitted by law, any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of Guarantor from the performance or agreement contained in this Guaranty;

(ix)           the default or failure of Guarantor fully to perform any of its obligations set forth in this Guaranty;

(x)           the substitution, exchange or release of any collateral at any time securing payment of the Notes;

(xi)           the invalidity, illegality or unenforceability of the Notes or any provision of the other Loan Documents, or any other document or agreement delivered in connection with the issuance of the Notes; or

(xii)           any default or Event of Default under the Credit Agreement.

(b)           No setoff, counterclaim, reduction, or diminution of an obligation, or any defense of any kind or nature (other than performance by Guarantor of its obligations hereunder) which Guarantor or Borrower has or may have against any Bank will be available hereunder to Guarantor against any Bank. No invalidity, irregularity or unenforceability of all or any part of the obligations guaranteed hereunder or of any security therefor will affect, impair or constitute a defense to Guarantor's obligations under this Guaranty.

(c)           Each Bank will have the right to proceed first and directly against Guarantor under this Guaranty without proceeding against or exhausting any other remedies which it may have and without resorting to any other security held by the Agent or such Bank.

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(d)           Guarantor hereby expressly waives notice from the Banks of their respective acceptance and reliance on this Guaranty and waives presentment, demand, protest, and any other notice of any other kind with respect to this Guaranty. Guarantor also waives the Banks' promptness or diligence in collecting the indebtedness guaranteed hereunder or making any demand or claim hereunder. Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys' fees which may be incurred by any Bank in enforcing or attempting to enforce this Guaranty or protecting the rights of a Bank hereunder following any default on the part of Guarantor hereunder, whether the same will be enforced by suit or otherwise.

(e)           This Guaranty will not be deemed to create any right in, or to be in whole or in part for the benefit of any person other than the Banks or any other bank which may purchase the interest of a Bank or a participation in the Notes from a Bank. This Guaranty is entered into by Guarantor for the benefit of each of the Banks and may be enforced jointly or severally by the Banks.

(f)           Guarantor's obligation under this Guaranty will survive the repayment of the Notes and will be reinstated if at any time any payment to any Bank is required to be restored.

(g)           Guarantor agrees that any indebtedness of Borrower to Guarantor will be fully subordinate and junior in priority in right of payment to any indebtedness of Borrower to the Banks, and Guarantor will have no right of subrogation, reimbursement or indemnity nor any right of recourse to security for the debts and obligations of Borrower to Guarantor, unless and until the entire principal of and interest on the Notes have been paid and all other amounts owing to the Banks under the other Loan Documents and all other Obligations required to be paid by Borrower to the Banks have been paid in full and all Letters of Credit have expired. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all the indebtedness of Borrower to the Banks shall not have been paid in full, such amount shall be held in trust for the benefit of the Banks and shall forthwith be paid to the Agent to be credited and applied upon such Indebtedness.

(h)           Notwithstanding any other provision of this Guaranty to the contrary, if the obligations of the Guarantor hereunder would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state corporate law or any state or federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other law affecting the rights of creditors generally, to be void, invalid or unenforceable to any extent on account of the amount of the Guarantor's liability under this Guaranty, then notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

(i)           The obligations of Guarantor will be absolute and unconditional irrespective of the validity, legality or enforceability of any provision of any commitment or document between Borrower and any Bank.

(j)           The obligation of Guarantor will be joint and several with anyone or more of the other parties now or hereafter guaranteeing the indebtedness guaranteed by Guarantor, and such

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obligation of Guarantor may be enforced against each guarantor separately or against any two or more jointly, or against some separately and some jointly.

3.           REPRESENTATIONS AND WARRANTIES.  In order to induce the Banks to accept this Guaranty, each Guarantor represents and warrants to each Bank that Guarantor (a) is a legal entity duly organized, validly existing and in good standing under the laws of the State of its organization, (b) has full power, authority and legal right to own and operate its property and to conduct the business in which it is currently engaged, (c) is duly qualified and is in good standing under the laws of each Jurisdiction in which the failure to so qualify may have a material adverse affect on its business, (d) is in compliance with all Requirements of Law, except where the lack of compliance could not reasonably be expected to materially impact the future of Guarantor and the other Subsidiaries, taken as a whole, or the ability of Guarantor to observe and perform its obligations under this Guaranty, (e) Guarantor has full power and authority to execute, deliver and perform this Guaranty, (f) Guarantor has taken all necessary action to authorize the execution, delivery and performance of this Guaranty, and (g) no consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery and performance by Guarantor or the validity or enforceability against Guarantor of this Guaranty.

4.           EVENTS OF DEFAULT, ACCELERATION, REMEDIES.

4.1           Events of Default.  Any Event of Default under the Credit Agreement will constitute an event of default ("Event of Default") under this Guaranty.

4.2           Remedies.  Upon the occurrence of an Event of Default, all Obligations will, at the option of the Requisite Banks, be immediately due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by Guarantor. Upon acceleration, Agent may proceed to protect, exercise and enforce its rights and remedies hereunder and any other rights and remedies as are provided by law or equity. Agent may determine, in its sole discretion, the order and manner in which the Bank's rights and remedies are to be exercised, and all payments received by Agent will be applied as follows: first, to all costs and expenses incurred by Agent in collecting any Obligations by reason of such Event of Default; second, to accrued interest; third, to other Obligations in such order as Agent may determine in its sole discretion; and fourth, to Guarantor or as otherwise provided by any Requirement of Law.

4.3           Right of Set-Off.  In addition to all other remedies available to the Banks, after any Event of Default, each Bank is hereby authorized at any time and from time to time, without further notice to Guarantor, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Guarantor, against any and all the obligations of Guarantor, now or hereafter existing.

4.4           Remedies Cumulative.  No remedy herein conferred upon or reserved to the Banks is intended to be exclusive of any other available remedy or remedies, but each and every such remedy will be cumulative and will be in addition to every other remedy given under this

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Guaranty and the other Loan Documents or now or hereafter existing at law or in equity.  No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder will impair any such right or power or will be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle any Bank to exercise any remedy reserved to it in this Guaranty, it will not be necessary to give any notice, other than such notice as may be expressly required herein or in the Credit Agreement. In the event any provision contained in this Guaranty should be breached by any party and thereafter duly waived by the other party so empowered to act, such waiver will be limited to the particular breach so waived and will not be deemed to waive any other breach hereunder. No waiver, amendment, release or modification of this Guaranty will be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties to this Guaranty.

5.           MISCELLANEOUS.

5.1           Costs and Attorneys' Fees.  All fees, costs and expenses incurred by the Agent in connection with the preparation, execution, delivery, performance and administration of this Guaranty, any and all amendments, supplements and modifications thereof and the other instruments and documents to be delivered hereunder in connection with any matters contemplated by or arising out of this Guaranty, whether (a) to commence, defend any action commenced by any party other than Guarantor, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings, (b) to take any other action in or with respect to any suit or proceedings (bankruptcy or otherwise), (c) to consult with officers of Agent or to advise Agent or (d) to enforce any rights of the Banks to collect any of the Obligations, including, without limitation, reasonable fees, costs and expenses of Agent's and the Bank's attorneys and paralegals, the allocated costs of Agent's internal counsel, together with interest thereon at the highest applicable default or overdue rate under the Credit Agreement, will be part of the Obligations, payable on demand.

5.2            Waivers, Modifications in Writing.  No failure or delay on the part of Agent or any Bank in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for under this Guaranty are cumulative and are not exclusive of any remedies that may be available to the Banks at law, in equity or otherwise. No amendment, modification, supplement, termination, consent or waiver of or to any provision of this Guaranty, nor any consent to any departure therefrom, will in any event be effective unless the same will be in writing and signed by or on behalf of the Requisite Banks and Guarantor.

5.3           Notices, etc.  All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto will be given in accordance with the terms of the Credit Agreement.

5.4           Notice of Wrongful Act or Omission by Agent or any Bank.  No action will be commenced by Guarantor against Agent or any Bank arising out of or attributable to any act or omission of Agent or any Bank unless a notice specifically describing the act or omission will

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have been given to Agent or such Bank, as the case may be, thirty (30) days prior to such judicial action.

5.5           Headings.  Section headings used in this Guaranty are for convenience of reference only and will not constitute a part of this Guaranty for any other purpose or affect the construction of this Guaranty.

5.6           Execution in Counterparts.  This Guaranty may be executed in by different parties on separate counterparts, all of which counterparts, when so executed and delivered, will be deemed to be an original and all of which counterparts, taken together, will constitute but one and the same agreement. This Guaranty will become effective upon the execution of a counterpart hereof by each of the parties hereto.

5.7           Binding Effect; Assignment.  This Guaranty will be binding upon Guarantor and its successors and assigns. Guarantor may not assign its rights hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of the Requisite Banks.

5.8           Severability of Provisions.  Any provision of this Guaranty which is illegal, invalid, prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

5.9           Survival of Agreements; Representations, Warranties, Indemnities and Covenants.  All agreements, representations, warranties, indemnities and covenants made herein will survive the execution and delivery of this Guaranty.

5.10           Independence of Covenants.  All covenants under this Guaranty will each be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by another covenant, by an exception thereto, or be otherwise within the limitations thereof, will not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

5.11           Construction of Guaranty.  Neither this Guaranty nor any uncertainty or ambiguity herein will be construed or resolved against any Bank, whether under any rule of construction or otherwise. On the contrary, this Guaranty has been reviewed by each of the parties and their counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

5.12           Agent.  Where action or participation by Agent is required or permitted hereunder, Agent shall act on behalf of the Banks in the same manner and in accordance with the same terms as are set forth in Section 8 of the Credit Agreement, particularly to take or refrain from taking any action, and to exercise or refrain from the exercise of any power, as is required or permitted by the Banks to be taken under the provisions of this Guaranty, together with such other powers as are reasonably incidental thereto, subject only to the express limitations of this

7

Guaranty. In performing its function and duties under this Guaranty, Agent will act solely as an agent of Banks and assumes no obligation towards or relationship of agency or trust with Guarantor. Agent may perform any of its duties under this Guaranty by or through its agents or employees.

5.13            Complete Agreement.  This Guaranty and the other agreements referred to herein or by their terms referring hereto, is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

5.14           Equitable Relief.  Guarantor recognizes that, in the event Guarantor fails to perform, observe or discharge any of its obligations under this Guaranty, any remedy at law may prove to be inadequate relief to the Banks; therefore, Guarantor agrees that the Banks will be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

5.15           Choice of Law.  The validity of this Guaranty, its construction, interpretation and enforcement and the rights of the parties hereto will be determined under, governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law.

5.16           Venue; Jurisdiction.  The parties agree that all actions or proceedings arising in connection with this Guaranty will be tried and litigated only in the federal courts of  the United States of the Eastern District of Michigan. Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Guarantor irrevocably consents to the service of process out of any such courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Guarantor, at its address set forth for notices in the Credit Agreement, such service to become effective ten (l0) days after such mailing. Nothing herein will affect the right of any Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Guarantor in any other jurisdiction. Guarantor irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 5.16.

5.17           Other Waivers.  Guarantor hereby waives, to the extent permitted by applicable law, in connection with a "claim and delivery" action by any Bank or Agent on any Bank's behalf pursuant to Michigan Court Rule 3.105, the right to request that a court require the Agent or any Bank to post a bond pursuant to Michigan Court Rule 3.105(E)(4)(c)(i).

       5.18    Waivers Voluntary. The waivers contained in this Guaranty are freely, knowingly and voluntarily given by each party, without any duress or coercion, after each party has had opportunity to consult with its counsel and has carefully and completely read all of the terms and provisions of this Guaranty, specifically including the waivers contained in this Section 5.  Neither the Banks nor Guarantor will be deemed to have relinquished the waivers contained herein except by a writing signed by the party to be charged with having relinquished any such Waiver.

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5.19           Waiver of July Trial.  Banks and Guarantor acknowledge and agree that there may be a constitutional right to a jury trial in connection with any claim, dispute or lawsuit arising between them, but that such night may be waived. Accordingly, the parties agree that notwithstanding such constitutional right, in this commercial matter the parties believe and agree that it will be in their best interest to waive such right, and accordingly, hereby waive such right to jury trial, and further agree that the best forum for hearing any claim, dispute or lawsuit, if any, arising in connection with this Guaranty or the relationship between the Banks and Guarantor, will be a court of competent jurisdiction sitting without a jury.

GUARANTOR ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND GUARANTOR ACKNOWLEDGES ANTI AGREES THAT (a) EACH OF THE WAIVERS SET FORTH HEREIN, WERE KNOWINGLY AND VOLUNTARILY MADE; (b) THE OBLIGATIONS OF THE BANKS HEREUNDER WILL BE STRICTLY CONSTRUED AND WILL BE EXPRESSLY SUBJECT TO GUARANTOR'S COMPLIANCE IN ALL RESPECTS WITH THE TERMS AND CONDITIONS HEREIN SET FORTH; AND (c) NO REPRESENTATIVE OF ANY BANK HAS WAIVED OR MODIFIED ANY OF THE PROVISIONS OF THIS GUARANTY AS OF THE DATE HEREOF AND NO SUCH WAIVER OR MODIFICATION FOLLOWING THE DATE HEREOF WILL BE EFFECTIVE UNLESS MADE IN ACCORDANCE WITH SECTION 5.2 HEREOF.

5.19           Release.  Upon the sale or liquidation of any Guarantor permitted under the Credit Agreement or otherwise expressly approved by the Requisite Banks, such Guarantor shall be automatically released from any further liability under this Guaranty, provided that no Event of Default and no event that would become an Event of Default with the passage of time and/or the giving of notice exists at the time of, or immediately after giving effect to, such sale or liquidation.

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IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be executed and delivered as of the date first hereinabove set forth.

"GUARANTORS":

WTC HOLDING COMPANY

By: ________________________
James H. Rourke, President

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____________________________
Gary C. Wilkerson as Vice President –Legal
for each of the following Guarantors:

B&K Industries, Inc.
Itawamba Industrial Gas Company, Inc.
Micro Gauge, Inc.
MicroGauge Machining, Inc.
Mueller Brass Co.
Mueller Brass Forging Company, Inc.
Mueller Casting Company, Inc.
Mueller Copper Fittings Company, Inc.
Mueller Copper Tube Company, Inc.
Mueller Copper Tube Products, Inc.
Mueller East, Inc.
Mueller Fittings Company, Inc.
Mueller Formed Tube Company, Inc.
Mueller Impacts Company, Inc.
Mueller Industrial Realty Co.
Mueller Line Set, Inc.
Mueller Plastics Corporation, Inc.
Mueller Plastics Holding Company, Inc.
Mueller Press Company, Inc.
Mueller Refrigeration Company, Inc.
Mueller Refrigeration Products Company, Inc.
Mueller Streamline Co.
Overstreet-Hughes Co., Inc.
WTC Holding Company

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Accepted:

"AGENT"

LASALLE BANK MIDWEST NATIONAL ASSOCIATION, As Agent on behalf of all of the Banks

By:___________________________________

Its:___________________________________

12

EXHIBIT 5.3.4

Compliance Certificate Pursuant
to Section 5.3.4 of Amended and Restated Credit Agreement
dated as of December I, 2006 ("Credit Agreement")

LASALLE BANK MIDWEST NATIONAL ASSOCIATION, as Agent
800 Military Street
Port Huron, Michigan 48060
Attention: Joseph A. Vito

The undersigned, being the Chief Financial Officer of Mueller Industries, Inc. (the "Borrower"), hereby certifies on behalf of Borrower to Agent that:

(1)           The representations and warranties contained in Section 4 of the Credit Agreement and, to the best of its knowledge after due inquiry, each other Loan Document (as defined in the Credit Agreement) are true and correct in all material respects as of this date.

(2)           No event of default and no event which might become such an event of default after the lapse of time or the giving of notice and the lapse of time under the Credit Agreement and, to the best of its knowledge after due inquiry, under the other Loan Documents, has occurred and is continuing.

(3)           Borrower is in compliance with all of the terms and conditions of the Credit Agreement, as of the date hereof.

(4)           Except as set forth on Schedule IA to this Certificate, there has been no change that, taken as a whole, has a materially adverse effect on the business, operations, properties or condition (financial or otherwise) of Borrower or any Subsidiary', since the date of the last financial statements of Borrower delivered to Agent.

(5)           Attached hereto is a complete and accurate calculation for each of the financial covenants set forth in the Credit Agreement.

_______________________________
(Title)

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EXHIBIT 6.3
FUNDAMENTAL SUBSIDIARIES

Mueller Brass Co.
Mueller Casting Company, Inc.
Mueller Copper Fittings Company, Inc.
Mueller Copper Tube Company, Inc.
Mueller Copper Tube Products, Inc.
Mueller Fittings Company, Inc.
Mueller Industrial Realty Co.
Mueller Plastics Corporation, Inc.
Mueller Refrigeration Company, Inc.

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EXHIBIT 8.2.3
WIRING INSTRUCTIONS

As provided to the Agent in writing by each Bank

1

EXHIBIT 8.13.1
ASSIGNMENT AGREEMENT

This Assignment Agreement (this "Assignment Agreement") between ____________________ (the "Assignor") and _____________________ (the "Assignee") is dated as of , 200_. The parties hereto agree as follows:

1.           PRELIMINARY STATEMENT.  The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1").   Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.           ASSIGNMENT AND ASSUMPTION.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of the Aggregate Commitment Amount and all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3.           EFFECTIVE DATE.  The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Agent. In no event will the Effective Date occur If the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

4.           PAYMENT OBLIGATIONS.  In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Agent which relate to the portion of the Commitment or Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5.           RECORDATION FEE.  The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.

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6.           REPRESENTATIONS OF THE ASSIGNOR, LIMITATIONS ON THE ASSIGNOR'S LIABILITY.  The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

7.           REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE.  The Assignee confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's nonperformance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

2

8.      GOVERNING LAW. This Assignment Agreement shall be governed by the  internal law, and not the law of conflicts, of the State of Michigan.

9.     NOTICES.  Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

10.           COUNTERPARTS; DELIVERY BY FACSIMILE.  This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule I hereto as of the date first above written.

3

SCHEDULE 1
to Assignment Agreement

1.           Description and Date of Credit Agreement: Credit Agreement dated as of December 1, 2006 among each of the lenders party thereto, LASALLE BANK MIDWEST NATIONAL ASSOCIATION, as agent and Mueller Industries, Inc., a Delaware corporation, as Borrower

2.           Date of Assignment Agreement:                                                                ___________, 200_

3.           Amounts (As of Date of Item 2 above):

a.           Assignee's percentage of
Aggregate Commitment Amount purchased
under the Assignment
Agreement*                                                                ______________%

b.           Amount of Assignor's Commitment
purchased under the Assignment
Agreement                                                                $_______________

4.           Assignee's Commitment
Commitment (or Advances of the Commitment has been terminated)
purchased hereunder:                                                                           $_______________

5.           Proposed Effective Date:                                                                ________________

6.           Non-standard Recordation Fee
Arrangement                                                                           N/A**
[Assignor/Assignee
to pay 100% of fee]

Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:___________________________	By:___________________________
Title:__________________________	Title:__________________________

4

ACCEPTED AND CONSENTED TO BY
MUELLER INDUSTRIES, INC.***

By: _________________________
Title: ________________________

ACCEPTED AND CONSENTED TO BY
LASALLE BANK MIDWEST NATIONAL ASSOCIATION, as Agent ***

By: _________________________
Title: ________________________

* Percentage taken to 10 decimal places
** If fee is split 50-50, pick N/A as option
*** Delete if not required by Credit Agreement

5

SCHEDULE 1.1(a)

PERMITTED LIENS

Liens created by funding custodial accounts under IRB financing by Restricted Subsidiaries. (In Mueller's outstanding Mississippi IRB financing, Subsidiaries have the right to cure defaults or events of default under such IRB financing by depositing case or government obligations into a custodial account sufficient to pay off the outstanding principal and interest on the bonds. This feature was designed to ensure that Mueller could keep the debt outstanding and realize the underlying tax benefits inherent in such financing.)

Liens granted by Subsidiaries in favor of their direct parent company in connection with inter-company loans.

Liens created by Non-U.S. Subsidiaries in the ordinary course of business consistent with past practice and which do not secure any Indebtedness.

SCHEDULE 1.1(B)
SUBSIDIARIES
See attached

Schedule 1.1(b)  MUELLER INDUSTRIES, INC.  Draft 10/24/2006
Subsidiary list

Subsidiary*	State or Country of Domestication
Arava National Resources Company, Inc.	Delaware
Amwest Exploration Company	Delaware
Arava Exploration Company	Colorado
Kennet Ltd.	Bermuda
Richmond-Eureka Mining Company (1)	Maine
Ruby Hill Mining Company (2)	Nevada
Summit Systems, Inc.	Delaware
USSRAM Exploration Company	Maine
White Knob Mining Company	Idaho
Bayard Mining Corp.	Delaware
Canco Oil & Gas Ltd.	Canada
Aegis Oil & Gas Leasing Ltd.	Canada
Mining Remedial Recovery Co.	Delaware
Carpentertown Coal & Coke Company	Pennsylvania
Leon Water Enterprises, Inc. (3)	Texas
U.S.S. Lead Refinery, Inc.	Maine
United States Fuel Company	Nevada
King Coal Company	Utah
Washington Mining Company	Maine
B&K Industries, Inc.	Illinois
DENO Holding Company, Inc.	Michigan
DENO Acquisition EURL	France
Mueller Europe, S.A. (4)	France
DENO Investment Company, Inc.	Michigan
Mueller de Mexico, S.A. de C.V. (5)	Mexico
DENO Investment Company II, Inc.	Michigan
Macomber, Incorporated	Ohio
Macomber Building and Land Corporation	Delaware
Macomber Construction Company	Ohio
MII Financial Corporation	Michigan
Mueller Streamline II, LLC	Delaware
Changzhou Mueller Refrigeration Products Co., Ltd. (6)	China
Mueller Streamline China, LLC [d/b/a Mueller Delaware]	Delaware
JiangSu Mueller-Xingrong Copper Industries, Ltd. (7)	China
Mueller Streamline Holding, S.L.U.	Spain
WTC Hold Co I, LLC	Delaware
Mueller Comercial de Mexico S. de R.L. de C.V. (8)	Mexico
NICNA Mexico S. de R.L. de C.V. (9)	Mexico
NICNA Mexico Comercial S. de R.L. de C.V. (9)	Mexico
NICNA Mexico Maquinaria S. de R.L. de C.V. (9)	Mexico
NICNA Mexico Proyvectos S. de R.L. de C.V. (9)	Mexico
NICNA Mexico Servicios S. de R.L. de C.V. (9)	Mexico

Schedule 1.1(b)  MUELLER INDUSTRIES, INC.  Draft 10/24/2006
Subsidiary list

Subsidiary*	State or Country of Domestication
WTC HoldCo II, LLC	Delaware
Mueller Streamline Trading, LLC	Delaware
Mueller Brass Co. [d/b/a Mueller Brass Products]	Michigan
Itawamba Industrial Gas Company, Inc.	Mississippi
Micro Gauge, Inc.	Michigan
Microgauge Machining, Inc.	Michigan
Mueller Brass Forging Company, Inc.	Delaware
Mueller Casting Company, Inc.	Delaware
Mueller Copper Fittings Company, Inc.	Delaware
Mueller Fittings Company, Inc.	Michigan
Mueller Copper Tube Company, Inc.	Delaware
Mueller East, Inc.	Delaware
Mueller Formed Tube, Inc.	Delaware
Mueller Impacts Company, Inc.	Delaware
Mueller Industrial Realty Co.	Michigan
Mueller Line Set, Inc.	Delaware
Mueller Plastics Holding Company, Inc.	Ohio
MPC Foundry, Inc.	Delaware
MPC Machine Shop, Inc.	Delaware
Mueller Plastics Corporation, Inc.	Delaware
Mueller Press Company, Inc.	Mississippi
Mueller Refrigeration Holding Co., Inc.	Delaware
Mueller Refrigeration Products Company, Inc.	Delaware
Mueller Refrigeration Company, Inc.	Michigan
Mueller LBHC, Inc.	Delaware
Lincoln Brass Works, Inc. [d/b/a Mueller Gas Products]	Michigan
Overstreet-Hughes Co., Inc.	Tennessee
Mueller Streamline Co.	Delaware
Precision Tube Company, Inc.	Pennsylvania
Southland Pipe Nipples Company, Inc.	Texas
Mueller Tool and Machine, Inc.	Delaware
Propipe Technologies, Inc. [d/b/a Mueller Gas Products]	Ohio
Streamline Copper & Brass, Ltd.	Canada
Mueller Copper Tube Products, Inc.	Delaware
WTC Holding Company	Michigan
Mueller Europe Limited	United Kingdom
KX Company Limited	United Kingdom
Brassware Sales Limited	United Kingdom
Instox Limited	United Kingdom
Vemco Brasscapri, Ltd.	United Kingdom
Brasscapri, Ltd.	United Kingdom
Primaflow Limited	United Kingdom

Schedule 1.1(b)  MUELLER INDUSTRIES, INC.  Draft 10/24/2006
Subsidiary list

* All subsidiaries are owned 100% except as footnoted.
(1) 80.89% owned by Amwest Exploration Company; non-affiliated individuals (third parties) hold 19.11%.
(2) 75% owned by Richmond-Eureka Mining Company and 25% owned by Silver Eureka Corp., a nonaffiliated entity.
(3) 50% owned by Mining Remedial Recovery Co. and ________________
(4) On March 3, 2003, Mueller Europe S.A. (formerly Desnoyers) filed a petition for liquidation with the
Commercial Court of Provins Province, France, and, on March 4, the Court declared the entity to be in liquidation. Less than 1% of the outstanding common stock of Mueller Europe S.A. is owned by non-affiliated individuals (third parties).
(5) 99.9% owned by DENO Investment Company, Inc. and .1% owned by Mueller Streamline Co.
(6) 95% owned by Mueller Streamline II, LLC and 5% owned by Mueller Streamline Holding, S.L.U.
(7) 45.5% owned by Mueller Streamline China, LLC and 5% owned by Mueller Streamline Holding, S.L.U.
Two nonaffiliated joint venture partners, Jiangsu Xingrong Hi-Tech Co., Ltd. and Jiangsu Baiyang Industries, Ltd.,
own 29.93% and 19.57%, respectively.
(8) 51.7% owned by Mueller Streamline Holding, S.L.U. and 48.3% owned by WTC HoldCo I, LLC.
(9) Less than 1% of the outstanding common stock is owned by WTC HoldCo I, LLC

SCHEDULE 3.3.9

INSURANCE POLICIES

Dated as of November 27, 2006
Aviation Hull & Liability:

Carrier:  USAIG
Policy Term:  04/01/06 – 04/01/07

$12,490,000 physical damage; $150 million each occurrence liability for company plane.  No deductible.

Aviation Products Liability

Carrier:  USAIG
Policy Term:  04/01/06 – 04/01/07

$100 million per occurrence/aggregate coverage for products and completed operations; $100 million per occurrence/aggregate coverage for grounding; $100 million per occurrence/aggregate for spacecraft; $100 million per occurrence/aggregate for launch vehicle.  $50 million per occurrence/aggregate for war, hi-jacking and other perils limited write-back endorsement.  No deductible.

Boat

Carrier:  Federal Insurance Company
Policy Term:  02/15/06 - 02/15/07

$2 million liability and $1,490,000 physical damage on company boat.

Business Auto Liability

Carrier:  Zurich Insurance Company
Policy Term:  04/01/06 - 04/01/07

Liability coverage of $1 million combined single limit with $250,000 deductible for scheduled vehicles.  Vehicles are self-insured for physical damage.

Business Automobile - UK

Carrier:  Allianz Cornhill
Policy Term:  04/01/06 - 04/01/07

Comprehensive cover for any motor vehicle owned, hired, leased or borrowed with unlimited limits of indemnity for passenger/manslaughter defense; third-party property damage limits: ≤20,000,000 private cars, ≤5,000,000 all other vehicles.  Unlimited limits for death or bodily injury.

Commercial Crime - Primary

Carrier:  AIG
Policy Term:  12/21/06 – 12/21/07

Policy limits of $5 million subject to a deductible of $100,000 per occurrence.

Excess Commercial Crime – 2nd Layer

Carrier:  Zurich Insurance Company
Policy Term:  12/21/06 – 12/21/07

Limits of $5 million excess of $5 million underlying.

Directors and Officers Liability – Primary

Carrier:  National Union Fire Insurance Company
Policy Term:  12/21/06 – 12/21/07

Limits of $10 million aggregate for all loss with $1,000,000 deductible.

Excess Directors and Officers Liability – 2nd Layer

Carrier:  Continental Casualty Company
Policy Term:  12/21/06 – 12/21/07

$10 million excess of $10 million underlying.

Excess Directors and Officers Liability – 3rd Layer

Carrier:  Federal Insurance Company (Chubb)
Policy Term: 12/21/06 – 12/21/07

$10 million excess of $20 million underlying.

Excess Directors and Officers Liability – 4th Layer

Carrier:  Twin City Fire Insurance Company
Policy Term: 12/21/06 – 12/21/07
$10 million excess of $30 million underlying.

Excess Directors and Officers Liability – 5th Layer

Carrier:  US Specialty Insurance Company
Policy Term: 12/21/06 – 12/21/07
$10 million excess of $40 million underlying.

Side A Directors & Officers with Difference in Conditions (DIC)

Carrier:  Federal Insurance Company
Polity Term:  12/21/06 – 12/21/07
$10 million excess $50 million non-rescindable excess Side A with DIC feature.

Employer’s Liability – UK

Carrier:  Zurich Insurance Company
Policy Term:  04/01/06 – 04/01/07
£10 million any one occurrence; no deductible.

Employment Practices Liability – Primary

Carrier:  National Union Fire Insurance Co.
Policy Term:  04/01/06 - 04/01/07
$10 million limits of coverage with $1,000,000 deductible.

Employment Practices Liability – Excess

Carrier: Twin City Fire Insurance co.
Policy Term:  04/01/06 - 04/01/07
$5 million limits excess of $10 million underlying.

Fiduciary Liability

Carrier:  Federal Insurance Company (Chubb)
Policy Term:  12/21/06 – 12/21/07
$10 million limits of coverage with $50,000 deductible.

Foreign Excess /DIC Liability (Master)

Carrier:  Zurich Insurance Company
Policy Term:  04/01/06 - 04/01/07
$1 million per occurrence; $5 million general aggregate; $1 million products/completed operations aggregate General Liability; $1 million each employee/aggregate Employee Benefits (claims-made); $1 million each accident Automobile Liability; $1 million bodily injury each accident/$1 million bodily injury policy limit/$1million bodily injury each employee Employer’s Liability; $50,000 per occurrence deductible.

Foreign General Liability (Local - UK)

Carrier:  Zurich Insurance Company
Policy Term:  04/01/06 - 04/01/07

$1 million each occurrence/aggregate, subject to $50,000 per occurrence deductible.

Foreign General Liability (Local - Mexico)

Carrier:  Zurich Insurance Company
Policy Term:  04/01/06 - 04/01/07

$1 million each occurrence/aggregate, subject to $50,000 per occurrence deductible.

General Liability

Carrier:  Zurich Insurance Company
Policy Term: 04/01/06 - 04/01/07

Limits of $750,000 per occurrence/$5,000,000 general aggregate; $2 million products/completed operations aggregate, subject to $250,000 self-insured retention per occurrence.

General Liability – Canada

Carrier:  Zurich Insurance Company
Policy Term: 04/01/06 - 04/01/07

$750,000 per occurrence/$5 million general aggregate/$2 million products/completed operations aggregate subject to $250,000 deductible per occurrence.

Ocean Cargo

Carrier:  Fireman's Fund Insurance Company
Policy Term:  Continuous until cancelled

Coverage on imported/exported goods with $1 million limits; $5,000 deductible per occurrence.

Property

Carrier:  FM Global
Policy Term:  06/30/06 – 06/30/07

Blanket coverage on Real and Personal Property and Business Interruption, subject to $250,000 deductible, except $500,000 for Fulton, MS Tube; Wynne, AR Tube; Bilston, UK; and Port Huron, MI.

Property (Flood)

Carrier:  Fidelity National Property and Casualty (Federal Flood Program)
Policy Term:  08/01/06 – 08/01/07

$500,000 building/contents per building Flood coverage for Wynne, AR; $5,000 deductible.

Property – Mexico

Carrier:  Zurich
Policy Term:  12/15/05 – 12/15/06

All risk including fire, earthquake, flood, business interruption, premises liability and theft.  Deductibe 2% over value of the damaged structure and contents.

Ocean and Land Transit – Mexico

Carrier:  Zurich
Policy Term:  12/15/05 – 12/15/06

Policy limits of $150,000 and coverage for 4 to 5 shipments up to $2,000,000 (shipments must be reported to carrier).  Deductible:  25% over the total shipment value for total and partial theft; 5% over the total shipment value for other risks.

Special Coverage

Carrier: The Federal Insurance Company (Chubb)
Policy Term:  06/07/07 – 06/07/07

$5 million Kidnap/Ransom & Extortion Coverage; $5 million Delivery Coverage;  $5 million Expense Coverage; $5 million Legal Liability Coverage; $5 million Political Threat Coverage; no deductible.

Umbrella/Excess Liability – Primary

Carrier:  St. Paul Surplus
Policy Term:  04/01/06 - 04/01/07

$25 million per occurrence/aggregate limit of liability, excess of the following coverages:  general liability, foreign liability, employers’ liability, railroad liability, automobile liability, employment practices liability.  Aviation products liability is excluded.

Excess Liability (2nd layer)

Carrier:  Great American Assurance Co.
Policy Term:  04/01/06 - 04/01/07

$25 million excess of $25 million underlying.

Excess Liability (3rd layer)

Carrier:  Liberty Insurance Underwriters
Policy Term:  04/01/06 - 04/01/07

$50 million excess of $50 million underlying.

Workers' Compensation & Employer's Liability

Carrier:  Zurich Insurance Company
Policy Term:  04/01/06 - 04/01/07

Statutory benefits with $1,000,000 employers’ liability coverage subject to $500,000 retention each accident.  All operations are covered for workers’ compensation under this policy except Ohio.

Workers' Compensation - Ohio Excess

Carrier:  Zurich Insurance Company
Policy Term:  04/01/06 - 04/01/07

Statutory benefits.  $750,000 excess of $250,000 self-insured retention.  Propipe Technologies excluded.

SCHEDULE 3.6

EXISTING LETTERS OF CREDIT

Reference No.	Beneficiary	Expires	Amount

LC 450475	Zurich American	04/01/2007	$423,000

LC450482	UMWA	01/04/2008	$1,994,661

LC450488	Employers Reinsurance Corp.	09/17/2007	$250,000

LC450502	Travelers Indemnity	03/31/2007	$7,904,562

LC452645	Washington Intl. Insurance	12/31/2007	$260,000

EXHIBIT 4.5

LEGAL PROCEEDINGS

The Borrower (“Company”) is involved in certain litigation as a result of claims that arose in the ordinary course of business, which management believes will not have a material adverse effect on the Company’s financial position or results of operations.  Additionally, the Company may realize the benefit of legal claims and litigation in the future; these gain contingencies are not recognized in the Condensed Consolidated Financial Statements.

Copper Tube Antitrust Litigation

Beginning in September 2004, the Company has been named as a defendant in several purported class action complaints brought by direct and indirect purchasers alleging anticompetitive activities with respect to the sale of copper tubes in the United States (the Copper Tube Actions).  Two such purported class actions were filed in the United States District Court for the Western District of Tennessee (the Federal Actions).  One such action has been dismissed.  The remaining Copper Tube Actions were filed in state courts in Tennessee, California and Massachusetts.

Certain of the Copper Tube Actions purport to address the sale of copper plumbing tube in particular.  Plaintiffs’ motions to consolidate the Federal Actions and the actions pending in California state court, respectively, have been granted.  All of the Copper Tube Actions, which are similar, seek monetary and other relief.

Wholly owned Company subsidiaries, WTC Holding Company, Inc., Deno Holding Company, Inc., and Mueller Europe Ltd. (Mueller Europe), are named in all of the Copper Tube Actions, and Deno Acquisition Eurl is named in two of the Copper Tube Actions.  The claims against WTC Holding Company, Inc. and Deno Holding Company Inc. have been dismissed without prejudice in the Copper Tube Actions pending in California and Massachusetts state courts.

In September 2006, the Federal Actions were dismissed as to Mueller Europe for lack of personal jurisdiction.  Plaintiffs have filed a motion for reconsideration of the dismissal of Mueller Europe.  In October 2006, the Federal Actions were dismissed in their entirety for lack of subject matter jurisdiction as to all defendants.  The time to file a notice of appeal from the dismissal for lack of subject matter jurisdiction has not yet expired.

The Company’s demurrer to the complaint and the Company’s motion to dismiss for failure to state a claim are pending in the state court actions filed in California and Tennessee, respectively.  The Company has not yet been required to respond to the complaint in the action pending in Massachusetts state court.  Mueller Europe has not yet been required to respond to the complaints in any of the state court actions pending in Tennessee, California or Massachusetts.

The Company believes that the claims for relief in the Copper Tube Actions are without merit and intends to defend the Copper Tube Actions vigorously.

In March 2006, the Company and Mueller Europe were named in a complaint brought by Carrier Corporation, Carrier S.A., and Carrier Italia S.p.A. alleging anticompetitive activities with respect to the sale of copper tubes used in the manufacturing of air-conditioning and refrigeration units (ACR copper tubes) in the United States and elsewhere (the Carrier Action).  The Carrier Action was filed in United States District Court for the Western District of Tennessee.

In addition, beginning in April 2006, the Company has been named as a defendant in several purported class action lawsuits brought by direct and indirect purchasers alleging anticompetitive activities with respect to the sale of ACR copper tubes in the United States and elsewhere (the ACR Class Actions, and with the Carrier Action, the ACR Actions). Two of the ACR Class Actions were filed in the United States District Court for the Northern District of California.  Five of the ACR Class Actions (two of which have been consolidated to become the “Indirect ACR Class Actions” and three of which have been consolidated to become the “Direct ACR Class Actions”) were filed in the United States District Court for the Western District of Tennessee.

Mueller Europe and the Company are named in all of the ACR Actions.  WTC Holding Company, Inc., Deno Holding Company, Inc., and Deno Acquisition Eurl are named in one of the ACR Class Actions filed in the United States District Court for the Northern District of California.  Motions to dismiss by the Company and by Mueller Europe are pending in the Carrier Action and in the Direct ACR Class Actions.  No defendant has yet been served with the consolidated complaint in the Indirect ACR Class Actions.  The Company, Mueller Europe, WTC Holding Company, Inc., and Deno Holding Company, Inc. have been served, but not yet required to respond, in one of the ACR Class Actions filed in the United States District Court for the Northern District of California.  The Company, but not Mueller Europe, has been served in the second of the ACR Class Actions filed in the United States District Court for the Northern District of California, but has not yet been required to respond.

The Company believes that the claims for relief in the ACR Actions are without merit and intends to defend the ACR Actions vigorously.

Copper Price Manipulation Litigation

Two of the Company’s subsidiaries, Mueller Copper Tube Products Inc. and Mueller Copper Tube Company Inc., brought a lawsuit (the Price Manipulation Action) against J.P. Morgan Chase & Co. and Morgan Guaranty Trust Company of New York (collectively Morgan) to recover damages the Company believes it suffered on first purchases of copper cathode resulting from an alleged conspiracy to manipulate the price of copper cathode by Morgan (and certain of its predecessors and affiliates) and others in violation of the federal antitrust laws. The lawsuit was filed on June 12, 2003, in the U.S. District Court for the Western

District of Wisconsin.  The Company’s lawsuit was consolidated with those of certain other first purchasers of copper cathode and rod under the name In re Copper Antitrust Litigation.  Although the Price Manipulation Action was dismissed by the district court on March 2, 2004, as barred by the statute of limitations, the U.S. Court of Appeals for the Seventh Circuit, on February 6, 2006, reversed the district court’s decision in part and remanded the Price Manipulation Action for further proceedings in the district court.  Although the Company is unable to predict the likely outcome of the Price Manipulation Action at this time, the Company is prosecuting the case vigorously, and intends to continue to do so in the future.

Canadian Dumping and Countervail Investigation

In June 2006, the Canada Border Services Agency (CBSA) initiated an investigation into the alleged dumping of copper pipe fittings from the United States and from South Korea and the dumping and subsidizing of these same goods from China.  The Company and certain affiliated companies were identified by the CBSA as possible U.S. exporters and importers of these goods and requested to provide information to Canadian authorities.

The Company responded to the CBSA’s requests for information in the investigation and will supply additional data as may be available.  The CBSA issued its Preliminary Determination on October 20, 2006, estimating margins of dumping for these goods.  Shipments of the subject goods into Canada on or after October 20th will bear these significant duties until a final determination is made on or about January 18, 2007.  The Company does not anticipate any material adverse effect on its financial condition as a result of the Preliminary Determination by the CBSA.

Other Matters

The Company is aware of an investigation of competition in markets in which it participates, or has participated in the past, in Canada.  The Company does not anticipate any material adverse effect on its business or financial condition as a result of that investigation.

On September 22, 2005, the European Commission adopted a statement alleging infringements in Europe of competition rules by manufacturers of copper fittings including the Company and a business in England that it acquired in 1997.  The Company took the lead in bringing these copper-fitting issues to the attention of the European Commission and has fully cooperated in the resulting investigation from its inception.  On September 20, 2006, the European Commission adopted its copper-fittings decision, finding infringements in Europe of competition rules by various companies, including the Company and certain of its subsidiaries, and imposing fines on various companies.  Neither the Company nor its subsidiaries were assessed any fines.

EXHIBIT 4.7.3

TRADEMARK OPPOSITIONS

United States - Mueller Industries, Inc. has filed extensions of time to oppose registration of the mark MUELLER WATER PRODUCTS owned by Mueller Water Products, Inc.  However, no contested proceedings have been filed by a third party against any applications or registrations owned by Mueller Industries, Inc.

Canada - Mueller Industries, Inc. has filed cancellation actions against Mueller International registrations for the marks MUELLER, MUELLER HP, and MUELLER 110.  In addition, Mueller Industries, Inc. has filed an opposition against Mueller International's application to register MUELLER FLOW CONTROL & Design.  However, no contested proceedings have been filed by a third party against any applications or registrations owned by Mueller Industries, Inc.

Mexico – Mueller Industries, Inc. is in the process of obtaining trademark registrations for the MUELLER mark in Mexico.  No contested proceedings have been filed by a third party against any applications or registrations owned by Mueller Industries, Inc.

SCHEDULE 4.9

ERISA DISCLOSURES

Reportable Events within ERISA:

Terminated Plans:  None

Merged Plans:

Effective July 1, 2006 the net assets of the Overstreet Hughes Company 401(k) Plan was merged into the Mueller Industries, Inc. 401(k) Plan.

Prohibited Transactions within ERISA:  None

EXHIBIT 4.10

ENVIRONMENTAL MATTERS

Compliance with environmental laws and regulations is a matter of high priority for the Company.  Mueller Industries, Inc.’s provision for environmental compliance related to non-operating properties was $0.6 million in 2005, $1.0 million in 2004, and $1.2 million in 2003.  Environmental costs related to operating properties are classified as cost of goods sold and is not significant.  Other than as discussed below, the Company is not involved in any Superfund sites other than as one of numerous potentially responsible parties (PRPs) in which cases management believes that any obligation would be insignificant.  Except as discussed below, the Company does not anticipate that it will need to make material expenditures for such compliance activities during the remainder of the 2006 fiscal year, or for the next two fiscal years.

Mining Remedial Recovery Company

Mining Remedial Recovery Company (MRRC), a wholly owned subsidiary, was formed for the purpose of managing the remediation of certain properties and the appropriate disposition thereof.  These properties and related obligations were transferred to MRRC as part of a court-ordered bankruptcy reorganization in 1990.  MRRC was the owner of property at a Superfund site in Midvale, Utah, but the Company’s obligation to contribute to remediation was resolved by a settlement with the Government in 1990.  This property was sold during 2004.

Mammoth Mine Site

MRRC owns certain inactive mines in Shasta County, California.  MRRC has continued a program, begun in the late 1980s, of sealing mine portals with concrete plugs in mine adits which were discharging water.  The sealing program has achieved a reduction in the metal load in discharges from these adits; however, additional reductions are required pursuant to an order issued by the California Regional Water Quality Control Board (QCB).  In response to a 1996 Order issued by the QCB, MRRC completed a feasibility study in 1997 describing measures designed to mitigate the effects of acid rock drainage.  In December 1998, the QCB modified the 1996 order extending MRRC’s time to comply with water quality standards.  In September 2002, the QCB adopted a new order requiring MRRC to adopt Best Management Practices (BMP) to control discharges of acid mine drainage.  The new order extends the time to comply with water quality standards until September 2007.  MRRC has agreed to implement BMP to reduce or prevent the discharge of acid mine drainage until such point as compliance with the order is achieved or, through the Use Attainability Analysis process, the designated beneficial uses of the respective watercourses are modified, allowing for the adoption of alternative receiving water limits.  At this site, MRRC spent approximately $0.3 million in 2005, and estimates it will spend between approximately $0.3 and $0.8 million annually over the next ten years.  Future expenditures beyond a ten-year horizon are not reasonably estimable or foreseeable.

U.S.S. Lead

In 1991, U.S.S. Lead Refinery, Inc., a wholly owned subsidiary (Lead Refinery), responded to an information request from the EPA under Superfund for information on whether Lead Refinery arranged for the disposal of hazardous substances in the vicinity of the Grand Calumet River/Indiana Harbor Ship Canal.  By letter dated February 4, 1997, the Indiana Department of Environmental Management notified Lead Refinery that a pre-assessment screening of the Grand Calumet River and the Indiana Harbor Canal conducted pursuant to Superfund had identified releases of hazardous substances from Lead Refinery and other PRPs that had adversely impacted natural resources.  Lead Refinery is in settlement negotiations in an effort to settle its natural resources damages.

In 1991, Lead Refinery also responded to an information request under Superfund regarding a site in East Chicago, Indiana.  In 1992, the EPA advised Lead Refinery of its intent to list the property as a Superfund site; however, to date, the EPA had deferred such listing.  In 1993, Lead Refinery entered into a Consent Order with the EPA pursuant to Section 3008(h) of the Resource Conservation and Recovery Act.  The Consent Order covers remediation activities at the East Chicago, Indiana site and provides for Lead Refinery to complete certain on-site interim remedial activities and studies that extend off-site.  In November 1996, the EPA approved, with modifications, the Interim Stabilization Measures Work plan and designated a Corrective Action Management Unit at the Lead Refinery site.  Site activities, which began in December 1996, have been substantially concluded.  Additionally, Lead Refinery is aware that the EPA is evaluating whether further action in the area near Lead Refinery’s facility should be undertaken.  Lead Refinery, without additional assistance from MRRC, lacks the financial resources needed to complete any additional remediation that may be required.

Lead Refinery has been informed by the former owner and operator of a Superfund site located in Pedricktown, New Jersey that it intends to seek CERCLA response costs for alleged shipments of hazardous substances to the site.  Lead Refinery has executed an agreement regarding that site, which indefinitely extends the statute of limitations.  By letter dated January 26, 1996, Lead Refinery and other PRPs received from the EPA a proposed Administrative Order on Consent to perform the remedial design for operable Unit 1 of the Pedricktown Superfund Site.  Lead Refinery determined not to execute the Administrative Order on Consent based on its lack of ability to finance the clean up or pay response costs incurred by the EPA.  Several other PRPs, however, executed the agreement and are conducting the remedial design.

In October 2003, Lead Refinery received a settlement offer from private settlers of $0.9 million for CERCLA contribution to past and future response costs incurred at the NL/Taracorp Superfund site located in Granite City, Illinois.  Lead

Refinery declined that offer.  In February of 2004, NL Industries, Inc. filed a contribution action against all non-settling PRPs on the EPA’s allocation list, including Lead Refinery, seeking payments of an equitable share of clean-up costs incurred by that corporation.  Lead Refinery has not been served with a complaint and will, if necessary, contest this action.

Other

In connection with acquisitions, the Company established environmental reserves to fund the cost of remediation at sites currently or formerly owned by various acquired entities.  The Company, through its acquired subsidiaries, is engaged in ongoing remediation and site characterization studies.

Mueller Copper Tube Products, Inc.

In 1999, Mueller Copper Tube Products, Inc. (MCTP) commenced a cleanup and remediation of soil and groundwater at its Wynne, Arkansas plant.  MCTP is currently removing trichloroethylene, a cleaning solvent formerly used by MCTP, from the soil and groundwater.  On August 30, 2000, MCTP received approval of its Final Comprehensive Investigation report and Storm Water Drainage Investigation Report addressing the treatment of soils and groundwater, from the Arkansas Department of Environmental Quality.  The Company established a reserve for this project in connection with the acquisition of MCTP in 1998.

Altoona, Kansas Site

By letter dated October 10, 2006, the Kansas Department of Health and Environment (KDHE) advised the Company that environmental contamination has been identified at a former smelter in Altoona, Kansas.  KDHE asserts that the Company is a corporate successor to an entity that is alleged to have owned and operated the smelter from 1915-1918.  KDHE has requested that the Company negotiate a consent order with KDHE to address contamination at the site.  The Company is in the process of evaluating this request.

Schedule 4.13
Indebtedness

Debt Issue		As of October 28, 2006 In $000

Domestic Debt
1997 Series Industrial Revenue Bonds (Casting) due through
2014 with interest at 5.17%		$400

2001 Series Industrial Revenue Bonds (Press) due through
2021 with interest at 6.63%		10,000

6% Subordinated Debentures due November 1, 2014		297,688

Overstreet-Hughes Capitalized Lease Obligations		503

Revolving Credit Facility with LaSalle Bank Midwest
(formerly Standard Federal) and Bank Syndicate	(A)	150,000
Total Domestic		458,591

Wholly Owned Foreign Subsidiaries' Debt
(Non-Guarantors to the Credit Agreement)

Revolving Debt Agreement (Vemco) with interest at
LIBOR + 1.25%	(B)	5,669

Note Payable (Mueller Europe Ltd.) due January 2007
with interest at LIBOR + 1.00% (C)		1,965

Total Wholly Owned Foreign Subsidiaries		7,634

Total		$466,225

Non-Recourse JV Indebtedness
Revolving Credit Facility with Bank Syndicate	(D)	$39,900

(A) Represents maximum borrowings under this agreement. Actual balance as of October 28, 2006 is $0.

(B) Non-Recourse debt to Mueller Industries, Inc. or Restricted Subsidiaries

(C) Note represents a portion of the consideration paid to the sellers of KX Group (Brassware)

(D) Represents maximum borrowings under this agreement in U.S. dollar equivalents (RMB 320 million).
Actual balance as of October 28, 2006 is $16.7 million U.S. dollars with interest at 5.42%.

Schedule 6.2

Existing Liens

See Attached

SCHEDULE 6.2 EXISTING LIENS

Client:	Mueller Industries, Inc.
Date:	November 28, 2006

UCC Search Summary Chart

DEBTOR: Mueller Industries, Inc., A Delaware corporation
1.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Delaware SOS / UCC / Federal Tax	10/30/06	NMHG Financial Services, Inc.	3007617-7 1/10/03	N/A	Equipment lease
2.			Cupertino National Bank c/o Greater Bay Capital	3088096-6 4/4/03	N/A	Equipment lease
3.			NMHG Financial Services, Inc.	3235682-5 9/11/03	N/A	Equipment lease
4.			UC Bancorp	4220483-4 8/5/04	N/A	Equipment lease
5.			Greater Bay Bank N.A.	4352087-3 12/14/04	N/A	Specific equipment described and all proceeds arising or relating to said equipment

DEBTOR: Mueller Brass Co., A Michigan corporation
2.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Michigan SOS / UCC / Federal Tax	11/15/06	City of Port Huron	45440A 10/15/75	Amendment: Secured Party address change. 53253A 10/15/80 Continuation: 53253AA 10/15/80 Continuation: B700825 8/15/85 Continuation: C372478 7/3/1990
Water and Air Pollution Control machinery and equipment, building improvements.  All machinery, equipment and other property acquired by the City of Port Huron, Michigan with proceeds of the Bonds issued by MNBD dated 10/1/75 under the terms of the lease agreement
Filing lapsed: 10/15/1995

DEBTOR: Mueller Brass Co., A Michigan corporation
2.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
2.			Great Lakes Power Lift Hyster Credit Company	D168091 12/03/96	Amendment: Debtor name change from Muller Brass Company, Inc. to Muller Brass Co. D809673 8/22/01 Continuation: D810479 8/24/01	Specific Equipment	Filing will lapse on 12/03/06
3.			Associates Commercial Corporation CitiCapital Commercial Corporation	D769587 5/1/1	Continuation: 2006071577-0 4/20/06 Amendment: 2006073368-9 4/21/06 Change SP from Associates Commercial Corporation to CitiCapital Commercial Corporation	Specific Equipment	Debtor name listed as Muller Brass Products Company

DEBTOR: Mueller Fittings Company, Inc., A Michigan corporation
3.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Michigan SOS / UCC / Federal Tax	11/15/06	No Liens of Record	N/A	N/A	N/A

DEBTOR: Mueller Industrial Realty Co., A Michigan corporation
4.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Michigan SOS / UCC / Federal Tax	11/15/06	No Liens of Record	N/A	N/A	N/A

DEBTOR: Mueller Refrigeration Company, Inc., A Michigan corporation
5.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Michigan SOS / UCC / Federal Tax	11/15/06	No Liens of Record	N/A	N/A	N/A

DEBTOR: WTC Holding Company, A Michigan corporation
6.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Michigan SOS / UCC / Federal Tax	11/15/06	No Liens of Record	N/A	N/A	N/A

DEBTOR: B&K Industries, Inc., A Illinois corporation
7.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Illinois SOS / UCC / Federal Tax	11/16/06	No Liens of Record	N/A	N/A	N/A

DEBTOR: Itawamba Industrial Gas Company, Inc., A Mississippi corporation
8.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Mississippi SOS / UCC / Federal Tax	11/16/06	No Liens of Record	N/A	N/A	N/A

DEBTOR: Mueller Brass Forging Company, Inc., A Delaware corporation
9.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Delaware SOS / UCC / Federal Tax	10/30/06	No Liens of Record	N/A	N/A	N/A

DEBTOR: Mueller Casting Company, Inc., A Delaware corporation
10.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Delaware SOS / UCC / Federal Tax	10/30/06	No Liens of Record	N/A	N/A	N/A

DEBTOR: Mueller Copper Fittings Company, Inc., A Delaware corporation
11.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Delaware SOS / UCC / Federal Tax	10/30/06	Citicapital Commercial Leasing Corporation	6116219-7 4/6/06	N/A	In Lieu Financing Statement: Mississippi SOS File No. 01514602 (4/12/01) Equipment listed as collateral

DEBTOR: Mueller Copper Tube Company, Inc., A Delaware corporation
12.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Delaware SOS / UCC / Federal Tax	10/30/06	De Lage Landen Financial Services Inc.	3295473-6 11/10/03	N/A	Equipment lease under Master Lease Agreement Number 393

DEBTOR: Mueller Copper Tube Products, Inc., A Delaware corporation
13.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Delaware SOS / UCC / Federal Tax	10/30/06	De Lage Landen Financial Services, Inc.	3297726-5 11/12/03	N/A	Equipment lease under Master Lease Agreement Number 400

DEBTOR: Mueller East, Inc., A Delaware corporation
14.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Delaware SOS / UCC / Federal Tax	10/30/06	No Liens of Record	N/A	N/A	N/A

DEBTOR: Mueller Formed Tube Company, Inc., A Delaware corporation
15.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Delaware SOS / UCC / Federal Tax	10/30/06	No Liens of Record	N/A	N/A	N/A

DEBTOR: Mueller Impacts Company, Inc., A Delaware corporation
16.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Delaware SOS / UCC / Federal Tax	10/30/06	Magid Glove & Safety Mfg. Co. LLC.	4087924-9 3/29/04	N/A	All Debtor’s inventory of goods now or hereafter acquired by debtor and financed by secured party. This consists of work gloves, safety clothing and safety products.

DEBTOR: Mueller Line Set, Inc., A Delaware corporation
17.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Delaware SOS / UCC / Federal Tax	10/30/06	No Liens of Record	N/A	N/A	N/A

DEBTOR: Mueller Plastics Corporation, Inc., A Delaware corporation
18.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Delaware SOS / UCC / Federal Tax	10/30/06	Polyone Corporation	4081820-5 3/24/04	Amendment: 4102185-8 4/12/04 Debtor address change	In Lieu Financing Statement: Tennessee SOS File No. D562977 (9/8/99) Consignment goods

DEBTOR: Mueller Refrigeration Products Company, Inc., A Delaware corporation
19.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Delaware SOS / UCC / Federal Tax	10/30/06	CIT Communications Finance Corporation	3000484-9 12/13/02	N/A	Equipment Lease pursuant to Lease No. S101967

DEBTOR: Mueller Streamline Co., A Delaware corporation
20.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Delaware SOS / UCC / Federal Tax	10/30/06	No Liens of Record	N/A	N/A	N/A

DEBTOR: Mueller Plastics Holding Company, Inc., A Ohio corporation
21.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Ohio SOS / UCC / Federal Tax	11/03/06	No Liens of Record	N/A	N/A	N/A

DEBTOR: Mueller Press Company, Inc., A Mississippi corporation
22.	Jurisdiction and Index Searched	Thru Date or Periods Covered	Secured Party	Initial File No. and File Date	Amendments (with File No. and File Date)	Collateral Description	Comments
1.	Mississippi SOS / UCC / Federal Tax	11/16/06	No Liens of Record	N/A	N/A	N/A